As filed with the Securities and Exchange Commission on September 16, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	6035	33-0865080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

One Venture, 3rd Floor
Irvine, California 92618
(949) 585-7500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen H. Gordon
Chairman of the Board and Chief Executive Officer
Commercial Capital Bancorp, Inc.
One Venture, 3rd Floor
Irvine, California 92618
(949) 585-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Kelley Drye & Warren LLP 8000 Towers Crescent Drive Suite 1200 Vienna, Virginia 22182	Stanley F. Farrar, Esq. Sullivan & Cromwell 1888 Century Park East Suite 2100 Los Angeles, California 90067

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value	$60,087,500	$5,529

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2002

Prospectus
Shares

COMMERCIAL CAPITAL BANCORP, INC.

Common Stock

We are Commercial Capital Bancorp, Inc., one of the largest and fastest growing independent banking organizations headquartered in Orange County, California. We are a diversified financial institution holding company that conducts operations through Commercial Capital Bank, FSB, a federally chartered savings bank, Financial Institutional Partners Mortgage Corporation, a commercial mortgage banking company, and ComCap Financial Services, Inc., a registered broker-dealer. We are offering              shares of our common stock in this offering. Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol “CCBI.”

See “Risk Factors” beginning on page 12 for a discussion of factors you should consider before you make your investment decision.

	Per Share	Total
Price to Public	$	$
Underwriting Discount	$	$
Proceeds, before Expenses, to Us	$	$

The underwriters may also purchase up to an additional              shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.

The underwriters expect to deliver the shares against payment in New York, New York, on or about             , 2002.

Sandler O’Neill & Partners, L.P.	Friedman Billings Ramsey

The date of this prospectus is             , 2002.

COMMERCIAL CAPITAL BANCORP, INC.

Selected Quarterly Financial Performance Ratio and Data

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our web site is not part of this prospectus.

Until             , 2003 all dealers that effect transactions of these securities may, whether or not participating in this offering, be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider. You should read the following summary together with the more detailed information set out in this prospectus, including the “Risk Factors” section beginning on page 12 and our financial statements and notes to those financial statements that appear elsewhere in this prospectus.

Unless otherwise stated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase any of the              shares of our common stock subject to that option.

Unless otherwise stated in this prospectus, references to “we,” “our” and “us” refer to Commercial Capital Bancorp, Inc. We conduct our operations through our subsidiaries, Financial Institutional Partners Mortgage Corporation, or FIPMC, Commercial Capital Bank, FSB, or the Bank, and ComCap Financial Services, Inc., or ComCap. From April 1998 through December 22, 2000, all of our operations were carried on by FIPMC, and references to “we,” “our” and “us” refer to FIPMC during such time. After December 22, 2000, Commercial Capital Bancorp became the holding company for FIPMC and the Bank, and, after July 1, 2002, the holding company for ComCap. Please refer to the introductory paragraph to “—Summary Consolidated Financial Information” for more specific information on which of our companies are included at any point in time in the financial data presented in the financial statements, schedules and textual discussion which appear in this prospectus.

Commercial Capital Bancorp, Inc.

We are one of the largest independent banking organizations headquartered in Orange County, California and, based on the percentage growth in our assets on a quarterly basis over the past 24 months, we have been the fastest growing banking organization in Orange County according to data compiled by the Federal Deposit Insurance Corporation, or FDIC. We provide a variety of lending and deposit products and services to middle market commercial businesses, income property real estate investors, related real estate service companies and high net worth individuals and professionals. We conduct our operations through the Bank, a federally chartered savings bank; FIPMC, a commercial mortgage banking company; and ComCap, a registered broker dealer. At June 30, 2002, we had consolidated total assets of $649.1 million, net loans held for investment of $333.9 million, total deposits of $256.2 million and stockholders’ equity of $33.4 million.

We are recognized as one of the leading originators of multi-family residential real estate loans in California, having ranked fourth in the state in originations of such loans for the six months ended June 30, 2002. We originate multi-family residential loans and, to a lesser extent, loans secured by commercial real estate, both for our portfolio as well as for sale for cash on a nonrecourse basis to a network of commercial banks and savings institutions located primarily within California. We offer our clients commercial business loans, select trust and investment services and a variety of deposit products. We also maintain a significant portfolio of securities, consisting primarily of mortgage-backed securities which are insured or guaranteed by U.S. government agencies or government sponsored enterprises, hereinafter referred to as U.S. government agency mortgage-backed securities, both as a means to enhance our returns, as well as to manage our liquidity and capital.

Our History

Our growth and expansion since the formation of FIPMC are the result of our adherence to a business model which was created by our founding stockholders. This business model reflects a systematic and gradual approach toward the establishment of an integrated financial services company that can be summarized in three phases beginning in 1998:

Phase I: April 1998 to December 1999:    Developed multi-family loan origination and secondary market distribution capabilities.

•
Identified attractive market opportunity for multi-family loan originations:    In early 1998, the financial services sector in California experienced significant consolidation. A number of large financial institutions that had been active multi-family residential lenders were acquired and their separate multi-family residential loan origination efforts were curtailed. Our founding stockholders recognized that the $6.0 billion multi-family loan origination market was open to new providers of financing. FIPMC was organized in April 1998 to originate small- to medium-sized, adjustable-rate multi-family residential and commercial real estate loans ranging in size from $500,000 to $5.0 million. In addition, the disruption of the commercial mortgage-backed securities market later that year made it increasingly more difficult for lenders in the market to securitize and sell multi-family residential and commercial real estate loans. As a result, the lenders in the market who relied on securitization as a source of liquidity were originating fewer loans at higher interest rates due to the lack of a secondary market for such loans. Management observed these trends in the market and, in shaping their ongoing business strategy, recognized that there was a tremendous opportunity for originators of small- to medium-sized, adjustable-rate multi-family and commercial real estate loans which were not reliant on securitizations as a source of liquidity.

•
Assembled high quality loan origination team:    The consolidation activity provided us with an opportunity to hire experienced multi-family residential loan originators, underwriters and processors from many of the acquired institutions. Led by David S. DePillo, our Vice Chairman, President and Chief Operating Officer, who had formerly managed the multi-family banking unit of Home Savings of America, along with its real estate development subsidiaries, we hired a number of experienced loan originators, underwriters and processors from the leading multi-family and commercial real estate lending institutions in California. By building FIPMC’s lending unit in this manner, management believes that it was able to quickly and credibly build market share due to the experience, reputation and knowledge of its personnel.

•
Invested in infrastructure sufficient to support up to $2 billion of annual loan origination capability:     Consistent with our long-term growth plans, we initially invested in technology and systems that management believed would be sufficient to support up to $2 billion in annual loan originations. After only 6 months of operations, at December 31, 1998, we were ranked as the eleventh largest multi-family lender in California by dollar volume, having originated a total of $126.5 million of such loans. For the year ended December 31, 2000, FIPMC originated a total of $314.9 million loans and was ranked fifth in California in the origination of multi-family residential real estate loans. From its inception through June 30, 2002, FIPMC originated an aggregate of $1.6 billion of multi-family residential and commercial real estate loans, with $361.0 million having been originated in the six months ended June 30, 2002.

•
Developed unique secondary market distribution system for multi-family residential and commercial real estate loan sales:    Recognizing a growing demand by banks and thrifts located in California for quality, adjustable-rate multi-family and commercial real estate loans, management began developing an alternative secondary market distribution system by building upon our existing relationships with numerous financial institutions primarily based in California to whom we began selling our originations on a loan-by-loan basis. In addition to the loan underwriting process done by FIPMC, management believes that each of these acquiring institutions underwrites each of the loans we sell them. Management believes that this process of constantly having the market pricing and credit quality checked by secondary market buyers of our loan production on a loan-by-loan basis, combined with the fact that we have not had any net charge-offs on loans held for investment since our inception, demonstrates the quality of our loan originations to date. In addition, having witnessed the disruption of the commercial mortgage-backed securities market in late 1998, coupled with the high demand for quality, adjustable-rate loans by banks and thrifts in California, management believes that their unique secondary market distribution strategy gave them a competitive advantage in gaining market share.

Phase II: January 2000 to March 2002:    Acquired and built a commercial banking platform with deposit gathering capability.    Having built a successful multi-family residential and commercial real estate loan origination capability, we then focused on developing the capability to retain a portion of our loans on our balance sheet and providing commercial banking products and services to our target client base, the high net worth, income property real estate investors, property management companies and related real estate service companies with whom we were already conducting business.

•
Acquired a small savings institution:    In January 2000, our founding stockholders organized an investor group to acquire approximately 84% of the common stock of a small savings institution with $42.9 million of total assets and $22.4 million in deposits. Immediately following its acquisition, a new management team and board of directors were appointed, the institution’s name was changed to Commercial Capital Bank, FSB, its headquarters were moved from Riverside to Irvine, California, its systems were converted to support a commercial banking platform, and comprehensive policies and risk management procedures were established. On December 22, 2000, Commercial Capital Bancorp became the holding company for FIPMC and acquired approximately 90% of the common stock of the Bank, the remaining shares of which were acquired in December 2001.

•
Restructured the Bank’s balance sheet:    Now focused on providing financial services to commercial businesses and income property real estate investors, we restructured the Bank’s balance sheet by selling a majority of the Bank’s single-family residential loans and purchasing multi-family residential loans and, to a lesser extent, commercial real estate loans from FIPMC, as well as purchasing U.S. government agency mortgage-backed securities. The Bank continues to separately underwrite and purchase up to 50% (subject to regulatory limitations) of FIPMC’s loan production.

•
Issued trust preferred securities to increase Tier 1 capital and support balance sheet growth:    To support the balance sheet growth of the Bank, we issued $35 million of trust preferred securities in three offerings in 2001 and early 2002, and downstreamed approximately $29.8 million of the net proceeds to the Bank which qualified as Tier 1 capital for the Bank.

•
Launched trust business:    To respond to the need for trust and investment services by our target client base, the Bank formed a trust department in November 2000. By outsourcing the money management and investment functions to a third party provider, we believe we are able to provide quality service and expertise at competitive pricing while minimizing overhead.

•
Achieved significant balance sheet and earnings growth:    As of March 31, 2002, we had grown on a consolidated basis to $602.2 million of total assets, $282.3 million of net loans held for investment, $173.3 million of deposits and $28.2 million of stockholders’ equity and generated $1.5 million of net income for the three months ended March 31, 2002.

Phase III: March 2002 to Current:    Integrated asset origination and commercial banking platform.
We are focused on providing a full range of banking products and services to our target client base and continue to strengthen our internal operations. More recently, we have:

•
Launched money market deposit account to grow transactional account base:    We are currently promoting our money market deposit product and have been successful in attracting a significant amount of such deposits. As of June 30, 2002 over 25% of our deposits consisted of money market deposit accounts.

•
Bolstered Internal Policies and Procedures:    In May 2002, we hired Richard Sanchez, formerly Deputy Director of the Western Region of the Office of Thrift Supervision, or OTS, as Executive Vice President and head of Corporate Risk Management and Government Relations to help us manage and anticipate internal and external risks relating to regulatory, audit and strategic issues and to support our growth to a substantially larger, full-service financial institution.

•	Acquired ComCap to provide fixed income brokerage services: To better service the fixed income investment needs of our target client base, we acquired ComCap in July 2002.

•
Expanded our commercial banking and deposit gathering efforts:    In September 2002, we hired a new head of relationship banking who has extensive private, retail and commercial relationship banking experience, to lead our efforts to build our core deposit base and commercial and private banking services.

•
Opened a new branch in south Orange County:    To better attract and service high net worth and business deposit relationships, we opened a new branch office in September 2002 in a high-end retail center located in south Orange County.

•
Continued to achieve significant balance sheet and earnings growth:    As of June 30, 2002, we had grown on a consolidated basis to $649.1 million of total assets, $333.9 million of net loans held for investment, $256.2 million of deposits and $33.4 million of stockholders’ equity and generated $3.9 million of net income for the six months ended June 30, 2002.

From our beginnings as a multi-family and commercial mortgage banking company in 1998, we have grown to become a broadly diversified financial institution and one of the largest independent financial institutions based in Orange County. We have demonstrated an ability to originate high quality multi-family residential and commercial real estate loans in the California market. We have also demonstrated an ability to grow our deposit base. The relationships we have developed in this market since 1998 have led us to focus on a market niche of middle market commercial businesses, income property real estate investors, property management companies, related real estate service companies and high net worth individuals. We believe that by providing a full range of loan, deposit, trust and asset management services to this target market, we will be able to continue to increase our profitability and diversify our sources and types of income.

Building upon our four year base of operations, we believe we are now well-positioned for future growth. We believe that this offering will enhance our ability to grow and implement our strategic priorities, which include:

Continuing to build our deposit relationships and commercial banking franchise:    As of June 30, 2002, we had grown to $256.2 million of deposits. We will continue to promote our commercial banking franchise in order to build on established deposit relationships, which we believe over time will lower our cost of funds and increase the franchise value of our institution. We are currently promoting our money market accounts, which totaled $64.9 million, or 25.3% of total deposits, at June 30, 2002, compared to $5.2 million, or 4.4% of total deposits, at December 31, 2001. In addition to our new branch office in south Orange County which opened in September 2002, we will consider opening new branch offices and acquiring branch offices and/or whole institutions in our market area that we believe will enhance our deposit and commercial banking relationships. In addition to the recent hiring of the head of our relationship banking group, we are actively seeking to hire experienced commercial business officers with strong business relationships in our markets in order to expand and enhance our current deposit and commercial banking operations.

Increasing our loans held for investment and our securities portfolio while maintaining the quality of our assets:    As of June 30, 2002, we had grown to $649.1 million of total assets, $333.9 million of net loans held for investment and $228.2 million of securities. The capital being raised in this offering will facilitate the continued growth in the Bank’s balance sheet, thereby permitting the Bank to increase the amount of multi-family residential and commercial real estate loans and U.S. government agency mortgage-backed securities which it may purchase and hold in its portfolio. We believe that this growth can be accomplished without sacrificing the quality of our assets. Our lending professionals have a strong, proven track record of performance, and follow policies and procedures that we believe provide for a rigorous underwriting of all loans originated by FIPMC. We had no non-performing assets as of June 30, 2002, nor did we have any non- performing assets at December 31, 2001 or 2000. We believe that an increase in our loans held for investment and our securities portfolio will enhance our net interest income.

Expanding our mortgage banking originations:    As a result of the ongoing consolidation of the financial services sector within California, the multi-family market is highly fragmented. According to DataQuick, for the six months ended June 30, 2002, the two largest lenders accounted for approximately 25.18% of total multi-family loan originations within California, with approximately 500 institutions accounting for the remaining 74.82% of the market. Since our inception, we have incurred substantial expenses in hiring our management team and related personnel and building our delivery systems and infrastructure to support our growth. Management believes that as a result of our prior investments, FIPMC’s existing origination platform can process over $2 billion of annual loan originations and the Bank has the capacity to service the loans expected to be purchased from FIPMC. In addition, we have expanded our secondary market distribution system by developing relationships with over 40 financial institutions primarily based in California to whom we sell our loan originations on a loan-by-loan basis. Consequently, management believes that we are well positioned to continue to grow our multi-family residential and commercial loan originations and that continued incremental growth will not cause our operating expenses to increase by a proportionate amount.

Increasing our profitability and diversifying our sources and types of income:    We generated earnings of $3.9 million for the six months ended June 30, 2002 and $1.6 million for the year ended December 31, 2001, which amounted to a return on average assets of 1.46% and 0.66% and a return on average equity of 25.82% and 5.98%, respectively, during these periods. Approximately 18.6% of our total revenues during the six months ended June 30, 2002 and approximately 28.7% of our total revenues during the year ended December 31, 2001 was comprised of non-interest income from our mortgage banking operations. We expect to continue to enhance our net interest income as we increase our loans held for investment and our securities portfolio. We also expect to increase our non-interest income generated by our mortgage banking operations and the investment services offered by ComCap and the Bank’s trust department.

Company Information

Our executive offices are located at One Venture, 3rd Floor, Irvine, California 92618 and our main telephone number is (949) 585-7500.

The Offering

Common Stock offered	shares (1)

Common Stock outstanding after this offering	shares (2)

Nasdaq National Market symbol	CCBI

Use of proceeds
Our net proceeds from this offering are estimated to be approximately $         million. We are raising funds in this offering primarily for general corporate purposes, including our continued investment in loans primarily secured by multi-family residential properties, mortgage-backed and other investment securities, growth in our deposit base, and to support further expansion of our operations.

(1)
The number of shares of our common stock offered assumes that the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional              shares.

(2)
The number of shares of our common stock outstanding after this offering is based upon the number of shares outstanding on              2002 and excludes 2,967,526 shares of common stock issuable upon the exercise of outstanding stock options as of September 1, 2002 at a weighted average exercise price of $5.58 per share and 32,474 shares of common stock reserved for issuance under our stock option plan.

Risk Factors

See “Risk Factors” on page 12 for a discussion of certain risks related to an investment in our common stock.

Summary Consolidated Financial Information

You should read the summary consolidated financial data set forth below in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1998 and the financial condition data as of December 31, 1998 and 1999 have been derived from our audited financial statements that are not included in this prospectus.

On December 22, 2000, Commercial Capital Bancorp became the holding company for FIPMC and acquired approximately 90% of the Bank. Our reorganization of FIPMC as a subsidiary of the holding company was treated as a reorganization of entities under common control in a manner consistent with a pooling of interests for accounting purposes and, as a result, periods prior to December 22, 2000 have been restated to reflect such reorganization. Our acquisition of the Bank was treated as a purchase for accounting purposes. Consequently, information at and for the periods prior to December 22, 2000 consists of information relating to Commercial Capital Bancorp and FIPMC, while information at and for the periods after December 22, 2000 consists of information relating to Commercial Capital Bancorp, the Bank and FIPMC. FIPMC was formed in April 1998 and, consequently, financial information prior to April 1998 does not exist. Our consolidated financial information for the six-month periods ended June 30, 2002 and 2001 are derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. Historical results are not necessarily indicative of future results and results for the six-month period ended June 30, 2002 are not necessarily indicative of our expected results for the full year ending December 31, 2002.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2002	2001	2001	2000(1)	1999(1)	1998(1)(2)
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$649,116	$225,457	$423,691	$181,507	$29,931	$24,502
Loans held for investment, net of allowance for loan losses	333,896	108,030	188,797	81,100	—	—
Loans held for sale	45,028	46,852	52,379	32,106	28,125	22,756
Securities (3)	228,162	46,006	119,685	38,628	—	—
Goodwill	13,014	13,579	13,014	13,950	—	—
Deposits	256,165	88,638	118,339	60,428	—	—
Securities sold under agreements to repurchase	106,689	10,311	78,752	14,535	—	—
Federal Home Loan Bank advances	172,974	50,671	128,690	47,095	—	—
Trust preferred securities	35,000	—	15,000	—	—	—
Warehouse lines of credit	40,409	46,595	52,389	31,967	26,376	20,785
Total stockholders’ equity	33,411	25,674	26,802	24,753	2,457	3,002
Statement of Operations Data:
Interest income	$16,442	$6,742	$15,879	$3,234	$1,406	$276
Interest expense	7,427	4,325	9,248	3,229	1,275	217

Net interest income	9,015	2,417	6,631	5	131	59
Provision for loan losses	814	228	686	—	—	—

Net interest income after provision for loan losses	8,201	2,189	5,945	5	131	59
Noninterest income	2,493	1,701	4,942	2,375	3,500	1,889
Noninterest expenses (4)	(4,032)	(3,357)	(7,507)	(3,642)	(4,732)	(1,441)

Income (loss) before income tax expense (benefit)	6,662	533	3,380	(1,262)	(1,101)	507
Income tax expense (benefit)	2,785	377	1,716	(740)	2	—

Income (loss) before minority interest and change in accounting principle	3,877	156	1,664	(522)	(1,103)	507
Income allocated to minority interest	—	29	108	—	—	—

Income (loss) before change in accounting principle	3,877	127	1,556	(522)	(1,103)	507
Cumulative effect of change in accounting principle	—	—	—	—	(156)	—

Net income (loss)	$3,877	$127	$1,556	$(522)	$(1,259)	$507

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2002	2001	2001	2000(1)	1999(1)	1998(1)(2)
	(Dollars in Thousands, except per share data)
Per Share Data:
Earnings (loss) per share—Basic	$0.43	$0.01	$0.18	$(0.11)	$(0.28)	$0.16
Earnings (loss) per share—Diluted	0.41	0.01	0.17	(0.11)	(0.28)	0.16
Weighted average shares outstanding— Basic	8,934,107	8,564,669	8,680,976	4,593,434	4,451,214	3,211,580
Weighted average shares outstanding— Diluted	9,449,039	8,886,935	9,003,856	4,593,434	4,451,214	3,211,580
Common shares outstanding at end of period	8,964,868	8,697,551	8,845,764	8,546,866	4,486,807	4,381,831
Book value per share	$3.73	$2.95	$3.03	$2.90	$0.55	$0.69
Tangible book value per share	2.28	1.39	1.56	1.26	0.55	0.69
Operating Data (5):
Performance Ratios and Other Data:
Loan originations	$368,275	$208,101	$494,897	$314,948	$315,337	$126,549
Return on average assets	1.46%	0.13%	0.66%	(1.06)%	(5.06)%	5.96%
Return on average stockholders’ equity	25.82	1.02	5.98	(18.82)	(39.82)	30.47
Equity to assets at end of period	5.15	11.39	6.33	13.64	8.21	12.25
Interest rate spread (6)	3.40	2.05	2.56	(0.35)	(0.40)	(0.41)
Net interest margin (6)	3.54	2.76	3.06	0.01	0.68	1.54
Efficiency ratio (7)	35.21	77.29	66.60	153.03	130.72	73.97
Allowance for loan losses to total loans held for investment at end of period (8)	0.57	0.60	0.58	0.52	—	—
Bank Regulatory Capital Ratios (9):
Tier 1 risk-based capital	14.23	10.78	14.09	12.16	N/A	N/A
Total risk-based capital	14.86	11.48	14.73	12.72	N/A	N/A
Tier 1 leverage capital	8.35	6.20	7.89	6.85	N/A	N/A

(1)	Please refer to the lead-in to this table for information as to which of our companies are included in the financial data presented for each of the years shown.
(2)	Data for the year ended December 31, 1998 consists of information from April 16, 1998 through December 31, 1998.
(3)
At June 30, 2002, $226.1 million of our securities portfolio was classified as available-for-sale and $2.1 million was classified as held to maturity. For all other periods, all securities are classified as available-for-sale.

(4)
Includes non-cash stock compensation related to restricted stock award agreements entered into with three of our executive officers of $69,000 during each of the six months ended June 30, 2002 and 2001 and $139,000 during the year ended December 31, 2001, $871,000 during the year ended December 31, 2000 and $855,000 during the year ended December 31, 1999. See “Management—Restricted Stock Award Agreements.”

(5)
With the exception of end of period ratios, all average balances for the Bank consist of average daily balances, while certain average balances for Commercial Capital Bancorp and FIPMC consist of average month-end balances, and all ratios are annualized where appropriate.

(6)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7)
Efficiency ratio represents noninterest expenses, excluding amortization of goodwill, as a percentage of the aggregate of net interest income and noninterest income, excluding gains on sales of securities. We do not exclude gains on loans held for sale because we consider such activity to be part of our core operations.

(8)	We did not have any non-performing loans or non-performing assets nor any charge-offs as of or for any of the dates presented.
(9)	For additional information on the Bank’s regulatory capital requirements, see “Regulatory Capital” and “Regulation—The Bank—Regulatory Capital Requirements.”

Summary Quarterly Consolidated Financial Information

The summary quarterly consolidated financial information set forth below is derived from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The summary quarterly consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At or For the Three Months Ended
	June 30, 2002	March 31, 2002	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$649,116	$602,208	$423,691	$263,684	$225,457	$202,589
Loans held for investment, net of allowance for loan losses	333,896	282,316	188,797	136,669	108,030	95,323
Loans held for sale	45,028	43,156	52,379	31,975	46,852	31,972
Securities (1)	228,162	176,641	119,685	72,928	46,006	44,336
Goodwill	13,014	13,014	13,014	13,394	13,579	13,765
Deposits	256,165	173,328	118,339	102,519	88,638	82,916
Securities sold under agreements to repurchase	106,689	136,835	78,752	30,584	10,311	9,750
Federal Home Loan Bank advances	172,974	179,745	128,690	61,354	50,671	50,708
Trust preferred securities	35,000	35,000	15,000	—	—	—
Warehouse lines of credit	40,409	43,336	52,389	31,526	46,595	31,832
Total stockholders’ equity	33,411	28,239	26,802	27,596	25,674	24,717
Statement of Operations Data:
Interest income	9,286	7,156	4,954	4,183	3,509	3,233
Interest expense	4,265	3,162	2,441	2,482	2,203	2,122

Net interest income	5,021	3,994	2,513	1,701	1,306	1,111
Provision for loan losses	293	521	283	175	106	122

Net interest income after provision for loan losses	4,728	3,473	2,230	1,526	1,200	989
Noninterest income	1,545	948	1,759	1,482	900	801
Noninterest expenses (2)	(2,295)	(1,737)	(2,518)	(1,632)	(1,541)	(1,816)

Income before income tax expense	3,978	2,684	1,471	1,376	559	(26)
Income tax expense	1,646	1,139	694	645	308	69

Income (loss) before minority interest	2,332	1,545	777	731	251	(95)
Income allocated to minority interest	—	—	49	30	12	17

Net income (loss)	$2,332	$1,545	$728	$701	$239	$(112)

Per Share Data:
Earnings (loss) per share—Basic	$0.26	$0.17	$0.08	$0.08	$0.03	$(0.01)
Earnings (loss) per share—Diluted	0.24	0.17	0.08	0.08	0.03	(0.01)
Weighted average shares outstanding— Basic	8,950,628	8,917,403	8,843,824	8,746,948	8,582,451	8,546,691
Weighted average shares outstanding— Diluted	9,617,546	9,233,206	9,167,337	9,070,437	8,905,452	8,546,691
Common shares outstanding at end of period	8,964,868	8,971,763	8,845,764	8,802,263	8,697,551	8,557,309
Book value per share	$3.73	$3.15	$3.03	$3.14	$2.95	$2.89
Tangible book value per share	2.28	1.70	1.56	1.61	1.39	1.28

	At or For the Three Months Ended
	June 30, 2002	March 31, 2002	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
	(Dollars in Thousands)
Operating Data (3):
Performance Ratios and Other Data:
Loan originations	$178,238	$190,037	$138,569	$148,227	$120,711	$87,390
Return on average assets	1.54%	1.35%	0.95%	1.14%	0.47%	(0.25)%
Return on average stockholders’ equity	29.94	21.37	10.59	10.55	3.82	(1.80)
Equity to assets at end of period	5.15	4.69	6.33	10.47	11.39	12.20
Interest rate spread (4)	3.39	3.50	3.19	2.41	2.18	1.98
Net interest margin (4)	3.46	3.76	3.46	2.98	2.82	2.70
Efficiency ratio (5)	35.25	35.15	69.62	49.07	61.42	98.43
Allowance for loan losses to total loans held for investment at end of period (6)	0.57	0.57	0.58	0.60	0.60	0.57
Bank Regulatory Capital Ratios (7):
Tier 1 risk-based capital ratio	14.23	17.25	14.09	9.75	10.78	10.68
Total risk-based capital ratio	14.86	17.92	14.73	10.49	11.48	11.31
Tier 1 leverage capital ratio	8.35	8.51	7.89	5.78	6.20	6.01

(1)
At June 30, 2002 and March 31, 2002, $226.1 million and $174.6 million, respectively, of our securities portfolio was classified as available-for-sale, and $2.1 million was classified as held to maturity in both periods. For all other periods, all securities are classified as available-for-sale.

(2)
Includes non-cash stock compensation related to restricted stock award agreements entered into with three of our executive officers of $35,000 during the three months ended June 30, 2002, $34,000 during the three months ended March 31, 2002, $35,000 during the three months ended December 31, 2001, $35,000 during the three months ended September 30, 2001, $35,000 during the three months ended June 30, 2001 and $34,000 during the three months ended March 31, 2001. See “Management—Restricted Stock Award Agreements.”

(3)
With the exception of end of period ratios, all average balances for the Bank consist of average daily balances, while certain average balances for Commercial Capital Bancorp and FIPMC consist of average month-end balances, and all ratios are annualized where appropriate.

(4)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)
Efficiency ratio represents noninterest expenses, excluding amortization of goodwill, as a percentage of the aggregate of net interest income and noninterest income, excluding gains on sales of securities. We do not exclude gains on loans held for sale because we consider such activity to be part of our core operations.

(6)	We did not have any non-performing loans or non-performing assets nor any charge-offs as of or for any of the dates presented.
(7)	For information on the Bank’s regulatory capital requirements, see “Regulatory Capital” and “Regulation—The Bank—Regulatory Capital Requirements.”

RISK FACTORS

An investment in our common stock involves risk. You should carefully read the risks described below, together with all of the other information included in this prospectus, before you decide to buy any of our common stock.

Risks Relating to Our Business

We have a limited operating history which makes it difficult to predict our future prospects and financial performance.

We commenced operations in April 1998 and acquired the Bank in December 2000. Our activities during 1998, 1999 and 2000 were focused on starting-up our operations, building our infrastructure, restructuring the Bank’s balance sheet and achieving the necessary scale in our mortgage banking and banking businesses to enhance our profitability. Consequently, we have limited meaningful historical financial data upon which to determine our future prospects. Although we have reported favorable operating results for the year ended December 31, 2001 and the six months ended June 30, 2002, no assurance can be made that we will be successful in achieving or maintaining our profitability in future periods.

Our multi-family residential and commercial real estate loans held for investment are relatively unseasoned, and defaults on such loans would adversely affect our financial condition and results of operations.

At June 30, 2002, our multi-family residential and commercial real estate loans held for investment amounted to $320.5 million in the aggregate, or 95.5% of our total loans held for investment, and the average loan size of our multi-family residential and commercial real estate loans was $847,000 as of such date. Our multi-family residential and commercial real estate loan portfolios consist primarily of loans originated after January 2000 and are, consequently, unseasoned. The payment on such loans is typically dependent on the successful operation of the project, which is affected by the supply and demand for multi-family residential units and commercial property within the relevant market. If the market for multi-family units and commercial property experiences a decline in demand, multi-family and commercial borrowers may suffer losses on their projects and be unable to repay their loans. Defaults on these loans would negatively affect our financial condition, results of operations and prospects.

We rely, in part, on external financing to fund our operations and the unavailability of such funds in the future could adversely impact our growth strategy and prospects.

The Bank relies on deposits, advances from the Federal Home Loan Bank, or FHLB, of San Francisco and reverse repurchase agreements to fund its operations; Commercial Capital Bancorp relies on reverse repurchase agreements to fund its purchase of securities; and FIPMC relies on reverse repurchase agreements to fund its purchase of securities and a warehouse line of credit provided by GMAC/RFC Commercial Funding, which agreement is renewable annually, with the next expiration date on September 30, 2002, to fund its operations. FIPMC is negotiating an extension of the term of its warehouse line of credit. Although we consider such sources of funds, in addition to the net proceeds of this offering, adequate for our current capital needs, we may seek additional debt or equity capital in the future to achieve our long-term business objectives. The sale of equity or convertible debt securities in the future may be dilutive to our stockholders, and debt refinancing arrangements may require us to pledge certain assets and enter into covenants that would restrict our ability to incur further indebtedness. There can be no assurance that additional financing sources, if sought, would be available to us or, if available, would be on terms favorable to us. If additional financing sources are unavailable or are not available on reasonable terms, our growth strategy and future prospects could be adversely impacted.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

We are unable to predict fluctuations of market interest rates, which are affected by many factors, including:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply; and

•	domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce our profits. We expect that the Bank will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. The Bank is vulnerable to an increase in interest rates because its interest-earning assets generally have longer durations than its interest-bearing liabilities. As a result, material and prolonged increases in interest rates would decrease the Bank’s net interest income. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect the Bank’s net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of its securities portfolio and overall profitability.

Although our asset and liability management function is primarily focused on the Bank, FIPMC and Commercial Capital Bancorp are also generally exposed to interest rate risk. Changes in interest rates affect the net interest income earned on their securities portfolios, after deducting the rates paid on their reverse repurchase agreements (which are used to fund the purchase of such securities), as well as the value of their securities portfolios. In addition, changes in interest rates affect the net interest income FIPMC earns on loans held for sale. Although, at June 30, 2002, the average amount of time a loan is held by FIPMC pending sale is 13 days, FIPMC is negotiating to amend its warehouse line of credit to permit it to pool up to $25 million of loans for up to 24 months. To the extent FIPMC pools loans in the future, its interest rate risk with respect to its loans held for sale may increase. Consequently, changes in the levels of market interest rates could materially and adversely affect FIPMC’s and Commercial Capital Bancorp’s net interest spread, the market value of their securities portfolios and their overall profitability.

Our investment portfolio includes securities which are sensitive to interest rates and variations in interest rates may adversely impact our profitability.

At June 30, 2002, our consolidated securities portfolio aggregated $228.2 million, of which $226.1 million was classified as available-for-sale, and was comprised of mortgage-backed securities which are insured or guaranteed by U.S. government agencies or government-sponsored enterprises and U.S. government securities. These securities amounted to 35.1% of our total assets, and are sensitive to interest rate fluctuations. The unrealized gains or losses in our available-for-sale portfolio are reported as a separate component of stockholders’ equity until realized upon sale. As a result, future interest rate fluctuations may impact stockholders’ equity, causing material fluctuations from quarter to quarter. Failure to hold our securities until maturity or until market conditions are favorable for a sale could adversely affect our financial condition, profitability and prospects.

At June 30, 2002, $63.1 million or 27.7% of our securities portfolio was held at Commercial Capital Bancorp and FIPMC. Such securities had fixed rates of interest and an estimated weighted average life of 5.3 years and were funded by short-duration reverse repurchase agreements. As a result, during a period of rising rates, and without taking into account any actions management might take to address this duration mismatch, Commercial Capital Bancorp’s and FIPMC’s net interest income would decline.

We may have difficulty managing our growth which may divert resources and limit our ability to successfully expand our operations.

We have grown substantially from $181.5 million of total assets and $60.4 million of total deposits at December 31, 2000 to $649.1 million of total assets and $256.2 million of total deposits at June 30, 2002. We expect to continue to experience significant growth in the amount of our assets, the level of our deposits, the number of our clients and the scale of our operations. Our future profitability will depend in part on our continued ability to grow and we can give no assurance that we will be able to sustain our historical growth rate or even be able to grow at all.

In recent years, we have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support our future loan growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Thus, we cannot give assurances that our growth strategy will not place a strain on our administrative and operational infrastructure.

In addition, we intend to grow our deposits and expand our commercial banking franchise and are seeking to hire several experienced commercial business relationship officers. Such expansion will require additional capital expenditures and we may not be successful expanding our franchise or in attracting or retaining the personnel we require. Furthermore, various factors such as economic conditions, regulatory and legislative considerations and competition may impede or limit our growth. If we are unable to expand our business as we anticipate, we may be unable to realize any benefit from the investments we have made to support future growth. Alternatively, if we are unable to manage future expansion in our operations, we may have to incur additional expenditures beyond current projections to support such growth.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to service our debt and pay dividends.

We are a separate legal entity from our subsidiaries and do not have significant operations of our own. We currently depend on cash and liquidity at Commercial Capital Bancorp and dividends from FIPMC to pay our operating expenses. In addition, as of June 30, 2002, we had an aggregate outstanding amount of $35.0 million in trust preferred securities. As of June 30, 2002, our annual interest payments due on our trust preferred securities, based on the applicable interest rates at that date, was approximately $2.0 million. No assurance can be made that in the future FIPMC will have the capacity to pay the necessary dividends and that we will not require dividends from the Bank to satisfy our obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank, and other factors, that the OTS could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event FIPMC is unable to pay dividends to satisfy our obligations and the Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations as they become due, or pay dividends on our common stock. Consequently, under such circumstances, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations and prospects.

Our allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on our prior experience, as well as an evaluation of the risks associated with our loans held for investment. A substantial portion of our loans are unseasoned and lack an established record of performance. To date, we have experienced negligible losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

Our business is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition.

Changes in economic conditions, particularly an economic slowdown in California, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown within California, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•
collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

A downturn in the California real estate market could hurt our business.    Since commencing operations, our business activities and credit exposure have been concentrated in California. A downturn in the California real estate market could hurt our business because the vast majority of our loans are secured by real estate located within California. As of June 30, 2002, approximately 99.6% of our loans held for investment consisted of loans secured by real estate located in California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans. Real estate values in California could be affected by, among other things, earthquakes and other natural disasters particular to California.

We may suffer losses in our loan portfolio despite our underwriting practices.    We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

We are dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Our rapid growth and success to date has been largely dependent on Stephen H. Gordon, our Chairman of the Board and Chief Executive Officer, and David S. DePillo, our Vice Chairman, President and Chief Operating Officer. We have entered into employment agreements with each of these executive officers as well as certain of our other officers. We believe that the prolonged unavailability or the unexpected loss of the services of either of Messrs. Gordon or DePillo could have a material adverse effect on our growth and operations, as attracting suitable replacements may involve significant management time and expense.

Our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel. We currently do not have employment agreements or non-competition agreements with any of our existing loan originators and the loss of the services of several of such key personnel could adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel. We are also attempting to hire several experienced commercial business relationship officers who have strong business relationships in order to expand and enhance our current deposit and commercial banking operations. Competition for loan originators and commercial business officers is strong within the mortgage banking and commercial banking industries and we may not be successful in attracting or retaining the personnel we require.

Our ownership is concentrated in the hands of our executive officers who may not make decisions that are in the best interests of all stockholders.

Three of our senior executive officers, Messrs. Gordon, DePillo and Kavanaugh, will own approximately             % of our outstanding common stock on an aggregate basis following this offering, or             % assuming full exercise of the underwriters’ over-allotment option. In addition, over the years, such senior executive officers have been granted options to acquire an additional 1,686,022 shares of our common stock, of which approximately 37.6% in the aggregate are presently vested and exercisable. See “Management—2000 Stock Plan.” Assuming the full exercise of all outstanding options, the three senior executive officers referenced above would own in the aggregate approximately             % of our outstanding common stock on an aggregate basis following this offering, or             % assuming full exercise of the underwriters’ over-allotment option. As a result, these individuals, acting together, will have the ability to significantly influence the election and removal of our board of directors, as well as the outcome of all other matters to be decided by a vote of stockholders. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change in control may be in the best interests of our stockholders.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, Securities and Exchange Commission, or SEC, rules pertaining to public reporting disclosures and banking regulations governing the amount of loans that a financial institution, such as the Bank, can acquire for investment from an affiliate, such as FIPMC. In addition, the Financial Accounting Standards Board, or FASB, is considering changes which may require, among other things, the expensing of the costs relating to the issuance of stock options. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business, financial condition or prospects.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us, which could hurt our business.

We conduct our business operations primarily in California. Increased competition within California may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include other savings associations, national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than we are, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to continue our loan and deposit growth and our business, financial condition and prospects may be negatively affected.

Risks Relating to the Offering

There has been no prior market for our common stock and our stock price may be volatile.

Prior to this offering, there has been no public market for our common stock. The offering price for our common stock in this offering will be determined by negotiations between us and the representatives of the underwriters participating in this offering. Among the factors to be considered in determining the offering price of our common stock, in addition to prevailing market conditions, will be our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price of our common stock may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations recently and you may not be able to resell your shares at or above the initial public offering price.

You will experience substantial dilution in the value of your shares immediately following this offering.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $             per share. If the holders of outstanding options exercise those options, you will incur further dilution. See “Dilution.”

We cannot be sure that a public trading market for our common stock will develop or be maintained.

We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol “CCBI.” However, there can be no assurance that an established and liquid trading market for our common stock will develop, that it will continue if it does develop, or that after the completion of the offering, the common stock will trade at or above the initial public offering price set forth on the cover of this prospectus. The representatives of the underwriters have advised us that they intend to make a market in our common stock and to assist us in obtaining at least one other market maker for our common stock as required by the Nasdaq National Market. However, neither the representatives of the underwriters nor any other market maker is obligated to make a market in such shares, and any such market making may be discontinued at any time in the sole discretion of the party making such market. In addition, the substantial amount of common stock which is owned by our senior executive officers may adversely affect the development of an active and liquid trading market.

We do not intend to pay dividends on our common stock.

We have never paid a cash dividend on our common stock and do not expect to pay a cash dividend on our common stock following the offering. Rather, we intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of our operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by our board of directors, which will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.

After an initial period of restriction, there will be a significant number of shares of our common stock available for future sale, which may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after this offering, or even the perception that such sales could occur. We have agreed not to, and our directors and executive officers have also agreed not to, offer, sell, contract to sell or otherwise dispose of, any of our securities that are substantially similar to our common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any substantially similar securities, for a period of 180 days after the date of this prospectus without the prior written consent of Sandler O’Neill & Partners, L.P.

Notwithstanding these arrangements, there will be              shares of common stock outstanding immediately following this offering, or              shares if the underwriters exercise their over-allotment option in full. Of these shares, the following will be available-for-sale in the public market as follows:

•	shares will be eligible for sale upon completion of this offering;

•	shares will be eligible for sale 180 days from the date of this prospectus upon the expiration of the lock-up agreements described above; and

•	shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

Of the              shares referenced above which are eligible for sale 180 days from the date of this prospectus upon the expiration of the lock-up agreements described above, 468,000 shares consist of shares of restricted stock which were granted to three of our executive officers and which will fully vest upon expiration of the foregoing lock-up agreements. Upon the vesting of such shares, the three executive officers will owe taxes based upon the fair value of the shares on the date full vesting occurs. The executive officers may choose to sell all or a portion of such shares in order to satisfy their tax obligations. See “Management—Restricted Stock Award Agreements.”

Provisions in our articles of incorporation and bylaws and provisions in our employment agreements may prevent or delay a change in control.

Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including the voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

Our bylaws also provide for limitations on the ability of stockholders to call special meetings. In addition, we do not permit cumulative voting in the election of directors nor do we allow stockholders to act by written consent. As a result, minority stockholder representation on the board of directors may be difficult to establish. These documents also establish advance notice requirement for nominations of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our employment agreements include provisions which require payments to be made to our executive officers in the event of a change in control of us or our subsidiaries. See “Management—Employment Agreements.” The foregoing provisions in our articles of incorporation, bylaws and employment agreements may, in certain circumstances, have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock at a premium over the current market price of the common stock and could have an adverse effect on our stock price.

Federal law imposes conditions on the ability to acquire control of certain threshold percentages of our common stock which could discourage a change in control.

Acquisition of control of a federal savings bank, such as the Bank, requires advance approval by the OTS. Under federal law, the acquisition of more than 10% of our common stock would result in a rebuttable presumption of control of the Bank and the ownership of more than 25% of the voting stock would result in conclusive control of the Bank. The foregoing requirements may, in certain circumstances, prevent or restrict a change in control of us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. The presentations, and certain of the other disclosures in this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements.

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies within California;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•
our timely development of new products and services in a changing environment, including the features, pricing and quality of our products and services compared to the products and services of our competitors;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	technological changes;

•	changes in consumer spending and savings habits;

•	regulatory or judicial proceedings; and

•	the other risks set forth under “Risk Factors.”

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

Our net proceeds from the sale of our shares of common stock in this offering are expected to be $             (or $             if the underwriters’ over-allotment option is exercised in full) assuming an initial public offering price of $             per share, and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to contribute approximately $             of the net proceeds of this offering to the Bank with the remainder contributed to FIPMC and/or retained by us. The Bank intends to utilize such proceeds to support the continued purchase of loans secured by multi-family residential properties and commercial real estate and U.S. government agency mortgage-backed and other securities, as well as to increase deposits, FHLB advances and reverse repurchase agreements. We believe that by continuing to grow the Bank’s balance sheet, we will be able to increase our earnings. The proceeds contributed to FIPMC and retained by us will initially be invested in U.S. government agency mortgage-backed securities.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock and do not expect to pay a cash dividend on our common stock following the offering. Rather, we intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of our operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by our board of directors, which will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2002. Our capitalization is presented:

•	on an actual basis; and

•
on a pro forma basis to reflect our receipt of the net proceeds from the sale of              shares of common stock in this offering, at an assumed initial public offering price of $             per share, after deducting underwriting discounts, commissions and estimated offering expenses payable by us in this offering (and assuming no exercise of the underwriters’ over-allotment option), as if the sale of the common stock had been consummated on June 30, 2002.

	June 30, 2002
	Actual	As Adjusted
	(Dollars In Thousands, Except Per Share Amounts)
Borrowings:
Securities sold under agreements to repurchase	$106,689		$106,689
FHLB advances	172,974		172,974
Warehouse line of credit	40,409		40,409
Trust preferred securities	35,000		35,000

Total borrowings (1)	$355,072		$355,072

Stockholders’ equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; none issued and outstanding or as adjusted	—		—
Common Stock, $0.001 par value; 100,000,000 shares authorized; 8,964,868 issued and outstanding, actual; and shares issued and outstanding pro forma as adjusted (2)	9
Additional paid-in capital	28,556
Deferred compensation (3)	(486)		(486)
Retained earnings	4,159		5,297
Accumulated other comprehensive gain	1,173		1,173

Total stockholders’ equity	$33,411	$

Stockholders’ equity to total assets	5.15%		%

Tangible stockholders’ equity to total assets	3.14%		%

Bank regulatory capital ratios (4):
Tangible capital	8.35%		%
Tier 1 leverage capital	8.35%
Risk-based capital	14.86%

(1)	In addition to the indebtedness reflected above, we had total deposits of $256.2 million at June 30, 2002.
(2)
The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2002 and excludes 2,162,107 shares of our common stock issuable upon the exercise of outstanding options on such date, at a weighted average exercise price of $4.00. Since June 30, 2002, options for an additional 825,000 shares of our common stock have been issued with a weighted average exercise price of $9.70 per share and options for 19,581 shares of our common stock have expired with a weighted average exercise price of $5.17 per share. As a result, all but 32,474 shares reserved for issuance under our stock option plan have been granted as of September 1, 2002.

(3)
Reflects the amount remaining to be amortized into compensation expense pursuant to restricted stock award agreements entered into with three of our executive officers. See “Management—Restricted Stock Award Agreements” and note 19 to our consolidated financial statements.

(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources” and “Regulation—The Bank—Regulatory Capital Requirements.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock as of June 30, 2002 was $20.4 million, or $2.28 per share, based on the number of common shares outstanding as of June 30, 2002. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2002.

After (i) giving effect to the sale of the              shares of common stock in this offering, at an assumed initial public offering price of $             per share, assuming that the underwriters’ over-allotment option is not exercised, and (ii) deducting underwriting discounts, commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2002 would be $             million or $             per share. This offering will result in an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors, or approximately             % of the assumed initial public offering price of $             per share. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price of $             per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share at June 30, 2002
Increase in net tangible book value per share attributable to new investors

Pro forma net tangible book value per share at June 30, 2002

Dilution per share to new investors (1)	$

The following table summarizes the tangible book value of the outstanding shares and the total consideration paid to us and the average price paid per share by existing stockholders and new investors purchasing common stock in this offering. This information is presented on a pro forma basis as of June 30, 2002, after giving effect to the sale of the              shares of common stock in this offering at an assumed initial public offering price of $             per share.

	Shares		Tangible Equity		Average Price Per Share
	Number	Percent	Amount	Percent
(In Thousands)
Existing stockholders
New investors

Total (1)

(1)
Net of underwriting discounts and commissions of $             million and estimated offering expenses of approximately $            . In addition, assumes no exercise of outstanding stock options. As of September 1, 2002, there were options outstanding under our stock option plan to purchase a total of 2,967,526 shares of common stock, with a weighted average exercise price of $5.58 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. Assuming that options to purchase all 2,967,526 shares were exercised at $             per share as of September 1, 2002, our net tangible book value per share as of such date would amount to $            , our pro forma net tangible book value per share after this offering would amount to $             and the dilution per share to new investors would amount to $            .

SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the selected consolidated financial data set forth below in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1998 and the financial condition data as of December 31, 1998 and 1999 have been derived from our audited financial statements that are not included in this prospectus.

On December 22, 2000, Commercial Capital Bancorp became the holding company for FIPMC and acquired approximately 90% of the Bank. Our reorganization of FIPMC as a subsidiary of the holding company was treated as a reorganization of entities under common control in a manner consistent with a pooling of interests for accounting purposes and, as a result, periods prior to December 22, 2000 have been restated to reflect such reorganization. Our acquisition of the Bank was treated as a purchase for accounting purposes. Consequently, information at and for the periods prior to December 22, 2000 consists of information relating to Commercial Capital Bancorp and FIPMC, while information at and for the periods after December 22, 2000 consists of information relating to Commercial Capital Bancorp, the Bank and FIPMC. FIPMC was formed in April 1998 and, consequently, financial information prior to April 1998 does not exist. Our consolidated financial information for the six-month periods ended June 30, 2002 and 2001 are derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. Historical results are not necessarily indicative of future results and results for the six-month period ended June 30, 2002 are not necessarily indicative of our expected results for the full year ending December 31, 2002.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2002	2001	2001	2000(1)	1999(1)	1998(1)(2)
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$649,116	$225,457	$423,691	$181,507	$29,931	$24,502
Loans, net of allowance for loan losses	333,896	108,030	188,797	81,100	—	—
Loans held for sale	45,028	46,852	52,379	32,106	28,125	22,756
Securities (3)	228,162	46,006	119,685	38,628	—	—
Goodwill	13,014	13,579	13,014	13,950	—	—
Deposits	256,165	88,638	118,339	60,428	—	—
Securities sold under agreements to repurchase	106,689	10,311	78,752	14,535	—	—
Federal Home Loan Bank advances	172,974	50,671	128,690	47,095	—	—
Trust preferred securities	35,000	—	15,000	—	—	—
Warehouse lines of credit	40,409	46,595	52,389	31,967	26,376	20,785
Total stockholders’ equity	33,411	25,674	26,802	24,753	2,457	3,002
Statement of Operations Data:
Interest income	$16,442	$6,742	$15,879	$3,234	$1,406	$276
Interest expense	7,427	4,325	9,248	3,229	1,275	217

Net interest income	9,015	2,417	6,631	5	131	59
Provision for loan losses	814	228	686	—	—	—

Net interest income after provision for loan losses	8,201	2,189	5,945	5	131	59
Noninterest income	2,493	1,701	4,942	2,375	3,500	1,889
Noninterest expenses (4)	(4,032)	(3,357)	(7,507)	(3,642)	(4,732)	(1,441)

Income (loss) before income tax expense (benefit)	6,662	533	3,380	(1,262)	(1,101)	507
Income tax expense (benefit)	2,785	377	1,716	(740)	2	—

Income (loss) before minority interest	3,877	156	1,664	(522)	(1,103)	507
Income allocated to minority interest	—	29	108	—	—	—

Net income (loss) before cumulative effect of change in accounting principle	3,877	127	1,556	(522)	(1,103)	507
Cumulative effect of change in accounting principle	—	—	—	—	(156)	—

Net income (loss)	$3,877	$127	$1,556	$(522)	$(1,259)	$507

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2002	2001	2001	2000(1)	1999(1)	1998(1)(2)
	(Dollars in Thousands)
Per Share Data:
Earnings (loss) per share—Basic	$0.43	$0.01	$0.18	$(0.11)	$(0.28)	$0.16
Earnings (loss) per share—Diluted	0.41	0.01	0.17	(0.11)	(0.28)	0.16
Weighted average shares outstanding—Basic	8,934,107	8,564,669	8,680,976	4,593,434	4,451,214	3,211,580
Weighted average shares outstanding—Diluted	9,449,039	8,886,935	9,003,856	4,593,434	4,451,214	3,211,580
Common shares outstanding at end of period	8,964,868	8,697,551	8,845,764	8,546,866	4,486,807	4,381,831
Book value per share	$3.73	$2.95	$3.03	$2.90	$0.55	$0.69
Tangible book value per share	2.28	1.39	1.56	1.26	0.55	0.69
Operating Data (5):
Performance Ratios and Other Data:
Loan originations	$368,275	$208,101	$494,897	$314,948	$315,337	$126,549
Return on average assets	1.46%	0.13%	0.66%	(1.06)%	(5.06)%	5.96%
Return on average stockholders’ equity	25.82	1.02	5.98	(18.82)	(39.82)	30.47
Equity to assets at end of period	5.15	11.39	6.33	13.64	8.21	12.25
Interest rate spread (6)	3.40	2.05	2.56	(0.35)	(0.40)	(0.41)
Net interest margin (6)	3.54	2.76	3.06	0.01	0.68	1.54
Efficiency ratio (7)	35.21	77.29	66.60	153.03	130.72	73.97
Allowance for loan losses to total loans held for investment at end of period (8)	0.57	0.60	0.58	0.52	—	—
Bank Regulatory Capital Ratios (9):
Tier 1 risk-based capital	14.23	10.78	14.09	12.16	N/A	N/A
Total risk-based capital	14.86	11.48	14.73	12.72	N/A	N/A
Tier 1 leverage capital	8.35	6.20	7.89	6.85	N/A	N/A

(1)	Please refer to the lead-in to this table for information as to which of our companies are included in the financial data presented for each of the years shown.
(2)	Data for the year ended December 31, 1998 consists of information from April 16, 1998 through December 31, 1998.
(3)
At June 30, 2002, $226.1 million of our securities portfolio was classified as available-for-sale and $2.1 million was classified as held to maturity. For all other periods, all securities are classified as available-for-sale.

(4)
Includes non-cash stock compensation related to restricted stock award agreements entered into with three of our executive officers of $69,000 during each of the six months ended June 30, 2002 and 2001 and $139,000 during the year ended December 31, 2001, $871,000 during the year ended December 31, 2000 and $855,000 during the year ended December 31, 1999. See “Management—Restricted Stock Award Agreements.”

(5)
With the exception of end of period ratios, all average balances for the Bank consist of average daily balances, while certain average balances for Commercial Capital Bancorp and FIPMC consist of average month-end balances, and all ratios are annualized where appropriate.

(6)
Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7)
Efficiency ratio represents noninterest expenses, excluding amortization of goodwill, as a percentage of the aggregate of net interest income and noninterest income, excluding gains on sales of securities. We do not exclude gains on loans held for sale because we consider such activity to be part of our core operations.

(8)	We did not have any non-performing loans or non-performing assets nor any charge offs as of or for any of the dates presented.
(9)	For additional information on the Bank’s regulatory capital requirements, see “Regulatory Capital” and “Regulation—The Bank—Regulatory Capital Requirements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements that are based upon current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with the “Selected Consolidated Financial Information” and our consolidated financial statements, including the related notes, included elsewhere in this prospectus.

General

We are a diversified financial institution holding company which conducts operations through the Bank, FIPMC and ComCap. On December 22, 2000, we completed a reorganization, pursuant to which we became the holding company for FIPMC. Immediately following this transaction, we acquired the Bank. Our reorganization with FIPMC was treated as a reorganization of entities under common control in a manner consistent with a pooling of interests for accounting purposes and, as a result, periods prior to December 22, 2000 have been restated to reflect such reorganization. Our acquisition of the Bank was treated as a purchase for accounting purposes. Consequently, financial information at and for the periods prior to December 22, 2000 consists of information relating to Commercial Capital Bancorp and FIPMC, while financial information at and for the periods after December 22, 2000 consists of information relating to Commercial Capital Bancorp, the Bank and FIPMC. In addition, because of the relatively recent date of our acquisition of the Bank, we have omitted financial information for the year of the acquisition and prior thereto from certain tables included in this prospectus because such information is not meaningful.

Following the formation of FIPMC in 1998, our revenue primarily consisted of transaction driven, noninterest sources of income, including cash gains on the sale of loans to third parties and mortgage banking fees, which consist of fees received on FIPMC’s loan originations, less direct origination costs, including salaries, commissions paid to loan brokers and other third party loan expenses. To a lesser extent, FIPMC also earned net interest income with respect to its loans for the brief period of time that FIPMC warehoused the loans pending their sale. The funding for FIPMC’s mortgage banking activities was provided through warehouse lines of credit.

The acquisition of the Bank in December 2000 permitted us to broaden our sources and types of revenue, and also provided us with access to additional sources of funds. The acquisition of the Bank provided us with the opportunity to acquire a portion of the loans originated by FIPMC and increase our purchases of mortgage-backed securities, retaining such loans and investments in the Bank’s portfolio and increasing our net interest income. Consequently, the acquisition of the Bank provided us with an ongoing source of recurring spread income to supplement the transaction-driven, noninterest income we were earning with respect to our mortgage banking activities conducted by FIPMC. The acquisition of the Bank also provided us with alternative product sources for funding our operations, including deposits, securities sold under reverse repurchase agreements, and FHLB of San Francisco advances. Our access to transaction deposits is particularly valuable to our business strategy because such deposits are generally more relationship-driven and less interest rate sensitive. Finally, the creation of our trust department, as well as the acquisition of ComCap in July 2002, further broadened our sources of noninterest income.

During 1998, 1999 and 2000, we focused our attention on building our mortgage banking operations and increasing the consistency and volume of our loan originations and sales. While we continued to expand our mortgage banking operations, during 2001 we also emphasized growth of the Bank’s balance sheet. Beginning in 2002, we increased our emphasis on growing our deposit relationships and growing our commercial banking business. We believe that by expanding our mortgage banking and commercial banking operations, continuing to diversify our sources and types of income, growing our deposit relationships and continuing to improve our operating efficiency, we will be able to increase our profitability and enhance franchise value.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable in the circumstances; however, actual results may differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

Our allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. For additional information, see “Business—Asset Quality—Allowance for Loan Losses.”

Our stock compensation plans currently include a stock option plan and restricted stock award agreements. The stock option plan is accounted for using the intrinsic value method of Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, and the restricted stock award agreements were accounted for as a variable plan until the underlying awards became fixed at the end of 2000. Subsequent to the number of shares under the restricted stock award agreements becoming fixed, the remaining value of the restricted stock awards are being recorded as compensation expense over the vesting period. Fair value of our common stock for purposes of determining compensation expense is based on contemporaneous cash transactions and other equity transactions.

Operating Segments

Our primary operating segments consist of the Bank and FIPMC which are separate operating subsidiaries. For total assets and statement of operations information on our primary operating segments as of and for the six months ended June 30, 2002 and as of and for the years ended December 31, 2001 and 2000, see note 23 to our consolidated financial statements.

Changes in Financial Condition

General.    We have grown significantly since FIPMC’s formation in 1998. Total assets increased from $181.5 million at December 31, 2000 to $423.7 million at December 31, 2001 and further increased to $649.1 million at June 30, 2002. The growth in total assets is due to our acquisition of the Bank in December 2000, which allowed us to acquire and hold a portion of the loans being originated by FIPMC. We also have significantly increased our securities portfolio, consisting primarily of mortgage-backed securities which are insured or guaranteed by U.S. government agencies or government-sponsored enterprises. Total deposits have grown from $60.4 million at December 31, 2000 to $118.3 million at December 31, 2001 and further increased to $256.2 million at June 30, 2002. Borrowings, including FHLB of San Francisco advances, reverse repurchase agreements and warehouse lines of credit, have also grown significantly during those periods. This growth has been supported by retained earnings, the issuance of common stock and the issuance of trust preferred securities.

Cash and Cash Equivalents.    Cash and cash equivalents (consisting of cash and due from banks, restricted cash and federal funds sold) amounted to $9.1 million at December 31, 2000, $37.5 million at December 31, 2001 and $5.8 million at June 30, 2002.

We manage our cash and cash equivalents based upon our need for liquidity and we generally attempt to limit our cash and cash equivalents by investing our excess liquidity in higher yielding assets such as loans or securities. See “—Liquidity and Capital Resources.”

Securities.    We have significantly increased our securities portfolio during the periods presented, primarily through the purchase of mortgage-backed securities which are insured or guaranteed by U.S. government agencies or government-sponsored enterprises. We invest in such securities both as a means to enhance our returns, as well as to manage our liquidity and capital. At December 31, 2000, our securities portfolio (both held-to-maturity and available-for-sale) amounted to $38.6 million, or 21.3% of our total assets, as compared to $119.7 million, or 28.2% of our total assets, at December 31, 2001 and $228.2 million, or 35.1% of our total assets, at June 30, 2002. At December 31, 2001 and June 30, 2002, except for a $102,000 investment in a U.S. government security, all of our securities consisted of U.S. government agency mortgage-backed securities. At December 31, 2000, other than a $777,000 investment in a mutual fund which has since been sold, all of our securities consisted of U.S. government agency mortgage-backed securities. Such securities generally increase the overall credit quality of our assets because they are triple-A (AAA) rated, have underlying insurance or guarantees, require less capital under risk-based regulatory capital requirements than non-insured or non-guaranteed mortgage loans, are more liquid than individual mortgage loans and may be used to more efficiently collateralize our borrowings or other obligations.

At June 30, 2002, $226.1 million of our securities portfolio was classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders’ equity, and $2.1 million of our securities portfolio was classified as held-to-maturity and reported at historical cost. Our held-to-maturity securities portfolio is comprised of one security, which was purchased to satisfy a banking regulation that requires the Bank to make investments in properties located in low-to-moderate income areas within our market area. At June 30, 2002, our securities classified as available-for-sale had an aggregate of $2.0 million of unrealized gains. See “Business—Investment Activities.”

Net Loans Held for Investment.    Net loans held for investment increased from $81.1 million at December 31, 2000 to $188.8 million at December 31, 2001 and further increased to $333.9 million at June 30, 2002. The substantial growth in our loan portfolio was directly attributable to our acquisition of the Bank, which allowed us to acquire and hold a portion of the loans being originated by FIPMC. FIPMC originated $314.9 million of loans during the year ended December 31, 2000, $483.0 million of loans during the year ended December 31, 2001 and $361.0 million of loans during the six months ended June 30, 2002, consisting primarily of loans secured by multi-family residential properties. The Bank purchased $51.3 million, or 16.3%, of such loans during the year ended December 31, 2000, $134.5 million, or 27.8%, of such loans during the year ended December 31, 2001, and $161.7 million, or 44.8%, of such loans during the six months ended June 30, 2002. See “Business—Mortgage Banking Activities.” The amount of loans purchased by the Bank from FIPMC depends upon the Bank’s underwriting guidelines, the size of the loans being originated and sold by FIPMC as compared to the Bank’s loans-to-one borrower limitation and certain regulatory limitations and capital constraints on the Bank. See “Regulation—Regulation of the Bank—Affiliate Transactions.”

Deposits.    Total deposits increased from $60.4 million at December 31, 2000 to $118.3 million at December 31, 2001 and further increased to $256.2 million at June 30, 2002. Although a substantial amount of the Bank’s deposits are comprised of certificates of deposit, the Bank has recently increased its emphasis on transaction accounts (i.e., savings accounts, money market accounts, negotiable order of withdrawal, or NOW, accounts and demand deposits), particularly money market accounts. At June 30, 2002, money market accounts amounted to $64.9 million, or 25.3% of total deposits, as compared to $5.2 million, or 4.4% of total deposits, at December 31, 2001 and $12.3 million, or 20.4% of total deposits, at December 31, 2000. See “Business—Sources of Funds—Deposits.”

Borrowings.    Our primary source of borrowings has historically consisted of borrowings, primarily FHLB of San Francisco advances, securities sold under agreements to repurchase, warehouse lines of credit and, more recently, trust preferred securities.

Total borrowings amounted to $93.7 million at December 31, 2000, as compared to $274.8 million at December 31, 2001 and $355.1 million at June 30, 2002. We have utilized the capital raised by us in recent periods to increase our borrowings.

Advances from the FHLB of San Francisco amounted to $47.1 million at December 31, 2000, $128.7 million at December 31, 2001 and $173.0 million at June 30, 2002. Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The Bank utilizes FHLB of San Francisco advances as a funding source for its banking operations due to the attractive interest rates currently offered by the FHLB of San Francisco and to manage its interest rate risk by utilizing various maturities made available through the FHLB of San Francisco. See “Business—Sources of Funds—Borrowings” and “—Asset and Liability Management.”

At December 31, 2000, reverse repurchase agreements amounted to $14.5 million, as compared to $78.8 million at December 31, 2001 and $106.7 million at June 30, 2002. Reverse repurchase agreements represent a competitive cost short-term funding source for Commercial Capital Bancorp, FIPMC and the Bank. See “—Liquidity and Capital Resources” and “Business—Sources of Funds—Borrowings.”

FIPMC’s mortgage banking operations are primarily funded by warehouse lines of credit. Warehouse lines of credit amounted to $32.0 million at December 31, 2000, $52.4 million at December 31, 2001 and $40.4 million at June 30, 2002. At June 30, 2002, FIPMC had one warehouse line of credit agreement outstanding with GMAC/RFC Commercial Funding, which provides for borrowings of up to $75 million. FIPMC currently pays interest at the one-month London Interbank Offer Rate, or LIBOR, plus 100 basis points. FIPMC is also charged various fees based upon utilization of this line and as a percentage of its quarterly net income. This warehouse line of credit agreement is renewable annually with the next expiration date on September 30, 2002. FIPMC is negotiating an extension of the term as well as an increase in the maximum borrowing capacity under the line of credit to $100.0 million. See “—Asset and Liability Management” and “Business—Sources of Funds—Borrowings.”

Trust preferred securities amounted to $15.0 million at December 31, 2001 and $35.0 million at June 30, 2002. We did not have any trust preferred securities as of December 31, 2000. We issued $15.0 million of trust preferred securities on November 28, 2001, $5.0 million of trust preferred securities on March 15, 2002 and $15.0 million of trust preferred securities on March 26, 2002. In each case, the trust preferred securities were issued through newly-created special purpose business trust subsidiaries. Each issuance of trust preferred securities has a 30-year maturity, a five-year call feature and pays interest at a designated margin over either six month or three month LIBOR. The issuance of trust preferred securities has increased the Bank’s Tier 1 capital through our contribution of $29.8 million of the proceeds to the Bank. Although the OTS does not currently impose minimum capital requirements for financial institution holding companies, the increase in our Tier 1 capital resulting from the offering will have the effect of increasing the amount of our trust preferred securities that would qualify for Tier 1 capital treatment if the OTS were to adopt comparable minimum capital requirements for financial institution holding companies in the future or if we ever became subject to the supervision or regulation of the Federal Reserve Board. See “Business—Sources of Funds—Borrowings.”

Stockholders’ Equity.    Stockholders’ equity increased from $24.8 million at December 31, 2000 to $26.8 million at December 31, 2001 and further increased to $33.4 million at June 30, 2002. The increases in stockholders’ equity reflected the $1.6 million of net income recognized and the $1.6 million of common stock issued in private transactions during the year ended December 31, 2001 and the $3.9 million of net income recognized and the $1.2 million of common stock issued in private transactions during the six months ended June 30, 2002. See “Management—Certain Relationships and Related Transactions.” The changes in stockholders’ equity also reflect the $673,000 in unrealized losses recognized during the year ended December 31, 2001, the $1.8 million in unrealized gains recognized during the six months ended June 30, 2002, in each case with respect to our securities classified as available-for-sale, and the $63,000 of common stock repurchased during the year ended December 31, 2001 and the $357,000 of common stock repurchased during the six months ended June 30, 2002. In addition, stockholders’ equity was also impacted by the amortization of deferred compensation of $871,000 for the year ended December 31, 2000, $139,000 for the year ended December 31, 2001 and $69,000 for the six months ended June 30, 2002.

Results of Operations

General.    Our results of operations have historically been derived primarily from the results of two of our wholly-owned subsidiaries, FIPMC and the Bank. Our results of operations depend substantially on our net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of loans receivable, securities and other short-term investments, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also substantially dependent upon our generation of noninterest income, consisting of income from our mortgage banking operations (i.e., cash gains on sales of loans and mortgage banking fees), as well as banking, servicing and trust fees. Other factors contributing to our results of operations include our provisions for loan losses, gains on sales of securities and income taxes as well as the level of our noninterest expenses, such as compensation and benefits, occupancy and equipment and miscellaneous other operating expenses.

We reported net income of $3.9 million during the six months ended June 30, 2002, as compared to net income of $127,000 during the six months ended June 30, 2001. We reported net income of $1.6 million during the year ended December 31, 2001, as compared to a net loss of $522,000 during the year ended December 31, 2000 and a net loss of $1.3 million during the year ended December 31, 1999. The losses recognized during the years ended December 31, 2000 and 1999 reflect the significant expenditures we made during such years to build the necessary infrastructure to position us for future growth as well as non-cash stock compensation expense associated with restricted stock award agreements entered into with three of our executive officers. As a result of our deploying the proceeds raised in connection with our issuance of additional shares of common stock during 2000, 2001 and 2002, and the additional capital raised as a result of our issuance of trust preferred securities, as well as retained earnings, we were able to substantially increase our net income during the six months ended June 30, 2002 and the year ended December 31, 2001, when compared to the same respective periods in the prior year. These increases reflect significant increases in net interest income, resulting from a combination of increases in interest-earning assets, net interest margin and noninterest income, which, in turn, resulted from increases in income from our mortgage banking operations and increases in gains on sales of securities. During the six months ended June 30, 2002, we reported a return on average assets of 1.46% and a return on average stockholders’ equity of 25.82%, as compared to a return on average assets of 0.66% and a return on average stockholders’ equity of 5.98% for the year ended December 31, 2001.

Net Interest Income.    Net interest income is determined by our interest rate spread (i.e., the difference between the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities) and the relative amounts of our interest-earning assets and interest-bearing liabilities. Net interest income totaled $9.0 million during the six months ended June 30, 2002, as compared to $2.4 million during the six months ended June 30, 2001. Net interest income totaled $6.6 million during the year ended December 31, 2001, as compared to $5,000 during the year ended December 31, 2000 and $131,000 during the year ended December 31, 1999. Prior to our acquisition of the Bank in December 2000, our net interest income was limited as we were unable to retain any of the loans originated by FIPMC. The significant increases in net interest income during the six months ended June 30, 2002 and the year ended December 31, 2001, when compared to the same periods in the prior year, reflect the substantial increases in interest-earning assets (primarily loans and securities) combined with decreases in our cost of funds during such periods. The increases in our interest-earning assets reflect our strategy of growing our loan and securities portfolio through the Bank’s continued purchase of loans from FIPMC and mortgage-backed securities. The decreases in our cost of funds are attributable to the eleven interest rate cuts by the Federal Reserve Board during 2001, combined with our decision during 2001 to shorten the duration of deposits and borrowings in anticipation of the foregoing interest rate cuts. In addition, since our deposits and borrowings repriced more quickly than our loans and securities, our cost of funds declined more rapidly than the yield earned on our interest-earning assets.

Beginning in the fourth quarter of 2001 and continuing through the six months ended June 30, 2002, we have been extending the durations of our borrowings, primarily FHLB of San Francisco advances. Our net interest margin was 3.54% during the six months ended June 30, 2002, 2.76% during the six months ended June 30, 2001 and 3.06% during the year ended December 31, 2001.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information with respect to the Bank is based on average daily balances while certain information with respect to Commercial Capital Bancorp and FIPMC is based on average month-end balances during the indicated periods. We acquired the Bank on December 22, 2000, prior to which time, our interest-earnings assets and interest income were negligible. Consequently, information required to be presented in this table for the years ended December 31, 2000 and 1999 has been omitted because it is not meaningful.

	Six Months Ended June 30,						Year Ended December 31, 2001
	2002			2001
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Total loans (1)	$322,951	$10,920	6.76%	$121,627	5,010	8.24%	$152,583	$11,878	7.78%
FHLB stock	8,673	230	5.30	2,738	80	5.84	3,031	168	5.54
Securities (2)	171,995	5,255	6.11	44,753	1,535	6.86	57,043	3,690	6.47
Cash and cash equivalents (3)	5,956	37	1.24	5,717	117	4.09	4,394	143	3.25

Total interest-earning assets	509,575	16,442	6.45	174,835	6,742	7.71	217,051	15,879	7.32
Noninterest-earning assets	21,213			17,421			17,405

Total assets	$530,788			$192,256			$234,456

Interest-bearing liabilities:
Deposits:
Transaction accounts (4)	$24,275	346	2.87	$15,610	363	4.69	$14,539	576	3.96
Certificates of deposit	148,169	2,050	2.79	51,889	1,529	5.94	67,176	3,347	4.98

Total deposits	172,444	2,396	2.80	67,499	1,892	5.65	81,715	3,923	4.80
Securities sold under agreements to repurchase	99,237	929	1.89	7,223	222	6.20	20,032	668	3.33
FHLB advances	148,236	2,671	3.63	51,347	1,349	5.30	56,994	2,864	5.03
Warehouse lines of credit	45,320	652	2.90	28,115	862	6.18	34,124	1,707	5.00
Trust preferred securities	25,941	779	6.06	—	—	—	1,375	86	6.25

Total interest-bearing liabilities	491,178	7,427	3.05	154,184	4,325	5.66	194,240	9,248	4.76

Noninterest-bearing deposits	6,228			10,607			10,369
Other noninterest-bearing liabilities	3,348			1,526			2,807

Total liabilities	500,754			166,317			207,416
Minority interest	—			942			1,020
Stockholders’ equity	30,034			24,997			26,020

Total liabilities, minority interest and stockholders’ equity	$530,788			$192,256			$234,456

Net interest-earning assets	$18,397			$20,651			$22,811

Net interest income/interest rate spread		$9,015	3.40%		$2,417	2.05%		$6,631	2.56%

Net interest margin			3.54%			2.76%			3.06%

(1)	The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.
(2)
Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.

(3)	Consists of cash and due from banks, restricted cash and federal funds sold.
(4)	Consists of savings, NOW and money market accounts.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate/volume (change in rate multiplied by change in volume). We acquired the Bank on December 22, 2000. Consequently, information required to be presented in this table comparing each of the years ended December 31, 2001 and 2000 with the prior year has been omitted because it is not meaningful.

	Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001
	Increase (decrease) due to
	Rate	Volume	Rate/ Volume	Total Net Increase (Decrease)
	(In Thousands)
Interest-earning assets:
Total loans	$(900)	$8,295	$(1,485)	$5,910
Securities	(168)	4,364	(476)	3,720
FHLB stock	(7)	173	(16)	150
Cash and cash equivalents	(81)	5	(4)	(80)

Total net change in income on interest-earning assets	(1,156)	12,837	(1,981)	9,700

Interest-bearing liabilities:
Deposits
Transaction accounts	(142)	203	(78)	(17)
Certificates of deposit	(817)	2,860	(1,522)	521

Total deposits	(959)	3,063	(1,600)	504
Securities sold under agreements to repurchase	(156)	2,852	(1,989)	707
FHLB advances	(429)	2,568	(817)	1,322
Warehouse lines of credit	(461)	531	(280)	(210)
Trust preferred securities	—	779	—	779

Total net change in expense on interest-bearing liabilities	(2,005)	9,793	(4,686)	3,102

Change in net interest income	$849	$3,044	$2,705	$6,598

Interest Income.    Total interest income amounted to $16.4 million during the six months ended June 30, 2002, as compared to $6.7 million during the six months ended June 30, 2001. Total interest income was $15.9 million for the year ended December 31, 2001, $3.2 million for the year ended December 31, 2000 and $1.4 million for the year ended December 31, 1999. Our acquisition of the Bank in December 2000 was the principal reason for the increase in our interest income, due to our ability to hold loans, securities and other interest-earning assets in the Bank’s portfolio. We also earn interest income relating to loans held for sale at FIPMC and securities held at FIPMC and Commercial Capital Bancorp.

Interest income on loans totaled $10.9 million during the six months ended June 30, 2002 and $5.0 million during the six months ended June 30, 2001. Interest income on loans totaled $11.9 million for the year ended December 31, 2001, $3.2 million for the year ended December 31, 2000 and $1.3 million for the year ended December 31, 1999. The small amount of interest income on loans recognized during 2000 and 1999 reflects the fact that we did not yet own the Bank and interest income on loans was limited to the interest earned on loans held for sale by FIPMC. The increases in interest income on loans during the six months ended June 30, 2002 and the year ended December 31, 2001, when compared to the same periods in the prior year, reflect the increases in our average balance of loans receivable, resulting from the Bank’s increased loan purchases from FIPMC during such periods. The Bank acquired $161.7 million of loans from FIPMC during the six months ended June 30, 2002 and $134.5 million of loans from FIPMC during the year ended December 31, 2001, consisting primarily of loans secured by multi-family residential properties. The average yield earned on our loans receivable amounted to 6.76% during the six months ended June 30, 2002, 8.24% during the six months ended June 30, 2001 and 7.78% during the year ended December 31, 2001. The decline in the average yield reflected the overall decrease in market rates of interest that occurred over this period.

Interest income on securities and other interest-earning assets, which consist of federal funds sold and FHLB stock, totaled $5.5 million during the six months ended June 30, 2002, as compared to $1.7 million during the six months ended June 30, 2001. Interest income on securities and other interest-earning assets totaled $4.0 million for the year ended December 31, 2001, $54,000 for the year ended December 31, 2000 and $65,000 for the year ended December 31, 1999. Commencing with our acquisition of the Bank in December 2000, we proceeded to build a securities portfolio comprised primarily of U.S. government agency mortgage-backed securities. During 2001, we restructured our securities portfolio in order to take advantage of changes in the interest rate environment. During the year ended December 31, 2001, we purchased $208.5 million of securities and sold or experienced repayments or prepayments of $126.3 million. During the six months ended June 30, 2002, we purchased $153.3 million of securities and sold or experienced repayments or prepayments of $47.9 million and decreased our investment in 30-year mortgage-backed securities and increased our investment in 15-year mortgage-backed securities. The effect on interest income of the increase in the average balance of securities during the six months ended June 30, 2002 and the year ended December 31, 2001 was partially offset by a decrease in the average yield earned on such assets during these periods. The decrease in the average yield during the six months ended June 30, 2002 and the year ended December 31, 2001 was due to a combination of the general decline in market rates of interest as well as a shortening of the duration of our securities portfolio during the first six months of 2002. As a result of the foregoing, the average yield earned on securities and other interest-earning assets declined from 6.21% for the year ended December 31, 2001 to 5.92% for the six months ended June 30, 2002.

Interest Expense.    Total interest expense amounted to $7.4 million during the six months ended June 30, 2002, as compared to $4.3 million during the six months ended June 30, 2001. Total interest expense was $9.2 million for the year ended December 31, 2001, $3.2 million for the year ended December 31, 2000 and $1.3 million for the year ended December 31, 1999. Our interest expense increased significantly following our acquisition of the Bank as we increased our amount of deposits and borrowings.

Interest expense on deposits totaled $2.4 million during the six months ended June 30, 2002, $1.9 million during the six months ended June 30, 2001, and $3.9 million during the year ended December 31, 2001. We did not acquire the Bank until December 2000 and, consequently, did not recognize any interest expense on deposits during 2000 or 1999. Our average balance of deposits has increased from $92.1 million for the year ended December 31, 2001 to $178.7 million for the six months ended June 30, 2002. The effect on interest expense of the increase in the average balance of deposits was partially offset by a decline in the average rate paid on deposits due to the general decline in market rates of interest during such periods. The average rate paid on interest-bearing deposits declined from 4.80% for the year ended December 31, 2001 to 2.80% for the six months ended June 30, 2002.

Interest expense on borrowings, consisting of FHLB of San Francisco advances, reverse repurchase agreements, warehouse lines of credit and trust preferred securities, amounted to $5.0 million during the six months ended June 30, 2002, compared to $2.4 million during the six months ended June 30, 2001. Interest expense on borrowings amounted to $5.3 million for the year ended December 31, 2001, $3.2 million for the year ended December 31, 2000 and $1.3 million for the year ended December 31, 1999. Our average balance of borrowings has increased from $112.5 million for the year ended December 31, 2001 to $318.7 million for the six months ended June 30, 2002. The effect on interest expense of the increases in the average balance of borrowings was partially offset by decreases in the average rate paid on borrowings due to the general decline in market rates of interest during such periods. As discussed previously, we have been lengthening the durations of our borrowings starting in the fourth quarter of 2001 through June 2002. The average rate paid on borrowings declined from 4.73% for the year ended December 31, 2001 to 3.18% for the six months ended June 30, 2002.

Provision for Loan Losses.    We established provisions for loan losses of $814,000 during the six months ended June 30, 2002, $228,000 during the six months ended June 30, 2001 and $686,000 during the year ended December 31, 2001. We did not acquire the Bank until December 2000 and, consequently, did not provide for losses on loans during 2000 or 1999. However, in connection with our acquisition of the Bank in December 2000, we did acquire an allowance for loan losses of $420,000 which the Bank had accumulated prior to its acquisition. The provisions we established during the six months ended June 30, 2002 and the year ended December 31, 2001 were provided in order to maintain our allowance for loan losses at what management believed to be an adequate level. The assessment of the adequacy of our allowance for loan losses is based upon a number of quantitative and qualitative factors, including levels and trends of past due and nonaccrual loans, levels and trends in asset classifications, change in volume and mix of loans, and collateral values. Quantitative factors used to assess the adequacy of the allowance for loan losses are established based upon management’s assessment of the credit risk in the portfolio, historical loan loss experience and our loan underwriting policies. At June 30, 2002, we did not have any non-performing loans. See “Business—Asset Quality—Allowance for Loan Losses.”

Management believes that its allowance for loan losses at June 30, 2002 was adequate. Nevertheless, our loan portfolio is relatively unseasoned and there can be no assurance that additions to such allowance will not be necessary in future periods, particularly as we continue to grow our multi-family residential and commercial loan portfolios. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our valuation allowance. These agencies may require increases to the allowance based on their judgments of the information available to them at the time of their examination.

Noninterest Income.    The following table sets forth information regarding our noninterest income for the periods shown.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In Thousands)
Noninterest income:
Gain on sale of loans	$1,886	$913	$2,671	$1,812	$3,168
Gain on sale of securities	56	256	1,424	—	—
Mortgage banking fees, net	259	454	645	563	332
Banking and servicing fees	136	42	114	—	—
Trust fees	83	36	88	—	—
Other income	73	—	—	—	—

Total noninterest income	$2,493	$1,701	$4,942	$2,375	$3,500

Total noninterest income amounted to $2.5 million during the six months ended June 30, 2002, compared to $1.7 million during the six months ended June 30, 2001. Total noninterest income was $4.9 million for the year ended December 31, 2001, $2.4 million for the year ended December 31, 2000 and $3.5 million for the year ended December 31, 1999. Our noninterest income amounted to 13.2% of total revenues (which is comprised of total interest income and total noninterest income) during the six months ended June 30, 2002, as compared to 20.1% during the six months ended June 30, 2001, 23.7% during the year ended December 31, 2001, 42.3% during the year ended December 31, 2000 and 71.3% during the year ended December 31, 1999. While our noninterest income has been increasing over the periods, the decrease as a percentage of total revenues is due to larger increases in total interest income over the periods. Our noninterest income consists primarily of income earned by FIPMC with respect to its mortgage banking activities. Income earned by FIPMC from its mortgage banking operations is considered recurring core income for us and consists of cash gains on sales of loans which are generally sold at a premium in excess of 1.0% of the loan amount, and mortgage banking fees (i.e., fees received on FIPMC’s loan originations less direct origination costs, including salaries, commissions paid to its loan brokers and other third party loan expenses). FIPMC expects to sell more than 50% of the loans originated by FIPMC to unaffiliated financial institutions. While FIPMC’s in-house originations and sales generate both cash gains on sale of loans and mortgage banking fees, its conduit and brokered originations and sales generate only mortgage banking fees.

Total noninterest income increased by $792,000, or 46.6%, during the six months ended June 30, 2002, as compared to the six months ended June 30, 2001, due to a $973,000, or 106.6%, increase in gain on sale of loans, which was partially offset by a decline of $195,000, or 43.0%, in mortgage banking fees. During the six months ended June 30, 2002, FIPMC originated $361.0 million of loans and sold, servicing released, $206.6 million of loans to third parties (including conduit and brokered originations and sales), as compared to $200.6 million of originations and $133.8 million of such sales during the six months ended June 30, 2001. The decline in mortgage banking fees reflects a decline in the amount of loans originated and sold through conduit and brokered channels during the six months ended June 30, 2002, as compared to the same period in 2001. Also contributing to the increase in noninterest income was a $94,000 increase in banking and servicing fees and a $47,000 increase in trust fees during the six months ended June 30, 2002, as compared to the same period in 2001. Banking and servicing fees increased as a result of an increase in the receipt of prepayment fees from the payoff of loans, while the increase in trust fees reflects the Bank’s creation of a trust department in November 2000. At June 30, 2002, the trust department had 31 accounts with a total of $30.0 million of funds under management and was generating revenues which, on a stand-alone basis, were almost sufficient to cover the trust department’s operating expenses. See “Business—Trust and Investment Services.”

Total noninterest income increased by $2.6 million, or 108.1%, during the year ended December 31, 2001, as compared to the year ended December 31, 2000, due to $1.4 million of gains on sales of securities and a $859,000, or 47.4%, increase in gain on sale of loans. The increase in the gain on sale of loans was due to an increase in loans originated and sold by FIPMC as well as an increase in the average price of the loans sold. During the year ended December 31, 2001, FIPMC originated $483.0 million of loans and sold, servicing released, $318.1 million of loans to third parties (including conduit and brokered originations and sales), as compared to $314.9 million of originations and $258.2 million of such sales during the year ended December 31, 2000. We also recognized $114,000 of banking and servicing fees and $88,000 of trust fees during 2001.

Total noninterest income decreased by $1.1 million, or 32.1%, during the year ended December 31, 2000, as compared to the year ended December 31, 1999, due to a $1.4 million, or 42.8%, decrease in gain on sale of loans, which was partially offset by a $231,000, or 69.6%, increase in mortgage banking fees. The decrease in gain on sale of loans was due to a decline in loan sales during 2000, while the increase in mortgage banking fees reflected an increase in the amount of loans originated and sold through conduit and broker channels during 2000 as compared to 1999. During the year ended December 31, 2000, FIPMC originated $314.9 million of loans and sold, servicing released, $258.2 million of loans (including conduit and brokered originations and sales), as compared to $315.3 million of loan originations and $309.1 million of such sales during the year ended December 31, 1999.

Noninterest Expenses.    The following table sets forth information regarding our noninterest expenses for the periods shown.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(In Thousands)
Noninterest expenses:
Compensation and benefits	$2,187	$1,688	$4,067	$1,144	$2,018
Non-cash stock compensation	69	69	139	871	855
Occupancy and equipment	530	507	1,024	749	673
Marketing	278	39	70	80	208
Data processing	129	117	241	—	—
Professional and consulting	173	94	201	218	314
Insurance premiums	95	37	120	43	41
Amortization of goodwill	—	372	748	—	—
Other	571	434	897	537	623

Total noninterest expenses	$4,032	$3,357	$7,507	$3,642	$4,732

Total noninterest expenses amounted to $4.0 million for the six months ended June 30, 2002, as compared to $3.4 million for the six months ended June 30, 2001. Total noninterest expenses were $7.5 million for the year ended December 31, 2001, $3.6 million for the year ended December 31, 2000 and $4.7 million for the year ended December 31, 1999. Total noninterest expense increased by $675,000, or 20.1%, during the six months ended June 30, 2002, as compared to the six months ended June 30, 2001, due primarily to higher compensation costs which resulted from a bonus accrual that did not occur during the first six months of 2001. Non-cash stock compensation expense associated with restricted stock award agreements entered into with three of our executive officers amounted to $69,000 during each of the six month periods ended June 30, 2002 and June 30, 2001. We expect to recognize an additional $69,000 of such non-cash stock compensation expense during the final six months of 2002 and $417,000 of such expense during 2003, assuming the expiration of the lock-up period in 2003. We will not recognize any expense related to such restricted shares for any period subsequent to 2003 assuming the expiration of the lock-up period in 2003. See “Management-Restricted Stock Award Agreements” and note 19 to our consolidated financial statements. The increase in total noninterest expenses during the six months ended June 30, 2002, as compared to the same period in 2001, was also due to higher professional costs and increased marketing costs associated with the promotion of our deposit products and services, which increases were partially offset by the discontinuation of the amortization of goodwill due to our adoption of SFAS No. 142. The Bank opened a new branch in a high-end retail center located in south Orange County, California in September 2002 which will further increase both compensation and occupancy and equipment expense, as well as other costs associated with expanding its retail banking franchise. Insurance premiums consist of expenses relating to various insurance policies we maintain as well as FDIC insurance premiums. FDIC insurance premiums are a function of the Bank’s deposit base and are assessed at a rate established by the FDIC, which assessment rate may be increased in accordance with proposed legislation being considered in Congress. See “Regulation—Regulation of the Bank—Proposed Legislation.” Notwithstanding the foregoing, we have improved our operating efficiency as evidenced by our efficiency ratio which declined from 77.29% for the six months ended June 30, 2001 to 35.21% for the six months ended June 30, 2002.

Total noninterest expenses increased by $3.9 million, or 106.1%, during the year ended December 31, 2001, as compared to the year ended December 31, 2000, due to increases in compensation and benefits and occupancy and equipment expense, reflecting the acquisition of the Bank in December 2000, which increases were partially offset by a decrease in non-cash stock compensation expense of $732,000 related to the restricted stock award agreements referenced above. The acquisition of the Bank also resulted in $14.0 million of goodwill and, accordingly, during the year ended December 31, 2001 we recognized $748,000 of goodwill amortization expense. As a result of the adoption by the FASB of SFAS No. 142, goodwill is no longer required to be amortized but will instead be tested at least annually for impairment. Consequently, we do not expect to recognize goodwill amortization expense during 2002 or in future periods. See “—Recent Accounting Pronouncements.”

Total noninterest expenses decreased by $1.1 million, or 23.0%, during the year ended December 31, 2000, as compared to the year ended December 31, 1999 due primarily to lower compensation costs. Compensation and benefits declined by $874,000, or 43.3%, partially due to a reduction in staff that occurred in early 2000, while miscellaneous other operating expenses (primarily office operating expense and other loan-related expenses) decreased by $86,000, or 13.8%. The overall decrease in total non-interest expense was partially offset by an increase of $16,000, or 1.9%, in non-cash stock compensation expense related to our restricted stock award agreements.

Income Taxes.    We recognized $2.8 million of income tax expense during the six months ended June 30, 2002 and $377,000 of income tax expense during the six months ended June 30, 2001. During the year ended December 31, 2001, we recognized $1.7 million of income tax expense, while we recognized an income tax benefit of $740,000 during the year ended December 31, 2000. Prior to December 22, 2000, FIPMC operated as a limited partnership which was not a taxable entity (the operating results of FIPMC were included in the tax returns of its partners). Consequently, no provision for income taxes was provided for any period prior to December 22, 2000. If FIPMC had been a taxable entity for 1999 and all of 2000, its pro forma income tax expense would have been $233,000 in 2000 and its pro forma income tax benefit would have been $447,000 in 1999. Our effective tax rate was 41.8% for the six months ended June 30, 2002, 70.7% for the six months ended June 30, 2001 and 50.8% for the year ended December 31, 2001. The relatively high effective tax rates for the six months ended June 30, 2001 and the year ended December 31, 2001 reflected goodwill amortization which is not deductible for tax purposes. In accordance with SFAS No. 142, we are no longer required to amortize our goodwill.

Income Allocated to Minority Interest.    On December 22, 2000, we acquired approximately 90% of the outstanding shares of common stock of the Bank. We acquired the remaining outstanding shares of common stock of the Bank on December 31, 2001 for a cash purchase price of $1.2 million. Consequently, for the period between December 22, 2000 and December 31, 2001, we allocated a portion of the Bank’s net income to this minority interest. This resulted in a $108,000 allocation of income to minority interest for the year ended December 31, 2001. As a result of our purchase of the remaining shares of common stock of the Bank on December 31, 2001, the Bank is now a wholly owned subsidiary.

Cumulative Effect of Change in Accounting Principle.    Effective January 1, 1999, we adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, or SOP 98-5. Prior to the adoption of SOP 98-5, we capitalized our organizational costs and amortized them over a period of five years. SOP 98-5 required that the costs of start-up activities be expensed as incurred. Start-up costs totaling $156,000 were expensed in 1999 and are reflected in our consolidated statements of operations included elsewhere herein as a cumulative effect of change in accounting principle.

Asset and Liability Management

General.    Changes in interest rates can have a variety of effects on our business. In particular, changes in interest rates affect our net interest income, net interest margin, net income, the value of our securities portfolio, the volume of loan originations, the interest rate spread on loans held for sale and the amount of gain on the sale of loans.

Our asset and liability management function is under the guidance of the Bank’s Asset/Liability Committee, or ALCO, which is comprised of the Bank’s senior executive officers. The ALCO meets at least quarterly to review, among other things, the sensitivity of the Bank’s earnings to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of loans, investments and borrowings. In connection therewith, the ALCO reviews the Bank’s liquidity, cash flow needs, the repricing and maturities of loans, investments, deposits and borrowings and current market conditions and interest rates.

The principal objectives of our asset and liability management function are to evaluate the interest rate risk inherent in certain balance sheet items and off-balance sheet commitments, determine the appropriate level of risk given our business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage that risk within board approved guidelines. Through such management, we seek to reduce the vulnerability of our earnings to changes in interest rates.

In addition to quarterly ALCO meetings, the Bank’s management reviews, on an on-going basis, the sensitivity of the Bank’s earnings to interest rate changes in connection with its evaluation of potential loans and securities to be acquired, the pricing of deposits and various forms of borrowings, and other operating and strategic decisions made on behalf of the Bank. Consequently, the Bank’s management is constantly engaged in a dynamic process of evaluating pricing, volumes and mix of both assets and liabilities as they relate to earnings vulnerability and volatility in varying interest rate environments.

The ALCO’s and management’s primary interest rate sensitivity monitoring tool is an asset/liability simulation model which is run on an as-needed basis (at least monthly) and is designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income, net interest margin and net income under different interest rate environments. The Bank also utilizes, for regulatory purposes, market value analysis, which addresses the change in equity value resulting from movements in interest rates. The market value of equity is estimated by valuing the Bank’s assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest rate shifts of the current yield curve upon the market value of the current balance sheet.

A more conventional but limited ALCO monitoring tool involves an analysis of the extent to which assets and liabilities are interest rate sensitive and measuring the Bank’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity “gap” is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceed interest rate sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At June 30, 2002, the Bank’s interest-bearing liabilities which mature or reprice within one year exceeded its interest-earning assets with similar characteristics by $89.5 million, or 16.6% of total assets.

One of the primary goals of the Bank’s ALCO is to effectively model and manage the duration of the Bank’s assets and liabilities so that the respective durations and cash flows of such assets and liabilities are matched as closely as possible. This can be accomplished either by adjusting the Bank’s balance sheet or by utilizing off-balance sheet instruments in order to synthetically adjust the duration of the Bank’s assets and/or liabilities. The Bank has not historically used interest rate swaps, options, futures or other instruments to manage its interest rate risk and, instead, manages such risk on its balance sheet by investing in adjustable-rate loans, purchasing mortgage-backed securities with selected average lives and durations and adjusting the maturities of its borrowings, as described below.

At June 30, 2002, $320.5 million, or 95.5%, of the Bank’s total loans consisted of multi-family residential or commercial real estate loans. The Bank’s multi-family residential and commercial real estate loans either consist of pure adjustable-rate loans indexed to various constant maturity treasury, or CMT, or LIBOR-based indices or are hybrid adjustable-rate loans which are fixed for a period of up to five years and then adjust based on a spread, determined at origination, over the applicable index. At June 30, 2002, of the Bank’s $320.5 million of total multi-family and commercial real estate loans held for investment, $319.6 million, or 99.7%, had interest rates which adjust within a five-year period, of which $185.5 million, or 57.9%, had interest rates which adjust within a one-year period.

The Bank’s securities portfolio consists primarily of fixed-rate U.S. government agency mortgage-backed securities. Beginning in 2002, the Bank began decreasing its investment in U.S. government agency mortgage-backed securities which mature in 30 years and increasing its investment in similar securities that mature within 15 years. At June 30, 2002, $58.7 million, or 35.6%, of the Bank’s mortgage-backed securities portfolio carried maturities of 15 years or less.

Prior to 2002, the Bank primarily relied on shorter-term sources of funds in order to fund its operations. Beginning in the fourth quarter of 2001 and continuing in 2002, management began to extend the maturities on its borrowings, primarily through term FHLB advances. In addition, the Bank has placed a greater emphasis on attracting deposit relationships which provide money market and other transaction accounts. At June 30, 2002, $109.4 million, or 63.7%, of the Bank’s FHLB advances matured in excess of one year ($27.0 million of which are callable by the FHLB of San Francisco) and the Bank had $67.2 million of money market accounts, which represented 26.0% of total deposits as of such date.

The following table summarizes the anticipated maturities or repricing of the Bank’s assets and liabilities as of June 30, 2002, based on the information and assumptions set forth in the notes below.

	Within Three Months	Four to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	Over Five Years	Total
	(In Thousands)
Assets:
Cash and due from banks	$1,965	$—	$—	$—	$—	$1,965
Fed funds sold	700	—	—	—	—	700
Securities (1)(2)	8,292	19,232	40,945	39,034	67,069	174,572
Single-family residential loans (3)	1,179	3,258	279	174	352	5,242
Multi-family residential loans (3)	123,773	55,598	80,180	23,500	583	283,634
Commercial real estate loans (3)	9,762	14,744	10,761	1,643	—	36,910
Commercial business and consumer loans (3)	9,846	17	26	11	13	9,913
Other assets (4)	24,783	—	—	—	—	24,783

Total	180,300	92,849	132,191	64,362	68,017	537,719

Liabilities:
Certificates of deposit	85,985	90,746	5,930	228	—	182,889
NOW accounts and demand deposit accounts	6,626	—	—	—	—	6,626
Money market accounts	67,243	—	—	—	—	67,243
Savings accounts	2,040	—	—	—	—	2,040
FHLB advances (5)	5,492	56,927	82,790	340	27,425	172,974
Securities sold under agreements to repurchase	44,498	—	—	—	—	44,498
Other liabilities (6)	3,056	—	—	—	—	3,056

Total	214,940	147,673	88,720	568	27,425	479,326

Excess (deficiency) of total assets over total liabilities	$(34,640)	$(54,824)	$43,471	$63,794	$40,592

Cumulative excess (deficiency) of total assets over total liabilities	$(34,640)	$(89,464)	$(45,993)	$17,801	$58,393

Cumulative excess (deficiency) of total assets over total liabilities as a percentage of total assets	(6.44)%	(16.64)%	(8.55)%	3.31%	10.86%

(Footnotes on following page)

(1)
Comprised of U.S. government securities and mortgage-backed securities which are classified as held-to-maturity and available-for-sale. Reflects estimated prepayments in the current interest rate environment.

(2)	Includes FHLB stock.
(3)
Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments.

(4)	Includes loan premiums, deferred fees, goodwill, bank owned life insurance, accrued interest receivable and other assets.
(5)
Adjustable-rate advances are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate advances are included in the periods in which they are scheduled to mature.

(6)	Includes accrued interest payable and other liabilities.

Although “gap” analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

As a result of the foregoing limitations, the Bank also uses a dynamic, internally generated, interest sensitivity analysis that incorporates detailed information on the Bank’s loans, investments, deposits and borrowings into an asset/liability management model designed for financial institutions. This analysis measures interest rate risk by computing changes in the Bank’s net interest income, net interest margin and net income (taking into account the Bank’s budget, index lags, rate floors and caps, scheduled and unscheduled repayment of principal, redirection of cash flows and lags of deposit rates) in the event of assumed changes in interest rates. This analysis assesses the effect on net interest income, net interest margin and net income in the event of an increase or decrease in interest rates, assuming such increase/decrease occurs ratably over the next twelve months and remains constant over the subsequent twelve months. Based on the sensitivity analysis performed by the Bank, a gradual increase in interest rates of 200 basis points during the twelve months following June 30, 2002 would decrease projected net interest income by 13.0%, while a decline in interest rates of 200 basis points would increase projected net interest income by 9.4%.

Management believes that the assumptions used in its interest sensitivity analysis to evaluate the vulnerability of its net interest income to changes in interest rates approximate actual experiences and considers them to be reasonable. However, the interest rate sensitivity of the Bank’s assets and liabilities and the estimated effects of changes in interest rates on the Bank’s net interest income could vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

Although our asset and liability management function is primarily focused on the Bank, FIPMC and Commercial Capital Bancorp are also generally exposed to interest rate risk. Changes in interest rates affect FIPMC’s net interest income with respect to its loans held for sale, the net interest income earned by both FIPMC and Commercial Capital Bancorp on their securities portfolios, and the value of their securities portfolios. At June 30, 2002, FIPMC had $45.0 million of loans held for sale and FIPMC and Commercial Capital Bancorp had an aggregate of $63.1 million of U.S. government agency mortgage-backed securities, which were funded primarily with short-term reverse repurchase agreements.

FIPMC attempts to limit its interest rate risk by originating adjustable-rate loans and by limiting the dollar amount and period of time loans are held for sale. FIPMC and Commercial Capital Bancorp also attempt to limit their interest rate risk by purchasing shorter duration, higher cash flow mortgage-backed securities. At June 30, 2002, FIPMC’s and Commercial Capital Bancorp’s securities portfolios had an estimated weighted average life of 5.3 years and the average amount of time a loan was held by FIPMC pending sale was 13 days. However, FIPMC is negotiating to enter into a sub-facility with its warehouse lender which would provide it with the flexibility to aggregate up to $25.0 million of loans for a period of up to 24 months and to sell such loans in bulk.

See “Business—Sources of Funds—Borrowings.” To the extent that FIPMC determines to hold its loans for longer periods of time pending their future sale, management of FIPMC may consider additional means of limiting its exposure to this interest rate risk.

Liquidity and Capital Resources

Liquidity.    The objective of liquidity management is to ensure that we have the continuing ability to maintain cash flows that are adequate to fund our operations and meet our debt obligations and other commitments on a timely and cost-effective basis. Our liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as federal funds sold. If we require funds beyond our ability to generate them internally, various forms of both short- and long-term borrowings provide an additional source of funds.

Liquidity management at the Bank focuses on the Bank’s ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is the Bank’s policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations and to make investments that take advantage of interest rate spreads. The Bank monitors its liquidity in accordance with guidelines established by its board of directors and applicable regulatory requirements. The Bank’s need for liquidity is affected by its loan purchase activity, net changes in deposit levels and the scheduled maturities of its borrowings. The Bank can minimize its cash requirements by modifying the amount of loans purchased. However, liquidity demand resulting from net reductions in deposits is usually caused by factors over which the Bank has limited control. The principal sources of the Bank’s liquidity consist of deposits, interest and principal payments and prepayments, its ability to sell assets at market prices and its ability to pledge its unencumbered assets as collateral for borrowings, advances from the FHLB of San Francisco and reverse repurchase agreements. At June 30, 2002, the Bank had $90.3 million in available FHLB borrowing capacity, which reflects a temporary increase in the Bank’s borrowing capacity to 50% of total assets by the FHLB of San Francisco pursuant to a request by the Bank in order to fund loan and securities purchases in connection with our issuance of trust preferred securities, and $68.7 million of unencumbered securities available to either be borrowed against or sold. Subsequent to June 30, 2002, the Bank’s borrowing capacity was adjusted by the FHLB of San Francisco back to its historical advance rate of 40% of its total assets. If the Bank’s borrowing capacity had not been increased as of June 30, 2002, the Bank would have had $36.6 million in available FHLB borrowing capacity. Furthermore, we believe that the Bank’s loans can generally be sold for more than their carrying values and the Bank may in the future securitize a portion of its loans. At June 30, 2002, the Bank had outstanding commitments (including unused lines of credit) to originate and/or purchase loans of $36.5 million. Certificates of deposit which are scheduled to mature within one year totaled $176.7 million at June 30, 2002, and borrowings that are scheduled to mature within the same period amounted to $62.3 million.

Liquidity management at FIPMC focuses on FIPMC’s ability to generate sufficient cash to fund its loan commitments, make principal and interest payments with respect to outstanding borrowings and pay its operating expenses. FIPMC’s need for liquidity is affected by the level of its loan commitments and loan demand, its ability to sell the loans that it originates and the amount of time FIPMC holds its loans pending their sale. FIPMC’s principal sources of liquidity consist primarily of proceeds generated from the sale of loans and borrowings, a warehouse line of credit and reverse repurchase agreements. At June 30, 2002, FIPMC had $34.6 million in available borrowing capacity under its warehouse line of credit. FIPMC is negotiating to increase the maximum borrowing capacity under its line of credit from $75.0 million to $100.0 million. FIPMC would have had $59.6 million in available borrowing capacity at June 30, 2002 had the increase in borrowing capacity been available as of such date. At June 30, 2002, FIPMC had outstanding commitments to originate loans of $24.1 million.

Liquidity management at the holding company level focuses on Commercial Capital Bancorp’s ability to generate sufficient cash to fund its operating expenses. Beginning in June 2002, we began making interest payments on our trust preferred securities. At June 30, 2002, our annual interest payments with respect to our outstanding trust preferred securities amounted to $2.0 million in the aggregate, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by cash and liquid investments at Commercial Capital Bancorp, which amounted to $1.0 million at June 30, 2002, and dividends from FIPMC.

Capital Resources.    Federally insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. See “Regulation-Regulation of the Bank-Regulatory Capital Requirements.” The following table reflects the Bank’s actual levels of regulatory capital and minimum regulatory capital requirements at June 30, 2002.

	Required(1)		Actual		Excess
	Percent	Amount	Percent	Amount	Percent	Amount
	(Dollars in Thousands)
Tangible capital	1.50%	$7,831	8.35%	$43,569	6.85%	$35,738
Tier 1 leverage capital (2)	4.00	20,884	8.35	43,569	4.35	22,685
Risk-based capital (3)	8.00	24,486	14.86	45,490	6.86	21,004

(1)
Does not reflect the requirements to be met in order for an institution to be deemed “adequately capitalized” under applicable laws and regulations. See “Regulation—Regulation of the Bank—Prompt Corrective Action.”

(2)	Does not reflect amendments which were proposed by the OTS, which would increase this requirement to between 4% and 5%.
(3)
Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $522.1 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $306.1 million.

Contractual Obligations and Commercial Commitments

The following tables present our contractual cash obligations and commercial commitments as of June 30, 2002.

	Total	Payment due period
		Less than One Year	One to Three Years	Four to Five Years	After Five Years
	(In Thousands)
Contractual cash obligations:
FHLB advances (1)	$171,700	$62,250	$82,450	$—	$27,000	(2)
Warehouse line of credit	40,409	40,409	—	—	—
Securities sold under agreements to repurchase	106,689	106,689	—	—	—
Trust preferred securities	35,000	—	—	—	35,000

Total contractual cash obligations	$353,798	$209,348	$82,450	$—	$62,000

		Amount of Commitment Expiration Per Period
	Unfunded Commitments	Less than One Year	One to Three Years	Four to Five Years	After Five Years
	(In Thousands)
Commercial and mortgage banking commitments:
Lines of credit	$4,795	$4,380	$400	$—	$15
Multi-family and commercial real estate loans	24,121	24,121	—	—	—

Total commercial and mortgage banking commitments	$28,916	$28,501	$400	$—	$15

(Footnotes on following page)

(1)	Net of purchase accounting adjustments of $1.3 million.
(2)
Consists of advances which have a scheduled ten-year maturity but can be redeemed by the FHLB of San Francisco at their option on a quarterly basis. A total of $9.0 million cannot be redeemed by the FHLB of San Francisco until the fourth quarter of 2002.

Inflation and Changing Prices

Our consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to loans held for sale and available-for-sale securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provision of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal Of Long-Lived Assets.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the statement required us to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. In accordance with the statement, we identified our reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to that reporting unit, as of January 1, 2002. To the extent a reporting unit’s carrying amount exceeded its fair value, the reporting unit’s goodwill could be impaired and we were required to perform a second step of the transitional impairment test. In the second step, we were required to compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss is required to be recognized as a cumulative effect of a change in accounting principle. We did not have a transitional impairment loss on goodwill.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on our financial condition.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements including: rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect, and amending SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. We do not expect the adoption of this statement to have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force, or EITF, Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in EITF-94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We will adopt the provisions of SFAS No. 146 for exit or disposal activities that are initiated after December 31, 2002.

BUSINESS

General

We are one of the largest independent banking organizations headquartered in Orange County, California and, based on the percentage growth in our assets on a quarterly basis over the past 24 months, we have been the fastest growing banking organization in Orange County according to FDIC data. Since the formation of FIPMC in April 1998, we have evolved into a diversified financial services holding company which provides a variety of lending and deposit products and services to middle market commercial businesses, income property real estate investors, related real estate service companies and high net worth individuals and professionals. We conduct our operations through the Bank, a federally chartered savings bank, FIPMC, a commercial mortgage banking company, and ComCap, a registered broker dealer. At June 30, 2002, we had consolidated total assets of $649.1 million, net loans held for investment of $333.9 million, total deposits of $256.2 million and stockholders’ equity of $33.4 million.

We are recognized as one of the leading originators of multi-family residential real estate loans in California, having ranked fourth in the state in originations of such loans during the six months ended June 30, 2002. We originate multi-family residential loans and, to a lesser extent, loans secured by commercial real estate, both for our portfolio as well as for sale on a nonrecourse basis to a network of unaffiliated third party financial institutions. Our lending activities generate not only interest income but also a significant amount of noninterest income relating to our mortgage banking operations. We offer our clients commercial business loans, select trust and investment services and a variety of deposit products. We also maintain a significant portfolio of securities, consisting primarily of mortgage-backed securities insured or guaranteed by U.S. government agencies or government-sponsored enterprises, both as a means to enhance our returns, as well as to manage our liquidity and capital.

Our rapid growth and expansion is the result of our adherence to a business model that reflects a systematic and gradual approach toward the establishment of an integrated financial services company, first, through the establishment of a loan origination platform and the development of a secondary market for such loan originations, second, through the acquisition and development of a commercial banking platform, and finally, through the integration of our business operations in order to enhance our growth and profitability.

Market Overview

According to the National Multi Housing Council, the total market value of multi-family residential real estate in the United States is estimated to be over $1.3 trillion, which consists of 16.1 million apartment units. The total market value of multi-family residential real estate in California is estimated to amount to approximately $311 billion, consisting of 2.44 million apartment units, or 15% of the total U.S. market. As of 2000, six of the top ten U.S. multi-family housing markets are located in California, consisting of the metropolitan areas of Los Angeles, San Francisco, San Diego, San Jose, Oakland and Orange County, which together accounted for nearly $290 billion, or 22%, of the total U.S. market value.

The demand for housing within California, particularly multi-family housing, is very strong. According to the California Department of Housing and Community Development, during 1990, it was estimated that there was a shortage of 660,000 housing units within California and, according to the California Senate Office of Research, during the period of 1990 through 1997, the growth in California’s population outpaced the growth in California housing units by 50%. Research from the California Department of Housing and Community Development, indicates that through 2020, in order to meet housing demand in California, 220,000 housing units will need to be built each year. By comparison, according to the California Department of Housing and Community Development, for the period 1990 through 1997, an average of 91,000 housing units, including 27,000 multi-family units, were constructed in California per year. According to the National Multi Housing Council, during 2001, construction commenced on approximately 34,000 multi-family units in California.

Accordingly, we believe that within California, the demand for housing in general, and multi-family housing in particular, will remain strong for the immediate future.

Research from DataQuick indicates that during 2001, over 20,000 multi-family loans secured by properties located within California were originated. These loans had an aggregate principal balance of $13.4 billion and an average loan size of $657,000. This represented a 47% increase from the $9.1 billion of such loans originated during 2000 and a 44% increase from the $9.3 billion of such loans originated during 1999. During the six months ended June 30, 2002, the largest two originators of multi-family residential loans within California were responsible for approximately 25.18% of such originations. The remainder of the market was highly fragmented, with approximately 500 institutions responsible for the remaining 74.82% of total originations, with no other institution responsible for more than 5.4% of total originations.

Based upon quarterly thrift financial reports which are required to be submitted by all OTS-regulated savings institutions, multi-family residential loans have out-performed other loan categories in recent periods from an asset quality perspective. As of March 31, 2002, the latest date as of which information is available, the level of non-current (i.e., non-accrual loans and loans 90 days or more overdue but still accruing interest) multi-family residential loans as a percentage of total multi-family residential loans was 0.17%, as compared to 1.83% for construction and land loans, 1.45% for commercial real estate loans, 0.87% for single-family mortgage loans, 2.3% for commercial business loans and 0.55% for consumer loans. Based on an analysis of the geographic regions of the country prepared by the OTS, the ratio of non-current multi-family residential loans to total multi-family residential loans was even lower, amounting to 0.05% for the western region where we conduct our business operations.

Mortgage Banking Activities

General.    Our mortgage banking activities are conducted through FIPMC. FIPMC focuses on the origination of adjustable-rate multi-family residential and, to a lesser extent, commercial real estate loans. FIPMC sells all of its loan production on a non-recourse basis with servicing released, to the Bank and to a network of other financial institutions located primarily in California.

Loan Originations.    FIPMC originated loans aggregating $361.0 million during the six months ended June 30, 2002 and $483.0 million during the year ended December 31, 2001.

The following table sets forth total loan originations by FIPMC for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in Thousands)
Loans originated:
Multi-family residential:
Number of loans	237	121	292	182	216
Volume of loans	$290,817	$142,899	$369,405	$244,327	$278,765
Average loan size	1,227	1,181	1,265	1,342	1,291
Average LTV (1)	68.81%	69.82%	69.17%	68.37%	71.49%
Average DCR (2)	1.3129	1.2886	1.3007	1.2707	1.2748
Ratio of ARMs (3)	99.64%	100.00%	99.89%	100.00%	99.87%
Ratio of refinancings (3)	59.19%	64.94%	66.46%	34.59%	40.76%
Commercial real estate:
Number of loans	17	8	27	23	8
Volume of loans	$28,333	$5,910	$27,730	$27,012	$15,071
Average loan size	1,667	739	1,027	1,174	1,884
Average LTV (1)	65.26%	56.94%	62.87%	64.55%	67.45%
Average DCR (2)	1.4244	1.3307	1.3676	1.3404	1.2440
Ratio of ARMs (3)	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of refinancings (3)	77.01%	52.45%	70.48%	72.49%	71.33%
Single-family residential (4)	$—	$—	$1,800	$—	$131

Total in-house originations (5)	$319,150	$148,809	$398,935	$271,339	$293,967
Conduit originations	35,310	42,631	68,906	26,760	21,370
Brokered originations	6,550	9,187	15,207	16,849	—

Total loan originations	$361,010	$200,627	$483,048	$314,948	$315,337

(1)
Average loan-to-value, or LTV, is calculated based upon a weighted average of the product of the original principal loan balances and the appraised value of the collateral underlying the applicable loans, divided by the sum of the original principal loan balances.

(2)
Average debt coverage ratio, or DCR, is calculated based upon a weighted average of the product of the underwritten DCR and the original principal loan balances of the applicable loans, divided by the sum of the original principal loan balances.

(3)	Calculated as a percentage of the total dollar volume.
(4)	Consisted of one loan for the year ended December 31, 2001 and one loan for the year ended December 31, 1999.
(5)	In-house originations consist of loans originated by FIPMC which are funded through its warehouse lines of credit.

FIPMC concentrates its lending activities on the origination of small- to medium-sized, adjustable-rate multi-family residential loans, which are secured by rental apartment buildings located primarily in California.

From FIPMC’s formation through June 30, 2002, 47.7% of FIPMC’s multi-family residential loan originations were secured by properties located in Los Angeles County, 9.6% were secured by properties located in Alameda County, 9.3% were secured by properties located in Orange County, 7.9% were secured by properties located in San Diego County and 4.8% were secured by properties located in Sacramento County. FIPMC emphasizes the origination of multi-family residential loans in the $500,000 to $5.0 million range, typically focusing on buildings with 16 to 100 units. As of June 30, 2002, FIPMC’s historical average loan size was $1.3 million for multi-family residential loans. FIPMC originated $294.1 million in multi-family residential loans during the six months ended June 30, 2002, which amounted to 81.5% of total originations during such period, and $403.3 million in multi-family residential loans during the year ended December 31, 2001, which amounted to 83.5% of total originations during such year, including in-house, conduit and brokered originations.

FIPMC also originates commercial real estate loans which are generally secured by mixed-use, shopping/retail centers, office buildings and multi-tenant industrial properties located primarily in California. From FIPMC’s formation through June 30, 2002, 32.3% of FIPMC’s commercial real estate loan originations were secured by properties located in Los Angeles County, 21.6% were secured by properties located in San Diego County, 13.4% were secured by properties located in Alameda County, 7.6% were secured by properties located in Contra Costa County and 7.4% were secured by properties located in Orange County. FIPMC emphasizes the origination of commercial real estate loans in the $500,000 to $5.0 million range, with a historical average loan size of $2.0 million as of June 30, 2002. FIPMC originated $66.9 million in commercial real estate loans during the six months ended June 30, 2002, which amounted to 18.5% of total originations during such period, and $78.0 million in commercial real estate loans during the year ended December 31, 2001, which amounted to 16.1% of total originations during such year, including in-house, conduit and brokered originations.

FIPMC will originate multi-family residential loans for terms of up to 30 years, which are fully amortizing, and commercial real estate loans for terms of up to 10 years based upon a 25-year loan amortization schedule. Such loans are primarily adjustable-rate loans with an interest rate which adjusts based upon a variety of CMT- or LIBOR-based indices, although FIPMC also offers loans that have fixed interest rates for an initial period up to five years and adjust thereafter based on a spread determined at origination over the applicable index for the remaining loan term. FIPMC’s multi-family residential and commercial real estate loans generally have interest rate floors, payment caps and limited prepayment protection. As part of the criteria for underwriting such loans, FIPMC generally establishes a maximum loan-to-value ratio of 75% for multi-family loans and 75% for commercial real estate loans and requires a debt coverage ratio of 1.15 to 1 or more for multi-family loans and 1.25 to 1 or more for commercial real estate loans. For the six months ended June 30, 2002, the multi-family residential loans originated by FIPMC had an average loan-to-value ratio of 68.81% and an average debt coverage ratio of 1.31 to 1, while the commercial real estate loans originated by FIPMC had an average loan-to-value ratio of 65.26% and an average debt coverage ratio of 1.42 to 1.

FIPMC also offers, through its conduit program, multi-family residential and commercial real estate loans to borrowers who desire longer term, fixed-rate financing. The product offered by FIPMC consists of a fixed-rate loan that is eventually securitized through a major commercial mortgage-backed securities issuer with which FIPMC has a relationship. FIPMC also offers, through its brokered program, multi-family residential and commercial real estate loans which, because of size or other factors, are not consistent with FIPMC’s loan program. Conduit loans and brokered loans are not funded in FIPMC’s name, but rather are funded in the originator’s name pursuant to the originator’s loan documentation. FIPMC does not fund these loans through its existing warehouse line of credit and does not aggregate the product for securitizations. FIPMC originated $41.9 million in conduit and brokered loans during the six months ended June 30, 2002, which amounted to 11.6% of total originations during such period, and $84.1 million in conduit and brokered loans during the year ended December 31, 2001, which amounted to 17.4% of total originations during such period.

FIPMC’s loan origination activities are conducted out of seven loan origination offices in California. See “—Office Locations.” Loan applications are attributable to direct marketing efforts by FIPMC’s loan originators, mortgage brokers, referrals from real estate brokers and developers, existing clients, walk-in clients and, to a lesser extent, advertising. At June 30, 2002, FIPMC employed eleven loan originators who are compensated primarily on a commission basis. During the six months ended June 30, 2002, 73.2% of FIPMC’s loan originations were originated directly, while 26.8% of FIPMC’s loan originations were referred to FIPMC through mortgage brokers, as compared to the year ended December 31, 2001, during which 72.5% of FIPMC’s loans were direct originations and 27.5% of FIPMC’s loans were broker referrals.

Loan Origination Procedures and Underwriting Criteria.    FIPMC’s loan processing guidelines require that the preparation of all letters of interest, completion and processing of loan applications, underwriting, and preparation of the necessary loan documentation be performed directly by FIPMC. FIPMC does not accept loan broker packages for processing and relies solely on its own origination process. Loan applications are examined for compliance with FIPMC’s underwriting and processing criteria and, if all requirements are met, FIPMC issues a commitment letter to the prospective borrower.

All loan originations must be underwritten in accordance with FIPMC’s underwriting criteria, which are prepared based on the relevant guidelines set forth by applicable regulatory authorities. FIPMC’s underwriting personnel, who operate primarily out of FIPMC’s main office, make their underwriting decisions independent of FIPMC’s loan origination personnel. Primary property underwriting criteria include the property’s loan-to-value ratio and debt coverage ratio. In originating loans, FIPMC bases its underwriting decisions on qualitative and quantitative evaluations of both the borrower and the property, but relies on the cash flow generated by the property as the primary source of repayment. The property’s underwriting criteria is adjusted based upon the type of transaction, for example, whether the loan is for a purchase or a refinancing, as well as the overall quality of the property. Borrower qualifications include minimum liquidity requirements, the borrower’s recurring cash flow and debt ratios, and background searches such as public record checks and credit history (including Fair, Isaac and Co., or FICO, credit scores). Additionally, FIPMC considers the borrower’s experience in owning or managing similar properties and FIPMC’s lending experience with the borrower. FIPMC also relies on qualitative factors such as the stability of the property and its sub-market, the quality of the property’s physical improvements, the property’s functional utility, the stability of rents and vacancies, and overall operations of the property and market. Other underwriting requirements include obtaining the necessary insurance and conducting an environmental review and a property appraisal. FIPMC maintains an independent third party appraiser panel that is periodically updated adding and excluding appraisers. All appraisers must provide copies of their current licenses and, among other items, sample appraisals, current client lists and references. The appraisers are engaged directly by FIPMC.

The multi-family residential loans originated by FIPMC are generally originated in accordance with the OTS’ standards qualifying such loans for the lowest risk weighting classification (i.e., 50%) for purposes of the OTS’ risk-based capital requirements (except for the requirement that such loans have 12 months of payment experience). A significant portion of the loans originated by FIPMC are sold to unaffiliated FDIC-insured financial institutions, who independently underwrite such loans.

FIPMC incurs costs in originating loans, including overhead and out-of-pocket expenses. Typically, when a loan is originated, the borrower pays an origination and processing fee, as well as various third party report fees. These fees have averaged 1.1% of the principal amount of the loan. To the extent a loan is referred to FIPMC through a loan broker, the broker will receive a portion of the loan origination fee. FIPMC may charge additional fees depending upon market conditions as well as FIPMC’s objectives concerning loan origination volume and pricing. The volume and types of loans made by FIPMC vary with competitive and economic conditions, resulting in fluctuations in revenues from loan originations.

Loan Sales.    FIPMC sells all of the loans it originates to either the Bank or a network of approximately 40 banks and savings institutions located primarily in California. As of June 30, 2002, the top three purchasers of FIPMC’s loans had purchased in the aggregate 28.0%, 26.1% and 6.1% of total loan sales since FIPMC’s formation, excluding broker and conduit sales and sales of loans to the Bank. All of FIPMC’s loan sales are conducted on a non-recourse basis with the servicing obligations assumed by the purchaser. The price at which FIPMC sells its loans is determined based upon market factors. Loans sold to the Bank are sold on an arm’s length basis at a price equal to the average price of loan sales for the prior month. FIPMC’s loan sales are conducted on an individual loan-by-loan basis and FIPMC does not currently pool loans and sell them in bulk. However, FIPMC is negotiating to enter into a sub-facility with its existing warehouse lender that would allow it the flexibility to aggregate loans and sell such loans in bulk in the future. See “—Sources of Funds—Borrowings.” All of FIPMC’s loan sales are made pursuant to the terms of a Mortgage Loan Purchase Agreement.

FIPMC sold a total of $368.3 million of loans during the six months ended June 30, 2002 (including conduit and brokered sales), of which 43.9% were sold to the Bank, and $452.6 million of loans during the year ended December 31, 2001 (including conduit and brokered sales), of which 29.7% were sold to the Bank.

The following table sets forth total loan sales by FIPMC for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in Thousands)
Loans Sold to the Bank:
Multi-family residential:
Number of loans	147	56	136	69	2
Volume of loans	$144,702	$41,973	$115,134	$43,514	$849
Average loan size	984	750	847	631	424
Average loan price (1)	101.19	100.87	100.98	100.72	101.50
Average LTV (2)	68.86%	67.43%	67.95%	66.79%	68.40%
Average DCR (3)	1.2907	1.3282	1.3139	1.2504	1.1800
Ratio of ARMs (4)	99.79%	100.00%	99.65%	100.00%	100.00%
Ratio of refinancings (4)	60.68%	74.47%	66.21%	35.04%	—%
Commercial real estate:
Number of loans	10	8	19	11	—
Volume of loans	$17,015	$4,775	$17,550	$7,757	$—
Average loan size	1,702	597	924	705	—
Average loan price (1)	101.22	100.71	100.91	100.64	—
Average LTV (2)	64.17%	62.09%	64.65%	66.43%	—
Average DCR (3)	1.3786	1.3578	1.3299	1.3349	—
Ratio of ARMs (4)	100.00%	100.00%	100.00%	100.00%	—
Ratio of refinancings (4)	71.97%	58.85%	72.71%	65.78%	—
Single-family residential	$—	$—	$1,800	$—	$—

Total loans sold to the Bank	$161,717	$46,748	$134,484	$51,271	$849

Loans Sold to Third Parties:
Multi-family residential:
Number of loans	85	48	134	121	215
Volume of loans	$155,396	$72,783	$212,804	$200,695	$278,765
Average loan size	1,828	1,516	1,588	1,659	1,297
Average loan price (1)	101.10	101.03	101.09	100.66	101.19
Average LTV (2)	68.93%	68.95%	69.35%	69.85%	71.26%
Average DCR (3)	1.3245	1.2954	1.2970	1.2757	1.2806
Ratio of ARMs (4)	100.00%	100.00%	100.00%	100.00%	99.87%
Ratio of refinancings (4)	62.87%	68.21%	63.62%	34.00%	42.18%
Commercial real estate:
Number of loans	7	6	14	8	5
Volume of loans	$9,318	$9,200	$21,170	$13,942	$8,819
Average loan size	1,331	1,533	1,512	1,743	1,764
Average loan price (1)	101.47	101.12	101.13	100.93	100.58
Average LTV (2)	64.16%	62.23%	64.75%	61.26%	69.66%
Average DCR (3)	1.5612	1.3559	1.3775	1.3008	1.2350
Ratio of ARMs (4)	100.00%	100.00%	100.00%	100.00%	100.00%
Ratio of refinancings (4)	81.30%	78.15%	61.93%	91.65%	62.93%
Single-family residential	$—	$—	$—	$—	$131

Total loans sold to third parties:	$164,714	$81,983	$233,974	$214,637	$287,715

Total loans sold	326,431	128,731	368,458	265,908	288,564
Conduit sales	35,310	42,631	68,906	26,760	21,370
Brokered sales	6,550	9,187	15,207	16,849	—

Total settlements	$368,291	$180,549	$452,571	$309,517	$309,934

(Footnotes of following page)

(1)	Average loan price is calculated as a percentage of par.
(2)
Average LTV is calculated based upon a weighted average of the product of the original principal loan balances and the appraised value of the collateral underlying the applicable loans, divided by the sum of the original principal loan balances.

(3)
Average DCR is calculated based upon a weighted average of the product of the underwritten DCR and the original principal loan balances of the applicable loans, divided by the sum of the original principal loan balances.

(4)	Calculated as a percentage of the total dollar volume.

Loans Held for Investment and Lending Activities of the Bank

General.    Prior to our acquisition of the Bank, the Bank’s lending activities primarily focused on single-family residential lending. Since our acquisition of the Bank, the Bank has focused on purchasing multi-family residential and, to a lesser extent, commercial real estate loans originated by FIPMC, which are then held for investment, thereby providing us with a steady stream of interest income that we were unable to take advantage of prior to our acquisition of the Bank. To a much lesser extent, the Bank also originates commercial business loans. There are no plans to have the Bank originate single-family residential or consumer loans except on a case-by-case basis as an accommodation to its banking clients. At June 30, 2002, net loans held for investment amounted to $333.9 million, which represented 51.4% of our $649.1 million in total assets at that date. Approximately 99.6% of loans held for investment are either secured by properties located in California or made to clients residing in California.

The following table sets forth the composition of our loans held for investment by the Bank by type of loan at the dates indicated. We acquired the Bank on December 22, 2000. Consequently, information which would otherwise be presented in this table as of December 31, 1999 and 1998 has been omitted because it is not meaningful to our results or does not exist.

	At June 30, 2002		At December 31,
			2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Residential real estate loans:
Single-family	$5,242	1.6%	$7,802	4.1%	$19,928	24.5%
Multi-family	283,634	84.5	150,338	79.3	46,737	57.6
Commercial real estate	36,910	11.0	23,674	12.5	10,631	13.1
Commercial business loans (1)	9,845	2.9	7,822	4.1	3,837	4.7
Consumer loans (2)	68	—	77	—	76	0.1

Total loans held for investment	335,699	100.0%	189,713	100.0%	81,209	100.0%

Allowance for loan losses	(1,921)		(1,107)		(420)
Premiums for loans purchased (3)	214		262		377
Unearned net loan fees and discounts	(96)		(71)		(66)

	(1,803)		(916)		(109)

Net loans held for investment	$333,896		$188,797		$81,100

(1)	Includes commercial business lines of credit.
(2)	Includes consumer lines of credit.
(3)	Reflects premiums on loans purchased prior to our acquisition of the Bank.

The following table sets forth certain information at June 30, 2002 regarding the dollar amount of loans maturing in our loans held for investment portfolio based on the contractual terms to maturity or scheduled amortization, excluding potential prepayments. Loans with no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Due 1 year or less	Due 1-5 years after June 30, 2002	Due 5 or more years after June 30, 2002	Total
	(In Thousands)
Single-family residential loans	$245	$17	$4,980	$5,242
Multi-family residential loans	4,169	4,366	275,099	283,634
Commercial real estate loans	1,073	710	35,127	36,910
Commercial business loans	5,429	4,416	—	9,845
Consumer loans	2	7	59	68

Total loans held for investment (1)	$10,918	$9,516	$315,265	$335,699

(1)	Does not include loans held for sale.

Scheduled contractual amortization of loans does not reflect the expected term of our loans held for investment. The average life of our loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give us, as the lender, the right to declare such loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and any portion of the loan is still outstanding. The average life of mortgage loans tends to increase when mortgage loan rates available in the market are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are higher than mortgage loan rates available in the market due to refinancings of loans at available lower rates. During periods of decreasing mortgage rates, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

The following table sets forth the dollar amount of total loans held for investment due more than one year from June 30, 2002, as shown in the preceding table, which have fixed interest rates or floating or adjustable interest rates.

	Fixed rate	Floating or adjustable-rate	Total
	(In Thousands)
Single-family residential loans	$924	$4,073	$4,997
Multi-family residential loans	968	278,497	279,465
Commercial real estate loans	—	35,837	35,837
Commercial business loans	7	4,409	4,416
Consumer loans	14	52	66

Total loans held for investment (1)	$1,913	$322,868	$324,781

(1)	Does not include loans held for sale.

Origination, Purchase and Sale of Loans.    Our loans held for investment were primarily acquired by the Bank through loan purchases from FIPMC. The Bank has also begun to originate a small number of commercial business loans. The following table sets forth the Bank’s loan originations, purchases and sales for the periods indicated with respect to its loans held for investment. We acquired the Bank on December 22, 2000.

Consequently, information which would otherwise be presented in this table for the year ended December 1999 has been omitted because it is not meaningful to our financial results.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000
	(In Thousands)
Loan originations:
Commercial business	$7,265	$6,575	$10,950	—

Loans purchased:
Loans purchased from FIPMC:
Multi-family residential	144,702	41,973	115,134	—
Commercial real estate	17,015	4,775	17,550	—
Single-family	—	—	1,800	—
Loans purchased from others (1)	—	899	899	—
Loans acquired in connection with the purchase of the Bank	—	—	—	81,209

Total loans originated, purchased from FIPMC and others and acquired in connection with the purchase of the Bank	168,982	54,222	146,333	81,209
Loans sold	(3,302)	(15,767)	(18,356)	—
Loan principal reductions and payoffs	(19,694)	(11,236)	(19,473)	—

Net increase in loans held for investment	$145,986	$27,219	$108,504	$81,209

(1)	Consists of one commercial real estate loan.

The lending activities of the Bank are subject to specified non-discriminatory underwriting standards and loan origination and purchase procedures established by the Bank’s board of directors and which are independent of those applied by FIPMC. With respect to loans that the Bank originates directly, such originations are obtained from a variety of sources, including referrals from FIPMC, real estate investors, brokers and other professionals, existing clients and walk-in clients. The Bank’s centralized underwriting department supervises the obtaining of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent certified appraisers approved by the Bank’s board of directors. The Bank requires title, hazard and, to the extent applicable, flood insurance on all property serving as collateral for loans.

Loans purchased by the Bank from FIPMC are also underwritten by the Bank pursuant to the guidelines set forth above for direct originations. Loan purchases are always independently underwritten by the Bank even though FIPMC has previously underwritten each loan proposed to be sold to the Bank. As part of the underwriting process, Bank loan officers perform additional independent due diligence, including appraisal reviews to confirm valuation and determination of compliance with all applicable regulatory requirements. In addition, pursuant to applicable regulatory requirements, the Bank must agree to acquire a particular loan prior to FIPMC’s commitment to originate such loan. See “Regulation—Regulation of the Bank—Affiliate Transactions.”

The Bank’s loan officers perform full due diligence and underwrite all loan applications received by the Bank. No single officer has loan approval authority and thus all loan applications must be approved by at least two members of the Bank’s Officers’ Loan Committee, which consists of the president/chief operating officer, executive vice president/chief lending officer, executive vice president/chief administrative officer and vice president/lending officer. The Officers’ Loan Committee reviews all unsecured loans above $1.0 million and all real estate secured loans in excess of $2.0 million and has approval authority for unsecured loans up to $2.0 million and real estate secured loans up to $3.0 million. Any loans in excess of such amounts must be approved by the Bank’s Directors’ Loan Committee, which consists of at least three members of the Bank’s board of directors, two of whom must be outside directors. The Directors’ Loan Committee has approval authority up to $5.0 million for either individual loans or total loan relationships, which is considered the Bank’s “house limit.” All loans in excess of such house limit up to the Bank’s legal lending limit must be approved by a majority of the Bank’s full board of directors. In addition, the Directors’ Loan Committee ratifies all unsecured loans originated or purchased by the Bank in excess of $1.0 million and all real estate secured loans in excess of $2.0 million.

A savings institution generally may not make loans to any one borrower or related entities if such loans would exceed 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 2002, the Bank’s regulatory limit on loans-to-one borrower was $6.9 million and its five largest loans or groups of loans to one borrower, including related entities, were $5.7 million, $5.2 million, $4.7 million, $4.6 million and $4.6 million. All of these five largest loans or loan concentrations were secured by multi-family residential or commercial properties located in California, were originated during the last three years and were performing in accordance with their terms at June 30, 2002. See “Regulation—Regulation of the Bank—Loans-to-One Borrower Limitations.”

Multi-Family Residential and Commercial Real Estate Loans.    Since our acquisition of the Bank in December 2000, the Bank has focused its lending activities on the purchase of loans from FIPMC secured by multi-family and, to a lesser extent, commercial properties. The Bank has generally targeted higher quality, smaller multi-family residential and commercial real estate loans with principal balances ranging between $500,000 and $2.0 million, with an average balance of $847,000 at June 30, 2002. At June 30, 2002, the Bank had an aggregate of $283.6 million in multi-family residential loans, comprising 84.5% of total loans held for investment, and $36.9 million in commercial real estate loans, comprising 11.0% of total loans held for investment.

As a result of the capital being raised in this offering, the Bank intends to increase its loan purchases from FIPMC, particularly multi-family residential and, to a lesser extent, commercial real estate loans. Despite this increase, however, we anticipate that the Bank will purchase less than 50% of the total dollar amount of loans originated by FIPMC due to applicable regulatory limitations. See “Regulation—Regulation of the Bank—Affiliate Transactions.”

Commercial Business Loans.    The Bank also originates a limited amount of commercial business loans including acquisition lines, working capital lines of credit, inventory and accounts receivable loans, and equipment financing and term loans. Loan terms may vary from one to five years. The interest rates on such loans are generally variable and are indexed to the Wall Street Journal prime rate, plus a margin. At June 30, 2002, the Bank had an aggregate of $9.8 million of commercial business loans outstanding, or 2.9% of total loans held for investment. Total undisbursed commitments amounted to $4.8 million at June 30, 2002. Although the Bank intends to grow its commercial business loan portfolio, it expects to continue to focus on real estate secured lending, primarily loans secured by multi-family residential and commercial real estate. Many of the Bank’s commercial business clients also maintain deposits with the Bank and/or are clients of the Bank’s trust department. At June 30, 2002, commercial business clients maintained a total of $5.7 million in transaction accounts through 21 separate commercial business client relationships. Of those 21 relationships, 15 clients also have funds managed by the Bank’s trust department.

Consumer Loans.    Although the Bank is authorized to make loans for a wide variety of personal or consumer purposes, the Bank is not currently originating consumer loans. At June 30, 2002, the Bank had an aggregate of $68,000 of consumer loans. The Bank only intends to originate consumer loans on a case-by-case basis as an accommodation to its clients.

Single-Family Residential Loans.    Prior to our acquisition of the Bank in December 2000, the Bank’s primary lending activity consisted of the origination of single-family residential loans. Since we acquired the Bank, we have sold a significant amount of the Bank’s single-family residential loans. At June 30, 2002, $5.2 million of single-family residential loans, comprising 1.6% of total loans held for investment, continued to remain on the Bank’s balance sheet. The Bank only intends to originate single-family residential loans on a case-by-case basis as an accommodation to its clients.

Asset Quality

General.    The Bank’s Internal Asset Review Committee, consisting of the Bank’s president and chief operating officer, chief lending officer and director of internal asset review, monitors the credit quality of the Bank’s assets, reviews classified and other identified loans and determines the proper level of reserves to allocate against the Bank’s loan portfolio, in each case subject to guidelines approved by the Bank’s board of directors.

Loan Delinquencies.    When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contact is generally made following the fifteenth day after a payment is due, at which time a late payment is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 15 days, the loan and payment history is reviewed and efforts are made to collect the loan. While the Bank generally prefers to work with borrowers to resolve such problems, if the account becomes 90 days delinquent, the Bank will institute foreclosure or other proceedings, as necessary, to minimize any potential loss. At June 30, 2002, the Bank did not have any loans delinquent 60 days or more.

Non-Performing Assets.    The Bank did not have any non-performing assets or troubled debt restructurings at June 30, 2002, nor did the Bank have any of such assets as of December 31, 2001 or 2000. Non-performing assets are defined as non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof. Non-performing loans are defined as non-accrual loans and loans 90 days or more overdue but still accruing interest, to the extent applicable. Troubled debt restructurings are defined as loans which a bank has agreed to modify by accepting below market terms either by granting interest rate concessions or by deferring principal and/or interest payments. At such time as the Bank has any non-performing assets, the Bank will place loans on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When any such loan is placed on non-accrual status, previously accrued but unpaid interest will be deducted from interest income. As a matter of policy, the Bank will not accrue interest on loans past due 90 days or more.

Classified Assets.    Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. The Bank has established three classifications for potential problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as special mention, substandard or doubtful result in the Bank establishing higher levels of general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. The Bank has established another category, designated “special mention,” for assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. At June 30, 2002, the Bank had no classified loans and one $47,000 loan designated as special mention.

Allowance for Loan Losses.    Like all financial institutions, we maintain an allowance for estimated loan losses based on a number of quantitative and qualitative factors, including levels and trends of past due and nonaccrual loans, levels and trends in asset classifications, change in volume and mix of loans and collateral values. Quantitative factors used to assess the adequacy of the allowance for loan losses are established based upon management’s assessment of the credit risk in the portfolio, historical loan loss experience and our loan underwriting policies as well as management’s judgment and experience. Provisions for loan losses are provided on both a specific and general basis. Specific and general valuation allowances are increased by provisions charged to expense and decreased by charge-offs of loans, net of recoveries. Specific allowances are provided for impaired loans for which the expected loss is measurable. General valuation allowances are provided based on a formula which incorporates the factors discussed above. The Bank periodically reviews the assumptions and formula by which additions are made to the specific and general valuation allowances for losses in an effort to refine such allowances in light of the current status of the factors described above.

To date, the losses we have experienced have been negligible. In addition, a substantial portion of our loans are unseasoned and lack an established record of performance. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. Our amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and future losses may exceed current estimates. The Bank’s Internal Asset Review Committee undertakes a monthly evaluation of the adequacy of the allowance for loan losses, which is reviewed and approved at least quarterly by the board of directors. We provide an allowance to absorb losses that are both probable and reasonably quantifiable as well as for those that are not specifically identified but can be reasonably estimated.

The following table sets forth the activity in our allowance for loan losses for the periods indicated. We acquired the Bank on December 22, 2000. Consequently, information which would otherwise be presented in this table for the years ended December 31, 1999 and 1998 has been omitted because it is not applicable.

	At and For the Six Months Ended		At and For the Years Ended December 31,
	2002	2001	2001	2000
	(Dollars in Thousands)
Balance at beginning of period	$1,107	$420	$420	$—

Net recoveries	—	—	1	—

Provision for losses on loans	814	228	686	—

Balance at end of period	$1,921	$648	$1,107	$420 (1)

Allowance for loan losses as a percent of total loans held for investment	0.57%	0.60%	0.58%	0.52%

Ratio of net charge-offs to average loans held for investment	—%	—%	—%	—%

(1) Reflects allowance for loan losses acquired in connection with the purchase of the Bank.

The following table sets forth information concerning the allocation of our allowance for loan losses, which is maintained on the Bank’s loan portfolio, by loan category as of at the dates indicated. We acquired the Bank on December 22, 2000. Consequently, information which would otherwise be presented in this table for the years ended December 31, 1999 and 1998 has been omitted because it is not applicable.

			At December 31,
	At June 30, 2002		2001		2000
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Single-family residential loans	$11	1.6%	$14	4.1%	$46	24.5%
Multi-family residential loans	1,418	84.5	752	79.3	234	57.6
Commercial real estate loans	369	11.0	237	12.5	107	13.1
Commercial business loans	123	2.9	104	4.1	32	4.7
Consumer loans	—	—	—	—	1	0.1

Total	$1,921	100.0%	$1,107	100.0%	$420	100.0%

Investment Activities

We hold securities at Commercial Capital Bancorp, FIPMC and the Bank. At June 30, 2002, our consolidated securities portfolio amounted to $228.2 million, $5.0 million of which was held at Commercial Capital Bancorp, $58.1 million of which was held at FIPMC and $165.1 million of which was held at the Bank. The securities held at Commercial Capital Bancorp and FIPMC are held for liquidity purposes and to further deploy such entities’ equity, and thereby enhance our return on equity. These securities generally provide a high degree of cash flow and are funded by short-duration reverse repurchase agreements.

The Bank’s securities portfolio is managed in accordance with guidelines set by the Bank’s ALCO. Specific day-to-day transactions affecting the securities portfolio are managed by the Bank’s chief executive officer and treasurer in accordance with a comprehensive written Funds Management Policy. These securities activities are reviewed monthly or more often, as needed, by the Bank’s ALCO and are reported monthly to the Bank’s board of directors.

The Funds Management Policy, which addresses strategies, types and levels of allowable investments and which is reviewed and approved annually by the Bank’s board of directors, authorizes the Bank to invest in a variety of highly liquid, investment grade fixed-income, U.S. government and agency securities and other investment securities, subject to various limitations. The Funds Management Policy limits the amount the Bank can invest in various types of securities, places limits on average lives and durations of the Bank’s securities, limits the securities dealers that the Bank can conduct business with, and requires approval from a member of the Bank’s executive committee with respect to any investment other than U.S. government and U.S. government agency securities (including mortgage-backed securities) and certain municipal obligations. In addition, the Bank’s treasurer is prohibited from buying or selling any one security that is $4.0 million or greater without the approval of the Bank’s chief executive officer, and the Bank’s chief executive officer is prohibited from buying or selling any one security that is $5.0 million or greater without the approval of a member of the Bank’s executive committee.

Although our policies permit us to invest in any investment grade securities, as of June 30, 2002, all of our investments have consisted of AAA-rated mortgage-backed securities that are insured or guaranteed by U.S. government agencies or government-sponsored enterprises, U.S. government securities and a mutual fund which was owned by the Bank prior to its acquisition and which has since been sold. At June 30, 2002, our consolidated securities portfolio consisted of $228.1 million of mortgage-backed securities, $226.0 million of which was classified as available-for-sale and $2.1 million of which was classified as held-to-maturity, and a $102,000 U.S. government security which was classified as available-for-sale.

Mortgage-backed securities, which are known as mortgage participation certificates or pass-through certificates, represent a participation interest in a pool of single-family or multi-family mortgages, which are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as us. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the Federal Home Loan Mortgage Corporation, or Freddie Mac, the Federal National Mortgage Association, or Fannie Mae, and the Government National Mortgage Association, or Ginnie Mae. Of our total consolidated investment in mortgage-backed securities at June 30, 2002, $106.3 million consisted of Ginnie Mae pass-through certificates, $106.2 million consisted of Fannie Mae pass-through certificates and $15.6 million consisted of Freddie Mac pass-through certificates. Of the $228.1 million of mortgage-backed securities at June 30, 2002, $111.2 million, or 48.8%, have original terms to maturity of 30 years with an estimated average life of 6.8 years, $114.8 million, or 50.3%, have original terms to maturity of 15 years with an estimated average life of 4.4 years, and $2.1 million, or 0.9%, have original terms to maturity of 10 years with an estimated average life of 9.2 years. At June 30, 2002, all of our mortgage-backed securities consisted of fixed-rate securities and all of our securities have original terms to maturity of 10 or more years.

Mortgage-backed securities typically are issued with stated principal amounts, and are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgages, such as fixed-rate or adjustable-rate, contractual scheduled amortization, as well as prepayment risk, are passed on to the certificate holder. The average life of a mortgage-backed pass-through security thus approximates the average life of the underlying pool of mortgages.

The following table sets forth the activity in our consolidated securities portfolio for the periods indicated. We did not have any activity in our securities portfolio during the year ended December 31, 1999.

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000
	(In Thousands)
Securities at beginning of period	$119,684	$38,628	$38,628	$—
Acquisition of securities in connection with the purchase of the Bank	—	—	—	38,570
Purchases	153,316	51,945	208,525	—
Sales	(36,577)	(37,323)	(113,935)	—
Repayments and prepayments	(11,328)	(7,229)	(12,392)	—
Decrease (increase) in unrealized gains/losses on available-for-sale securities	3,067	(15)	(1,141)	58

Securities at end of period	$228,162	$46,006	$119,685	$38,628

Sources of Funds

General.    The Bank’s primary sources of funds for use in its lending and investing activities consist of deposits, reverse repurchase agreements, advances from the FHLB of San Francisco, and sales of, maturities and principal and interest payments on loans and securities. FIPMC’s primary sources of funds for use in its lending and investing activities consist of proceeds from the sale of loans, warehouse lines of credit, reverse repurchase agreements and sales of, maturities and principal repayments on securities. Commercial Capital Bancorp’s primary sources of funds for use in its investing activities consist of reverse repurchase agreements and sales of, maturities and principal repayments on securities. In addition, proceeds raised by us from sales of common stock and the issuance of trust preferred securities have been downstreamed primarily into the Bank and, to a lesser extent, FIPMC, in order to provide additional equity to support their operations. We closely monitor rates and terms of competing sources of funds and utilize those sources we believe to be the most cost effective, consistent with our asset and liability management policies.

Deposits.    The Bank offers a variety of deposit products and services at competitive interest rates. The Bank utilizes traditional marketing methods to attract new clients and deposits, including various forms of advertising. The Bank also utilizes the services of deposit brokers to attract non-retail certificates of deposit, consisting largely of jumbo certificates of deposit and brokered deposits. Certain of the Bank’s jumbo certificates of deposit and other deposits are also obtained through the posting of deposit rates on national computerized bulletin boards at no cost to the Bank and through the Internet.

The Bank attempts to price its deposit products in order to promote deposit growth and satisfy the Bank’s liquidity requirements and offers a variety of deposit products in order to satisfy its clients’ needs. The Bank’s current deposit products include regular checking, savings, NOW and money market deposit accounts; fixed-rate, fixed-maturity retail certificates of deposit ranging in terms from 30 days to five years; individual retirement accounts; and non-retail certificates of deposit consisting of jumbo (generally greater than or equal to $100,000) certificates, brokered certificates and public deposits. The Bank has historically relied on certificates of deposit, primarily obtained out of our market area through the Internet. As of June 30, 2002, we had $182.9 million of certificates of deposit, consisting of $106.5 million with balances less than $100,000, $53.4 million of jumbo certificates, including $30.0 million with the State of California, and $23.0 million of brokered certificates. Since December 31, 2001, the Bank has reduced its reliance on certificates of deposit and has been promoting its money market deposit product, which has proved successful in attracting a significant amount of such deposits. At June 30, 2002, our money market accounts totaled $64.9 million, or 25.3% of total deposits, as compared to $5.2 million, or 4.4% of total deposits, at December 31, 2001. At June 30, 2002, the Bank had three deposits from the State of California that amounted to $30.0 million in the aggregate, which exceeded 5% of total deposits. Of these $30.0 million of aggregate deposits, $6.0 million matured on July 1, 2002 and $14.0 million matured on August 25, 2002, each of which was subsequently renewed. The remaining $10.0 million is scheduled to mature on December 16, 2002.

The Bank’s two existing branches are located in Irvine and Riverside, California. The Bank also has opened a new branch in a high-end retail center located in south Orange County, California in September 2002 and will opportunistically look at further branch expansion when management believes that such expansion will enhance our franchise.

Since December 31, 2001, the Bank has increased its emphasis on attracting retail deposits from both business and high net worth private client relationships located throughout Orange, Riverside and Los Angeles counties. The Bank’s money market deposit accounts are obtained from both businesses and high net worth individuals, families, foundations and trusts, located primarily throughout southern California. The Bank is also focused on gathering deposits from borrower client relationships developed through FIPMC’s and our multi-family and commercial lending activities. The Bank has been successful in attracting deposits from those businesses involved in FIPMC’s lending activities. These businesses include property management companies, community associations, title and escrow companies, law firms and other middle-market businesses. The Bank intends to continue to focus on such clients as well as middle market businesses in and around its market area.

The following table shows the distribution of and certain other information relating to the Bank’s deposits by type as of the dates indicated. We acquired the Bank on December 22, 2000. Consequently, no information exists prior to such date.

			At December 31,
	At June 30, 2002		2001		2000
	Amount	Percent of Deposits	Amount	Percent of Deposits	Amount	Percent of Deposits
Transaction accounts:
Savings accounts	$2,040	0.8%	$3,918	3.3%	$3,884	6.4%
Money market deposit accounts	64,934	25.3	5,179	4.4	12,349	20.4
NOW accounts and noninterest-bearing demand accounts	6,302	2.5%	6,460	5.5	11,407	18.9

Total transaction accounts	73,276	28.6	15,557	13.2	27,640	45.7

Certificates of deposit:
90-day	20,195	7.9	17,700	15.0	885	1.5
180-day	27,514	10.7	16,744	14.1	891	1.5
One-year	47,467	18.5	29,627	25.0	9,887	16.3
Over one year	11,233	4.4	9,493	8.0	3,304	5.5
Jumbo certificates	53,438	20.9	24,218	20.5	8,821	14.6
Brokered certificates	23,042	9.0	5,000	4.2	9,000	14.9

Total certificate accounts	182,889	71.4	102,782	86.8	32,788	54.3

Total deposits	$256,165	100.0%	$118,339	100.0%	$60,428	100.0%

The following table sets forth the maturities of the Bank’s certificates of deposit having principal amounts of $100,000 or more at June 30, 2002.

Amount
(In Thousands)
Certificates of deposit maturing:
Three months or less	$35,187
Over three through six months	14,760
Over six through twelve months	24,460
Over twelve months	2,073

Total	$76,480

The following table sets forth the activity in the Bank’s deposits during the periods indicated. We acquired the Bank on December 22, 2000. Consequently, information which would otherwise be presented in this table for the year ended December 31, 1999 has been omitted.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000
	(In Thousands)
Beginning balance	$118,339	$60,428	$60,428	$—
Acquisition of deposits in connection with the purchase of the Bank	—	—	—	60,428
Net increase (decrease) before interest credited	136,408	27,689	57,105	—
Interest credited	1,418	521	806	—

Net increase (decrease) in deposits	137,826	28,210	57,911	60,428

Ending balance	$256,165	$88,638	$118,339	$60,428

The following table sets forth, by various interest rate categories, the certificates of deposit with the Bank at the dates indicated. We acquired the Bank on December 22, 2000. Consequently, information which would otherwise be presented in this table at December 31, 1999 has been omitted.

	At June 30, 2002	At December 31,
		2001	2000
	(In Thousands)
0.00% to 2.99%	$154,689	$56,160	$—
3.00 to 3.99	21,438	20,721	—
4.00 to 4.99	4,556	15,631	482
5.00 to 6.99	2,196	10,259	31,957
7.00 and higher	10	11	349

Total	$182,889	$102,782	$32,788

The following table sets forth the amount and remaining maturities of the Bank’s certificates of deposit at June 30, 2002.

	Six Months and Less	Over Six Months Through One Year	Over One Year Through Two Years	Over Two Years Through Three Years	Over Three Years
	(In Thousands)
0.00% to 2.99%	$119,293	$35,252	$144	$—	$—
3.00 to 3.99	3,628	13,060	4,660	90	—
4.00 to 4.99	2,518	1,467	472	99	—
5.00 to 6.99	990	523	333	122	228
7.00 and higher	—	—	10	—	—

Total	$126,429	$50,302	$5,619	$311	$228

Borrowings.    Commercial Capital Bancorp, FIPMC and the Bank utilize borrowings to fund their respective operations. Commercial Capital Bancorp uses reverse repurchase agreements, FIPMC uses reverse repurchase agreements and warehouse lines of credit and the Bank uses reverse repurchase agreements and FHLB advances. In addition, we have recently issued trust preferred securities, the proceeds of which were contributed to the Bank and, to a lesser extent, FIPMC.

The Bank obtains advances from the FHLB of San Francisco based upon the pledging of certain of its mortgage loans and other assets, provided certain standards related to the creditworthiness of the Bank have been met. FHLB of San Francisco advances are available for general business purposes to expand lending and investing activities. Such borrowings have generally been used to fund lending activities or the purchase of mortgage-backed securities and have been collateralized with a pledge of loans, securities in the Bank’s portfolio or any securities purchased with such borrowings. Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 2002, the Bank had access to $268.6 million in advances from the FHLB of San Francisco, and had outstanding a total of 28 FHLB of San Francisco advances aggregating $173.0 million as of such date (which reflects a temporary increase in the Bank’s borrowing capacity from 40% of total assets to 50% of total assets which, subsequent to June 30, 2002, was reduced back to 40% of total assets). The Bank’s FHLB advances mature between 2002 and 2010. Of the Bank’s FHLB advances, $27.0 million have a scheduled ten-year maturity but can be redeemed by the FHLB of San Francisco at their option on a quarterly basis, provided that $9.0 million cannot be redeemed by the FHLB of San Francisco until the fourth quarter of 2002. At June 30, 2002, the Bank’s FHLB of San Francisco advances had a weighted average interest rate of 3.71%.

Each of Commercial Capital Bancorp, FIPMC and the Bank also obtains funds from the sale of securities to investment dealers under reverse repurchase agreements. In a reverse repurchase agreement transaction, mortgage-backed securities are sold at a determined market price with a discount applied based upon the maturity of the agreement. Simultaneously, the applicable party agrees to repurchase either the same or a substantially identical security on a specified later date, which ranges in maturity from overnight to six months, at a price equal to the original sales price. The remaining proceeds, after the discount is subtracted from the market price, represents the amount of the borrowing. The mortgage-backed securities underlying such agreements are delivered to the counter-party dealer for safe keeping. Although the specific mortgage-backed security that was delivered to the dealer is generally returned upon maturity of the agreement, the dealer retains the right to sell, loan or otherwise dispose of the securities in the normal course of its business operations. Upon such an event, the dealer is obligated to return a substantially identical mortgage-backed security to the borrower. Reverse repurchase agreements represent a low cost source of funding for us. Nevertheless, we are subject to the risk that the lender may default at maturity and not return the collateral. The amount at risk is the value of the collateral which exceeds the balance of the borrowing. In order to minimize this potential risk, we only deal with large, well-established investment banking firms who offer us competitive rates and terms when entering into these transactions. Reverse repurchase transactions are accounted for as financing arrangements rather than as sales of securities, and the obligations to repurchase such securities are reflected as a liability in our consolidated financial statements. As of June 30, 2002, we had $106.7 million of reverse repurchase agreements outstanding on a consolidated basis. At June 30, 2002, the weighted average interest rate paid on our consolidated reverse repurchase agreements amounted to 1.83%.

FIPMC’s loan originations are funded by a warehouse line of credit provided by GMAC/Residential Funding Corporation, or RFC. At June 30, 2002, FIPMC was permitted to borrow up to $75.0 million under its warehouse line, $40.4 million of which was drawn upon and outstanding as of such date. The warehouse line is used by FIPMC to fund loan commitments and must generally be repaid within 90 days after the loan is closed in the case of a loan committed to be purchased by a buyer (or 180 days in the case of loans which are not committed to be purchased by a buyer) or when FIPMC receives payment from the sale of the funded loan, whichever occurs first. Until such sale closes, the warehouse line provides that the funded loan is pledged to secure the outstanding borrowings. The warehouse line is also collateralized by a general assignment of mortgage payments receivable and certain other assets relating to FIPMC’s mortgage loans. FIPMC currently pays interest at the one-month LIBOR rate, plus 100 basis points. At June 30, 2002, the weighted average interest rate being paid by FIPMC under its warehouse line amounted to 2.84%.

The RFC warehouse line imposes various covenants and restrictions on FIPMC’s operations, including maintenance of a minimum level of net worth, minimum levels and ratios with respect to outstanding indebtedness and liquidity, restrictions on the ability of FIPMC to engage in certain transactions with affiliated entities and restrictions on the amount of dividends which can be declared and paid by FIPMC on its common stock (limited to 75% of FIPMC’s net income for the preceding fiscal year). Management believes that as of June 30, 2002, FIPMC was in compliance with all of such covenants and restrictions and does not anticipate that such covenants and restrictions will limit its operations. This warehouse line is renewable annually with the next expiration date on September 30, 2002. FIPMC is negotiating with its warehouse lender to extend the term, increase the dividend limitation to 100% of FIPMC’s net income and increase the maximum borrowing capacity under the warehouse line to $100.0 million. The increase in borrowing capacity will provide FIPMC with the flexibility to meet seasonal increases in loan demand. FIPMC also is negotiating to enter into a sub-facility with RFC which would provide it with the flexibility to aggregate up to $25.0 million of loans (included in the overall $100.0 million maximum borrowing amount) for a period of up to 24 months and to sell such loans in bulk. Although FIPMC’s ability to aggregate loans for future sale would increase FIPMC’s interest rate risk, management believes that it would expand the number of financial institutions to which FIPMC can sell loans to in the secondary market.

We have also recently obtained funds through the issuance of three series of trust preferred securities. These trust preferred securities were issued through special purpose trust subsidiaries which are wholly-owned by us, and dividend payments on such trust preferred securities are funded by interest payments we make on subordinated debt we have issued to such trust subsidiaries. On November 28, 2001, we issued $15.0 million of trust preferred securities through CCB Capital Trust I. On March 15, 2002, we issued $5.0 million of trust preferred securities through CCB Capital Trust III. On March 26, 2002, we issued $15.0 million of trust preferred securities through CCB Statutory Trust II. Each trust preferred security matures 30 years after the issuance date and have five-year call provisions, except under certain limited circumstances where the securities may be called earlier. CCB Capital Trust I pays interest semi-annually at a rate equal to six-month LIBOR plus a margin of 375 basis points. CCB Statutory Trust II pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. CCB Capital Trust III pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 375 basis points. At June 30, 2002, we had an aggregate of $35.0 million of trust preferred securities outstanding and we began making interest payments on such trust preferred securities. As of such date, the weighted average interest rate being paid on our trust preferred securities was 5.6%. At June 30, 2002, our annual interest payments with respect to our outstanding trust preferred securities, amounted to $2.0 million in the aggregate, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by cash and liquid investments at Commercial Capital Bancorp, which amounted to $1.0 million at June 30, 2002, and dividends from FIPMC.

The following table sets forth certain information regarding our short-term borrowings at or for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in Thousands)
Commercial Capital Bancorp, Inc.:
Securities sold under agreements to repurchase:
Average balance outstanding	$4,897	$—	$422	$—	$—
Maximum amount outstanding at any month-end during the period	4,948	—	4,895	—	—
Balance outstanding at end of period	4,870	—	4,895	—	—
Average interest rate at end of period	1.83%	—	1.95%	—	—

FIPMC:
Securities sold under agreements to repurchase:
Average balance outstanding	$47,045	$—	$9,711	$—	$—
Maximum amount outstanding at any month-end during the period	57,321	—	38,561	—	—
Balance outstanding at end of period	57,321	—	38,561	—	—
Average interest rate at end of period	1.83%	—%	2.01%	—%	—%

Warehouse line of credit:
Average balance outstanding	$45,320	$28,115	$34,125	$37,682	$16,530
Maximum amount outstanding at any month-end during the period	66,785	46,595	52,389	50,010	35,453
Balance outstanding at end of period	40,409	46,595	52,389	31,967	26,376
Average interest rate at end of period	2.84%	4.76%	2.87%	8.39%	8.49%

The Bank:
FHLB advances:
Average balance outstanding	$148,236	$51,347	$56,994	$—	$—
Maximum amount outstanding at any month-end during the period	189,431	58,220	128,690	—	—
Balance outstanding at end of period	172,974	50,671	128,690	—	—
Average interest rate at end of period	3.71%	5.70%	3.39%	—%	—%

Securities sold under agreements to repurchase:
Average balance outstanding	$47,295	$7,223	$9,904	$—	$—
Maximum amount outstanding at any month-end during the period	85,480	14,464	35,296	—	—
Balance outstanding at end of period	44,498	10,311	35,296	—	—
Average interest rate at end of period	1.84%	3.89%	2.00%	—%	—%

Trust and Investment Services

Since November 2000, we have provided trust and investment services through the Bank’s trust department. We offer trust and investment services in order to provide a full range of services to the middle market commercial businesses, income property real estate investors, related real estate service companies and high net worth individuals and professionals that we focus on. Our trust and investment services also offer us an opportunity to cross-sell banking products and services to our trust clients. Trustee services offered include living trusts, charitable trusts, family and corporate foundations, life insurance trusts, corporate trusts and successor appointments. Our trust department is managed by the Bank’s senior trust officer under the direction of Scott F. Kavanaugh, our Executive Vice President, Chief Administrative Officer and Treasurer. The administration of the Bank’s trust department is performed by the trust committee of the board of directors of the Bank.

As of June 30, 2002, the Bank’s trust department administered 31 accounts, with aggregate assets of $30.0 million as of such date. Corporate trusts accounted for 15 out of the 31 accounts, and $14.6 million, or approximately 48.7%, of trust assets. Personal accounts were the second largest segment of trust assets with nine accounts, representing $7.3 million, or 24.3%, of total trust assets. Corporate and other accounts amounted to $8.1 million in aggregate assets. We outsource the money management and investment functions of our trust department through SEI Investment Advisory Group, a leading provider of asset management and investment technology solutions with $250 billion in mutual fund and pooled assets and $77 billion in assets under management as of June 30, 2002. Through SEI, we are able to offer investment products and asset allocation models to high net worth individuals and small- to medium-sized businesses. Our trust accounts are non-discretionary and are currently primarily invested in fixed income investments. Because of our ability to outsource such investment management to a third party, we are able to bring quality service and expertise at competitive pricing while minimizing overhead. Accordingly, our trust department is expected to enhance our noninterest sources of income and, because of our ability to cross-sell commercial banking products and services, enhance our ability to grow our commercial banking operations.

ComCap

ComCap is a NASD registered broker-dealer which was founded in February 1997 and run by our founding stockholders. We acquired ComCap from our founding stockholders in July 2002 in exchange for $78,545 in cash. We acquired ComCap because we believe that the fixed income brokerage services that it provides to financial institutions, money managers and pension funds, as well as middle market businesses, professionals and high net worth individuals, allow us to serve a growing need of our client base, and should provide additional sources of noninterest income and additional cross-selling opportunities. We attempt to cross-sell commercial banking products and services to many of the commercial businesses that we provide brokerage services to, and many of the financial institutions that we provide brokerage services to are potential purchasers of FIPMC’s loans. ComCap is managed by Stephen H. Gordon, our Chairman and Chief Executive officer, and Scott F. Kavanaugh, our Executive Vice President, Chief Administrative Officer and Treasurer, both of whom have substantial expertise with respect to its operations. See “Management.”

ComCap executes fixed income and mortgage-backed securities transactions for our institutional clients. Noninterest income generated by ComCap primarily consists of commission income generated by mark-ups or mark-downs on executed purchases and/or sales transactions completed for our clients. ComCap does not own an inventory, or act as principal in securities transactions, but instead acts as an agent, thereby reducing its risk exposure.

Legal Proceedings

We are involved in a variety of litigation matters in the ordinary course of our business and anticipate that we will become involved in new litigation matters from time to time in the future. Based on our current assessment of these matters, we do not presently believe that any one of these existing matters is likely to have a material adverse impact on our financial condition, results of operations, cash flows or prospects. However, we will incur legal and related costs concerning litigation and may from time to time determine to settle some or all of the cases, regardless of our assessment of our legal position. The amount of legal defense costs and settlements in any period will depend on many factors, including the status of cases, the number of cases that are in trial or about to be brought to trial, and the opposing parties’ aggressiveness in pursuing their cases and their perception of their legal position.

Office Locations

The following table sets forth certain information with respect to our offices at June 30, 2002. All of our office locations are leased.

Office Location	Lease Expiration Date	Total Loan Originations During the Six Months Ended June 30, 2002	Total Deposits at June 30, 2002

One Venture, 3rd Floor Irvine, CA 92618 (1)(2)	February 28, 2005	$177,849	$238,733

875 Mahler Road, Suite 174 Burlingame, CA 94010 (3)	April 30, 2004	—	N/A

201 Corte Madera Avenue Corte Madera, CA 94925 (1)	Month-to-Month	36,514	N/A

5850 Canoga Avenue, #B22 Woodland Hills, CA 91367 (1)	May 31, 2003	15,838	N/A

777 Campus Commons Drive, Suite 200 Sacramento, CA 95825 (1)(4)	September 30, 2002	—	N/A

3838 Camino del Rio North, Suite 116 San Diego, CA 92108 (1)	November 30, 2002	40,968	N/A

480 Third Street Oakland, CA 94607 (1)	Month-to-Month	27,020	N/A

6529 Riverside Boulevard, Suite 153 Riverside, CA 92506 (2)	September 30, 2003	—	17,432

22312 El Paseo, Suite E Rancho Santa Margarita, CA 92688 (5)	June 30, 2007	—	—

11755 Wilshire Boulevard, Suite 2340 Los Angeles, CA 90025 (1)(6)	June 30, 2007	62,822	N/A

(1)	FIPMC loan origination office.
(2)	Bank office.
(3)	FIPMC underwriting and processing office.
(4)	We expect to close this office in September 2002.
(5)	Bank office which opened in September 2002.
(6)	We entered into a five year lease in September 2002.

Employees

As of June 30, 2002, we had 69 full-time and four part-time employees. Our employees are not subject to any collective bargaining agreements and we believe that our relationship with our employees is satisfactory.

REGULATION

General

Savings and loan holding companies and savings associations are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Savings Association Insurance Fund, or SAIF, and not for the benefit of our stockholders. The following information describes certain aspects of those regulations applicable to us and our subsidiaries, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulation of Commercial Capital Bancorp, Inc.

General.    We are a savings and loan holding company subject to regulatory oversight by the OTS. As such, we are required to register and file reports with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and our subsidiaries, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the Bank.

Activities Restrictions.    Our activities and the activities of our subsidiaries, other than the Bank or any other SAIF-insured savings association we may hold in the future, are subject to restrictions applicable to bank holding companies. Bank holding companies are prohibited, subject to certain exceptions, from engaging in any business or activity other than a business or activity that the Federal Reserve Board has determined to be so closely related to banking as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities satisfy this closely related to banking standard. These activities include operating a mortgage company, such as FIPMC, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services, acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking nor a proper incident thereto. Legislation enacted in 1999 has expanded the types of activities that may be conducted by qualifying holding companies that register as “financial holding companies.” See “—Recent Banking Legislation—Financial Services Modernization Legislation”.

Restrictions on Acquisitions.    We must obtain approval from the OTS before acquiring control of any SAIF-insured association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in the case of a supervisory acquisition of a failing savings association.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire “control,” as that term is defined in OTS regulations, of a federally insured savings association without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association that is not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

Regulation of the Bank

General.    As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the Bank’s board of directors on any deficiencies found in the operations of the Bank. The relationship between the Bank and depositors and borrowers is also regulated by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents utilized by the Bank.

The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC, or the Congress could have a material adverse impact on us, the Bank and our operations.

Insurance of Deposit Accounts.    The SAIF, as administered by the FDIC, insures the Bank’s deposit accounts up to the maximum amount permitted by law. The FDIC may terminate insurance of deposits upon a finding that the Bank:

•	has engaged in unsafe or unsound practices;

•	is in an unsafe or unsound condition to continue operations; or

•	has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system, as of December 31, 2001, SAIF members pay zero to 27 cents per $100 of domestic deposits, depending upon the institution’s risk classification. This risk classification is based on an institution’s capital group and supervisory subgroup assignment. In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate for the third quarter of 2002 of approximately $0.0172 per $100 of assessable deposits to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

Proposed Legislation.    From time to time, new laws are proposed that, if enacted, could have an effect on the financial institutions industry. For example, deposit insurance reform legislation has recently been introduced in Congress that would:

•	merge the Bank Insurance Fund and the SAIF;

•	increase the current deposit insurance coverage limit for insured deposits to $130,000 and index future coverage limits to inflation;

•	increase deposit insurance coverage limits for municipal deposits;

•	double deposit insurance coverage limits for individual retirement accounts; and

•	replace the current fixed 1.25 designated reserve ratio with a reserve range of 1–1.5%, giving the FDIC discretion in determining a level adequate within this range.

While we cannot predict whether such proposals will eventually become law, they could have an effect on our operations and the way we conduct business.

Regulatory Capital Requirements.    OTS capital regulations require savings associations to meet three capital standards:

•	tangible capital equal to at least 1.5% of total adjusted assets,

•	leverage capital (core capital) equal to 4.0% of total adjusted assets, and

•	risk-based capital equal to 8.0% of total risk-weighted assets.

The Bank must meet each of these standards in order to be deemed in compliance with OTS capital requirements. In addition, the OTS may require a savings association to maintain capital above the minimum capital levels.

These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. In addition, the OTS regulations provide that minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association’s capital is or may become inadequate in view of its circumstances. The OTS regulations provide that higher individual minimum regulatory capital requirements may be appropriate in circumstances where, among others:

•
a savings association has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or similar risks or a high proportion of off-balance sheet risk;

•	a savings association is growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by OTS regulations; or

•
a savings association may be adversely affected by the activities or condition of its holding company, affiliates, subsidiaries or other persons or savings associations with which it has significant business relationships.

The Bank is not subject to any such individual minimum regulatory capital requirement and, as shown under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources,” the Bank’s regulatory capital exceeded all minimum regulatory capital requirements as of June 30, 2002.

The Home Owners’ Loan Act, or HOLA, permits savings associations not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under designated circumstances. If an exemption is granted by the OTS, the savings association still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

Prompt Corrective Action.    The prompt corrective action regulation of the OTS, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings association that falls within certain undercapitalized capital categories specified in the regulation. The regulation establishes five categories of capital classification:

•	well capitalized;

•	adequately capitalized;

•	undercapitalized;

•	significantly undercapitalized; and

•	critically undercapitalized.

Under the regulation, the risk based capital, leverage capital, and tangible capital ratios are used to determine an institution’s capital classification. At June 30, 2002, the Bank met the capital requirements of a “well capitalized” institution under applicable OTS regulations.

In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized without the express permission of the institution’s primary regulator.

Loans-to-One-Borrower Limitations.    Savings associations generally are subject to the lending limits applicable to national banks. With certain limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower, including certain related entities of the borrower, at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus for the purpose of developing residential housing, provided:

•	the purchase price of each single-family dwelling in the development does not exceed $500,000;

•	the savings association is in compliance with its fully phased-in capital requirements;

•	the loans comply with applicable loan-to-value requirements; and

•	the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

At June 30, 2002, the Bank’s loans-to-one-borrower limit was $6.9 million based upon the 15% of unimpaired capital and surplus measurement. At June 30, 2002, the Bank’s largest single lending relationship had an outstanding balance of $5.7 million, and consisted of two loans secured by multi-family residential real estate located in California, each of which was performing in accordance with its terms.

Qualified Thrift Lender Test.    Savings associations must meet a qualified thrift lender, or QTL, test, which test may be met either by maintaining a specified level of assets in qualified thrift investments as specified by the HOLA, or by meeting the definition of a “domestic building and loan association” under the Internal Revenue Code of 1986, as amended, or the Code. Qualified thrift investments are primarily residential mortgages and related investments, including certain mortgage related securities. The required percentage of investments under the HOLA is 65% of assets while the Code requires investments of 60% of assets. An association must be in compliance with the QTL test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of June 30, 2002, the Bank was in compliance with its QTL requirement and met the definition of a domestic building and loan association.

Affiliate Transactions.    Transactions between a savings association and its “affiliates” are quantitatively and qualitatively restricted under the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association’s holding company and companies that are under common control with the savings association. Commercial Capital Bancorp, FIPMC and ComCap are each considered to be affiliates of the Bank. In general, a savings association or its subsidiaries are limited in their ability to engage in “covered transactions” with affiliates:

•	to an amount equal to 10% of the association’s capital and surplus, in the case of covered transactions with any one affiliate; and

•	to an amount equal to 20% of the association’s capital and surplus, in the case of covered transactions with all affiliates.

In addition, a savings association and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A “covered transaction” includes:

•	a loan or extension of credit to an affiliate;

•	a purchase of investment securities issued by an affiliate;

•	a purchase of assets from an affiliate, with some exceptions;

•	the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

•	the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

In addition, under the OTS regulations:

•	a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

•	a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary;

•	a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate;

•
covered transactions and other specified transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•
with some exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

The OTS regulations generally exclude all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat these subsidiaries as affiliates. The regulations also require savings associations to make and retain records that reflect affiliate transactions in reasonable detail and provide that specified classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

In purchasing loans from FIPMC, the Bank follows the published interpretive guidance of the Federal Reserve Board in order to ensure that its loan purchases are not otherwise construed as an extension of credit and thereby a “covered transaction” subject to the quantitative limitations of the Federal Reserve Act. Thus, the Bank independently evaluates each investment opportunity and indicates its interest in acquiring the loan prior to FIPMC’s commitment to make such loan. In addition, the aggregate amount of loans purchased by the Bank from FIPMC is limited to less than 50% of the total dollar amount of loans originated by FIPMC.

The Federal Reserve Board has proposed issuing a regulation, to be known as Regulation W, which would codify prior regulations and interpretative guidance with respect to affiliate transactions. The proposed rule would incorporate the exemption from the affiliate transaction rules but would expand the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. As proposed, Regulation W includes the foregoing 50 percent test, and adds another test designed to ensure that a bank is not a principal ongoing funding source for the affiliate. In particular, the rule provides that the exemption is unavailable if (i) the amount of the bank’s total purchases from the affiliate, when aggregated with all other assets purchased from the affiliate by affiliated banks and insured savings associations, represents more than 50 percent of the credit portfolio of the affiliate; or (ii) the bank and its affiliated banks and insured savings associations provide substantial, ongoing funding to the affiliate. We are unable to speculate as to the final form Regulation W will take. However, to the extent that Regulation W is adopted in a manner that would adversely impact the Bank’s ability to purchase loans originated by FIPMC, we believe we can move our origination activities conducted by FIPMC into the Bank without adversely affecting our operations.

Capital Distribution Limitations.    OTS regulations impose limitations upon all capital distributions by savings associations, like cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. Under these regulations, a savings association may, in circumstances described therein:

•	be required to file an application and await approval from the OTS before it makes a capital distribution;

•	be required to file a notice 30 days before the capital distribution; or

•	be permitted to make the capital distribution without notice or application to the OTS.

The OTS regulations require a savings association to file an application if:

•	it is not eligible for expedited treatment of its other applications under OTS regulations;

•
the total amount of all of capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years;

•	it would not be at least adequately capitalized under the prompt corrective action regulations of the OTS following the distribution; or

•
the association’s proposed capital distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS or the FDIC, or violate a condition imposed on the savings association in an OTS-approved application or notice.

In addition, a savings association must give the OTS notice of a capital distribution if the savings association is not required to file an application, but:

•	would not be well capitalized under the prompt corrective action regulations of the OTS following the distribution;

•
the proposed capital distribution would reduce the amount of or retire any part of the savings association’s common or preferred stock or retire any part of debt instruments like notes or debentures included in capital, other than regular payments required under a debt instrument approved by the OTS; or

•	the savings association is a subsidiary of a savings and loan holding company.

If neither the savings association nor the proposed capital distribution meet any of the above listed criteria, the OTS does not require the savings association to submit an application or give notice when making the proposed capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.

Community Reinvestment Act and the Fair Lending Laws.    Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution’s failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the OTS, other federal regulatory agencies and/or the Department of Justice taking enforcement actions against the institution. Based on an examination conducted in October 2000, the Bank received a satisfactory rating with respect to its performance pursuant to the Community Reinvestment Act.

Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank, or FHLB, system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, the Bank is required to own capital stock in an FHLB in an amount equal to the greater of:

•	1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year; or

•	5% of its FHLB advances or borrowings.

The Bank’s required investment in FHLB stock, based on June 30, 2002 financial data, was $8.6 million. At June 30, 2002, the Bank had $9.5 million of the FHLB of San Francisco stock.

Federal Reserve System.    The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non personal time deposits. At June 30, 2002, the Bank was in compliance with these requirements.

Activities of Subsidiaries.    A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OTS and conduct any activities of the subsidiary in compliance with regulations and orders of the OTS. The OTS has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

Recent Banking Legislation

USA Patriot Act of 2001.    In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended is to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Financial Services Modernization Legislation.    In November 1999, the Gramm-Leach-Bliley Act of 1999, or the GLB, was enacted. The GLB repeals provisions of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms “engaged principally” in specified securities activities, and which restricted officer, director or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities.

In addition, the GLB also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company to engage in a full range of financial activities through a new entity known as a “financial holding company.” “Financial activities” is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

The GLB provides that no company may acquire control of an insured savings association unless that company engages, and continues to engage, only in the financial activities permissible for a financial holding company, unless the company is grandfathered as a unitary savings and loan holding company. The Financial Institution Modernization Act grandfathers any company that was a unitary savings and loan holding company on May 4, 1999 or became a unitary savings and loan holding company pursuant to an application pending on that date.

The GLB also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

To the extent that the GLB permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. The GLB is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, the GLB may have the result of increasing the amount of competition that we face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than we have.

Sarbanes-Oxley Act of 2002.    On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the SOA’s new requirements, the final scope of these requirements remains to be determined.

The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

The SOA addresses, among other matters:

•	audit committees;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•
the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	a prohibition on insider trading during pension plan black out periods;

•	disclosure of off-balance sheet transactions;

•	a prohibition on personal loans to directors and officers;

•	expedited filing requirements for Forms 4’s;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	“real time” filing of periodic reports;

•	the formation of a public accounting oversight board;

•	auditor independence; and

•	various increased criminal penalties for violations of securities laws.

The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

Regulation of Non-banking Affiliates

FIPMC is subject to various federal and state laws and regulations, including those relating to truth-in-lending, equal credit opportunity, fair credit reporting, real estate settlement procedures, debt collection practices and usury. FIPMC is also a licensed mortgage broker subject to the regulation and supervision of the California Department of Real Estate.

ComCap, our newly acquired broker-dealer, is registered with the SEC and is a member of the National Association of Securities Dealers, Inc., or NASD. ComCap is subject to various regulations and restrictions imposed by those entities, as well as by various state authorities.

MANAGEMENT

Directors and Executive Officers

The following table lists our directors and executive officers as of September 1, 2002.

Name	Age	Position
Stephen H. Gordon (1)	39	Chairman and Chief Executive Officer
David S. DePillo (1)	41	Vice Chairman, President and Chief Operating Officer
Scott F. Kavanaugh	41	Director, Executive Vice President, Chief Administrative Officer and Treasurer
Christopher G. Hagerty	38	Executive Vice President and Chief Financial Officer
Jeffrey M. Watson	42	Executive Vice President
Robert O. Williams	52	Executive Vice President
Richard A. Sanchez	45	Executive Vice President and Secretary
Kenneth A. Barnett (2)	50	Director
James G. Brakke (1)	60	Director
Robert J. Shackleton (1)(2)	66	Director
Barney R. Northcote (1)(2)	60	Director

(1)	Member of Compensation Committee.
(2)	Member of Audit Committee.

Stephen H. Gordon.    Mr. Gordon is one of our founding stockholders and has served as the Chairman and Chief Executive Officer of Commercial Capital Bancorp since June 1999 and as the Chairman and Chief Executive Officer of the Bank since January 2000. Mr. Gordon has also served as Chairman and Chief Executive Officer of FIPMC since the formation of FIPMC in April 1998. Mr. Gordon has also served as the Chief Executive Officer of ComCap since founding the company in February 1997. Prior to founding ComCap, Mr. Gordon served as the sole shareholder, director and President of Gen Fin, Inc., the general partner of Genesis Financial Partners, LP, a hedge fund, from July 1995 to December 1996. From October 1988 to July 1995, Mr. Gordon was an investment banker with Sandler O’Neill & Partners, L.P., a New York based investment banking firm and one of the representatives of the underwriters of this offering, and was a partner of such firm from January 1992. At Sandler O’Neill, Mr. Gordon specialized in advising management and directors of financial institutions on such issues as strategic planning, capital and liquidity management, balance sheet management and restructuring, asset/liability management, and the enhancement of shareholder value. During such years, much of Mr. Gordon’s focus was on the restructuring of loan and securities portfolios and the development of funding strategies for his clients.

David S. DePillo.    Mr. DePillo is one of our founding stockholders and has served as Vice Chairman, President and Chief Operating Officer of Commercial Capital Bancorp since June 1999 and as the President, Chief Operating Officer and Vice Chairman of the Bank since January 2000. Mr. DePillo has also served as President and Vice Chairman of FIPMC since the formation of FIPMC in April 1998. Mr. DePillo has also served as a director of ComCap since July 1998 and is currently its President. From April 1991 to March 1998, Mr. DePillo served as the First Vice President and Director of Multifamily Banking for Home Savings of America, a savings institution, and as the President and Chief Operating Officer for the real estate development subsidiaries of Home Savings of America and H.F. Ahmanson & Co., its thrift holding company. From May 1987 to March 1991, Mr. DePillo served as Senior Vice President, Director of Asset Management at Coast Federal Bank, a savings institution, and as President of Coast Mortgage Realty Advisors, a mortgage banking subsidiary of Coast Federal Bank. From January 1985 to April 1987, Mr. DePillo was a certified public accountant with KPMG LLP, an accounting firm.

Scott F. Kavanaugh.    Mr. Kavanaugh is one of our founding stockholders and has served as a director, Executive Vice President, Chief Administrative Officer and Treasurer of Commercial Capital Bancorp since June 1999. Since January 2000, Mr. Kavanaugh has served as a director of the Bank and was its executive vice president and treasurer until September 2001. Mr. Kavanaugh has served as the Bank’s Chief Administrative Officer since September 2001. Mr. Kavanaugh has also served as Executive Vice President, Treasurer and Chief Operating Officer of FIPMC since July 1998 and as a director of ComCap since April 1998 and is currently the Chief Operating Officer of ComCap. From 1991 to April 1998, Mr. Kavanaugh was an investment banker with Great Pacific Securities, Inc., an investment banking and brokerage firm. Mr. Kavanaugh currently serves as a director for Prospect Street High Income Portfolio, Inc., a publicly traded management investment company, and Prospect Street Income Shares Inc., a publicly traded management investment company.

Christopher G. Hagerty.    Mr. Hagerty has served as Executive Vice President and Chief Financial Officer of Commercial Capital Bancorp since June 1999, as the Executive Vice President and Chief Financial Officer of the Bank since January 2000 and as the Executive Vice President and Chief Financial Officer of FIPMC since March 2000 and has been employed by FIPMC since February 1999. Mr. Hagerty is also the Chief Financial Officer of ComCap. Prior to joining us, Mr. Hagerty served as Senior Vice President and corporate controller for Home Savings of America and its parent, H.F. Ahmanson & Co., from July 1994 to November 1998. From September 1986 to July 1994, Mr. Hagerty was an accountant with KPMG LLP, where he most recently was a Senior Manager.

Jeffrey M. Watson.    Mr. Watson has served as Executive Vice President of Commercial Capital Bancorp since June 1999 and as the Executive Vice President and Chief Lending Officer of the Bank since January 2000. Prior to joining us, Mr. Watson served as a Senior Vice President and Manager of Lending at Hemet Federal Savings & Loan Association, a savings institution, from May 1998 to June 1999. From July 1988 to May 1998, Mr. Watson served as Senior Vice President, Credit Administration, Director of Mergers and Acquisitions and Manager of the Special Assets Department with California United Bank, a commercial bank.

Robert O. Williams.    Mr. Williams has served as Executive Vice President of Commercial Capital Bancorp since January 2002 and as Executive Vice President and Chief Lending Officer of FIPMC since April 1998. From August 1992 to February 1998, Mr. Williams was Vice President of the Multifamily Banking Department for Home Savings of America, a savings institution. From January 1989 to August 1992, Mr. Williams was a Senior Vice President of Great American Asset Management, Inc., a subsidiary of Great American Bank, San Diego, California. Mr. Williams was in charge of work-outs and modifications of special assets of the troubled parent savings and loan. From 1976 through 1988, Mr. Williams was an attorney specializing in real estate transactions and litigation.

Richard A. Sanchez.    Mr. Sanchez has served as Executive Vice President, head of Corporate Risk Management and Government Relations and Secretary of Commercial Capital Bancorp and the Bank since June 2002. From October 1989 to May 2002, Mr. Sanchez was a thrift regulator with the OTS, where he was Deputy Director of the Western Region from January 1993 through May 2002. As Deputy Director, Mr. Sanchez planned and directed examinations and the supervision of approximately 85 savings institutions with total assets over $300 billion.

Kenneth A. Barnett.    Mr. Barnett has served as a director of Commercial Capital Bancorp since March 2001 and as a director of the Bank since March 2001. Mr. Barnett has served as President of Synapse Capital, LLC, an investment firm, since March 1999. From July 1996 to February 1999, Mr. Barnett served as Treasurer of Kingston Technology Corporation, where he was responsible for bank relations and insurance. Prior to joining Kingston, Mr. Barnett was Vice President and Senior Credit Officer of The Tokai Bank, Ltd. in New York.

James G. Brakke.    Mr. Brakke has served as a director of Commercial Capital Bancorp since February 2001 and as a director of the Bank since January 2000. Mr. Brakke is currently the President of Brakke-Schafnitz Insurance Brokers, a firm he co-founded in 1971. The commercial insurance brokerage and consulting firm manages in excess of $100 million of insurance premiums with both domestic and international insurers. Mr. Brakke has held numerous director positions for both non-profit and for-profit organizations. He was a founding director and shareholder of Pacific National Bank, a past president of the professional insurance fraternity, Gamma Iota Sigma, and is on the board of advisors for Pepperdine Grazadio School of Business.

Robert J. Shackleton.    Mr. Shackleton has served as a director of Commercial Capital Bancorp since February 2001 and as a director of the Bank since January 2000. From 1961 to 1997, Mr. Shackleton was an accountant with KPMG LLP, an accounting firm, where he attained the position of partner-in-charge of the Orange County audit and professional practice department and SEC reviewing partner. Mr. Shackleton served as President of the California State Board of Accountancy in 1996 and 1997.

Barney R. Northcote.    Mr. Northcote has served as a director of Commercial Capital Bancorp since August 2002 and as a director of the Bank since 1987 and was a founding stockholder of the Bank when it was known as Mission Savings and Loan Association. Prior to founding the Bank, Mr. Northcote was a founding stockholder and director of Riverside Thrift and Loan from 1976 until the institution was sold in 1986. In 1965, Mr. Northcote formed Northcote, Inc., a trucking and building materials company. Retired in 1997, he is a partner in a resort hotel in Pismo Beach, California.

Committees of the Board of Directors

Compensation Committee.    The compensation committee of our board of directors consists of Messrs. Brakke, Northcote, Shackleton, Gordon and DePillo. The compensation committee:

•	reviews and approves the compensation and benefits for our employees,

•	grants stock options to employees, management and directors under our stock option plan; and

•	makes recommendations to our board of directors regarding these matters.

Audit Committee.    The audit committee consists of Messrs. Barnett, Northcote and Shackleton. The audit committee:

•	reviews the results and scope of the audit and other services provided by our independent auditors; and

•	reviews and evaluates our audit and control functions.

Bank Committees.    In addition, the board of directors of the Bank has an audit committee, compensation committee, directors’ loan committee, asset/liability management committee, CRA management committee, compliance management committee, executive management committee, internal asset review management committee, trust committee and officers’ loan management committee.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of our board of directors are currently Messrs. Brakke, Northcote, Shackleton, Gordon and DePillo. Mr. Gordon is the Chief Executive Officer and Mr. DePillo is our President and Chief Operating Officer. Effective upon consummation of this offering, Messrs. Gordon and DePillo will resign from the Compensation Committee.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

Each non-employee director receives an annual stipend of $9,750 per year and $250 per meeting for attendance at directors’ committee meetings. In addition, each non-employee director of the Bank receives an annual stipend of $9,750 per year and $250 per meeting for attendance at Bank directors’ committee meetings. Directors are also eligible to receive stock options from our stock option plan.

In January 2002, each non-employee director received an option to purchase 25,000 shares at an exercise price of $5.17. As of June 30, 2002, 3,472 of these options were vested. In addition, Messrs. Brakke, Shackleton and Northcote hold fully-vested options to purchase 8,434 shares of stock at an exercise price of $2.454.

Executive Compensation

The following table sets forth salaries and bonuses paid during the last three years for our Chief Executive Officer and each of our four other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000. These individuals are referred to as the “named executive officers.”

						Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Year	Salary(1)(2)		Bonus(3)	Other Annual Compensation(4)	Securities Underlying Options		All Other Compensation(5)
Stephen H. Gordon, Chairman and Chief Executive Officer	2001 2000 1999	$399,996 250,000 250,000	(2) (2)	$220,000 — —	$6,000 — —	— 195,666 —		$8,870 — —
David S. DePillo, Vice Chairman, President and Chief Operating Officer	2001 2000 1999	$400,000 266,667 250,000	(2)	$180,000 — —	$6,000 — —	— 175,425 —		$14,703 7,217 4,750
Scott F. Kavanaugh, Director, Executive Vice President, Chief Administrative Officer and Treasurer	2001 2000 1999	$343,750 216,667 200,000	(2) (2)	$125,000 — —	$6,000 — —	— 161,931 —		6,675 2,833 —
Christopher G. Hagerty, Executive Vice President and Chief Financial Officer	2001 2000 1999	$209,770 156,618 131,250	(6)	$70,000 — —	$6,000 — —	— 70,845 —	(7)	6,800 6,000 3,750
Jeffrey M. Watson, Executive Vice President	2001 2000 1999	$209,441 156,285 76,731	(6)	$37,500 — —	$6,000 — —	— 70,845 —	(7)	3,000 3,500 2,250

(1)	The 2002 annual base salary for our named executive officers is $550,000 for Mr. Gordon, $525,000 for Mr. DePillo, $412,500 for Mr. Kavanaugh, $250,000 for Mr. Hagerty and $225,000 for Mr. Watson.
(2)
Includes partnership draws from FIPMC in the amounts of $250,000 for Mr. Gordon in each of 2000 and 1999, $10,417 for Mr. DePillo in 2000, and $116,667 and $200,000 for Mr. Kavanaugh in 2000 and 1999, respectively.

(3)	Bonuses were accrued in 2001, but paid in January 2002.
(4)
Includes the amount of a car allowance received by the named officers. The costs to us of providing such benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the particular executive officer reported.

(5)
Includes matching contributions by the Company to the Company’s 401(k) plan and insurance premiums paid in 2001 in the amounts of $8,870 to Mr. Gordon, $7,903 to Mr. DePillo and $3,675 to Mr. Kavanaugh.

(6)	Mr. Hagerty began working for us in February 1999, while Mr. Watson started in June 1999.
(7)
Does not include an aggregate of 180,000 shares or 108,000 shares available to Mr. Hagerty and Mr. Watson, respectively, pursuant to restricted stock awards granted from the holdings of Messrs. Gordon, DePillo and Kavanaugh. Pursuant to the terms of these awards, such shares of common stock will be delivered to Messrs. Hagerty and Watson immediately following the expiration of the 180-day lock-up period related to this offering. See “—Restricted Stock Award Agreements.”

The following tables presents information on our equity compensation plans as of September 1, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,967,526	$5.58	32,474
Equity compensation plans not approved by security holders	—	—	—

Total	2,967,526	$5.58	32,474

The following table provides information with respect to the exercise of stock options during 2001 and through September 1, 2002 by our named executive officers and the value of unexercised options at September 1, 2002. We did not grant any stock options during 2001.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 9/1/02		Value of Unexercised In-the- Money Options at 9/1/02(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen H. Gordon	—	—	236,499	516,167		$—
David S. DePillo	—	—	211,397	390,028		—
Scott F. Kavanaugh	—	—	185,264	146,667		—
Christopher G. Hagerty	—	—	83,484	102,361		—
Jeffrey M. Watson	—	—	75,706	30,139		—

(1)
Value of unexercised “in-the-money” options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options as of September 1, 2002 multiplied by the number of options.

Employment Agreements

Commercial Capital Bancorp and the Bank, have entered into employment agreements with Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson and Sanchez and we have entered into an employment agreement with Mr. Williams. The employment agreements were entered into on September 13, 2001, except for the agreements with Messrs. Williams and Sanchez, which were entered into on January 1, 2002 and June 17, 2002, respectively, and have a term of three years. The term of the employment agreements may be extended one additional year by either or both employers upon the approval of the relevant board of directors, unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. Under the agreements, Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson, Williams and Sanchez receive an annual salary which is reviewed annually by the employers’ boards of directors and may be changed. Each of these employees also receives a monthly car allowance of $1,000 per month.

Each of the employment agreements is terminable with or without cause by the employers. The employees have no right to compensation or other benefits if their employment is terminated for cause, disability or retirement. In the event of an employee’s death, the agreements will not terminate until one year after the date of the employee’s death, during which time the employee’s estate is entitled to receive his salary, accrued vacation and any bonus earned through the date of termination. In addition, the employers are required to continue benefit coverage of all dependents of the deceased employees through the remainder of the term of the relevant employment agreement.

If an employee is terminated without cause or if an employee terminates for “good reason,” the affected employee is entitled to receive an amount equal to his base salary for the remainder of the term of the employment agreement (except the agreements with Messrs. Gordon and DePillo provide that they shall be entitled to the greater of: (i) the payments due for the remaining term of the agreement or (ii) three times the employee’s highest annual compensation, as defined in the employment agreements, for the last five years) as well as paid benefits for the employee and his dependents for the remainder of the term of the employment agreement. In addition, all stock options that had not vested at termination will immediately vest and become exercisable for a period of 90 days following the termination date. Good reason includes: (i) failure to be elected or appointed to the position then held by the employee, (ii) a material change in the employee’s duties or responsibilities, (iii) a relocation of place of employment by more than 30 driving miles, (iv) a material reduction in the benefits and perquisites to the employee, (v) a liquidation or dissolution of the employer or (vi) a breach of the employment agreement by the employer. In the event of a change of control, the employee shall be entitled to the greater of: (i) the payments due for the remaining term of the agreement or (ii) 2.99 times the employee’s highest annual compensation for last five years.

Our employment agreements provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, the employee will be paid an amount equal to 20% of the excess parachute payment and any additional amounts necessary to compensate the employee for any taxes on the additional 20% payment. The employment agreements with the Bank provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, the payment made by the Bank shall be limited to the greater of (i) 2.99 times the employee’s compensation over the past five years or (ii) payments made under the agreement after taking into account any excise tax imposed by Section 280G of the Code.

A change in control is generally defined in the employment agreements to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the company’s outstanding voting securities, and (ii) a change in a majority of the directors of the company during any three-year period without the approval of at least three-fourths of the persons who were directors of the company at the beginning of such period.

Retirement and Death Benefits

In April 2002, the Bank purchased bank owned life insurance policies, referred to as BOLI, to provide certain key employees with life insurance and to fund other employee benefits. These policies, which are assets of the Bank, have been paid for in their entirety and are intended to fund all obligations entered into by the Bank in connection with the retirement, involuntary termination or disability of these executives. Concurrently, in April 2002, FIPMC purchased life insurance policies to provide Mr. Williams with life insurance and to fund other employee benefits. These policies, which are assets of FIPMC, require seven annual premium payments of $70,000, which are recorded as additional life insurance assets when paid. The increase in cash surrender value of the Bank-owned and FIPMC-owned life insurance policies, which accrues tax-free, is recorded as noninterest income in our consolidated statement of operations. Following the BOLI purchase, the Bank entered into the following agreements with each of Messrs. Gordon, DePillo, Kavanaugh, Hagerty and Watson: (1) a split dollar agreement, (2) a salary continuation agreement and (3) an executive bonus agreement. FIPMC entered into similar agreements with Mr. Williams.

Pursuant to the split dollar agreements, the Bank or FIPMC, as applicable, provides a death benefit pursuant to the terms of the life insurance policies to each executive’s designated beneficiary. The policy will pay proceeds of $2,245,000, $2,245,000, $2,000,000, $1,150,000, $1,075,000 and $702,000 to the designated beneficiaries of Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson and Williams, respectively. The Bank or FIPMC, as applicable, retains the right to any amounts payable under the life insurance policies in excess of these specified amounts. Each executive has no rights under the life insurance policies upon the executive’s termination for cause or voluntary termination prior to the executive’s sixtieth birthday. On an annual basis, each executive is required to reimburse the Bank or FIPMC, as applicable, an amount equal to the executive’s economic benefit under his split dollar agreement, which amount is repaid to each executive in accordance with the terms of the executive bonus agreements described below.

Pursuant to the salary continuation agreements, the Bank or FIPMC, as applicable, agreed to pay certain benefits to each executive upon their retirement, involuntary termination, disability, or upon a change of control of the Bank or FIPMC, as applicable. Upon their retirement, defined as any termination of employment after the executive’s sixtieth birthday for reasons other than death or termination for cause, Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson and Williams will be entitled to an annual benefit of $175,000, $150,000, $120,000, $80,000, $70,000 and $70,000, respectively, payable in equal monthly installments for twenty years. The Bank or FIPMC, as applicable, has reserved the right to increase such benefit. The benefits payable in connection with retirement will be in lieu of any other benefit under the salary continuation agreements. Upon an involuntary termination or a disability, Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson and Williams will be entitled to a lump sum payment that increases over time depending on when the involuntary termination or disability occurs. An involuntary termination is defined as any termination prior to retirement other than an approved leave of absence, termination for cause, disability or any termination within twelve months following a change of control. The benefits payable in connection with an involuntary termination or disability will be in lieu of any other benefit under the salary continuation agreements. In the event of a change of control, Messrs. Gordon, DePillo, Kavanaugh, Hagerty, Watson and Williams will be entitled to an annual benefit of $175,000, $150,000, $120,000, $80,000, $70,000 and $70,000, respectively, for twenty years, payable in equal monthly installments, which payments will commence on the month following the executive’s sixtieth birthday. The benefit payable in connection with a change in control will be in lieu of any other benefit under the salary continuation agreements. A change of control is defined as a transfer of more than 50% of the Bank’s, or FIPMC’s, as applicable, outstanding common stock to one entity or person followed within twelve months by the executive’s involuntary termination. All payments under the salary continuation agreements will cease upon the executive’s death.

Pursuant to the executive bonus agreements, the Bank or FIPMC, as applicable, agreed to pay each executive a bonus award for each calendar year equal to the executive’s economic benefit under the split dollar agreement divided by one minus the Bank’s, or FIPMC’s, as applicable, marginal income tax rate for the calendar year preceding such payment. The Bank or FIPMC, as applicable, will continue to pay the bonus until the earlier of the executive’s voluntary termination, death or termination for cause. The Bank or FIPMC, as applicable, has the right to terminate the executive bonus agreements at any time.

Restricted Stock Award Agreements

In 1999, FIPMC, a limited partnership, established phantom unit award agreements, referred to as the phantom award agreements, pursuant to which three of our executive officers, Messrs. Hagerty, Waston and Williams would receive compensation based on the increase in the fair value of FIPMC’s underlying units. Such compensation was to be paid at a future date in the form of partnership units or common stock of FIPMC. Three of our founding stockholders concurrently agreed with FIPMC that they would fund FIPMC’s obligation to the executive officers from the units personally owned by them. The phantom award agreements were accounted for as a variable plan based on ratable vesting over a five year period. Compensation in the amount of $855,000 and $871,000 was charged to expense during the years ended December 31, 1999 and 2000, respectively.

In 2000, the phantom award agreements were converted to restricted stock award agreements and the number of shares to be awarded under such agreements was fixed at 468,000 shares with a fair value of $5.17 per share. Our three founding stockholders agreed to provide shares of common stock to us from their holdings in order to fund such obligation. Upon conversion, these agreements were treated as a fixed plan for accounting purposes and the vesting period for the remaining unvested portion was extended to five years with cliff vesting to occur at the end of the five year period, upon the occurrence of a change of control or subsequent to the expiration of the lock-up period following an initial public offering. We are amortizing the remaining deferred compensation to expense related to the restricted stock award agreements over five years. At June 30, 2002, approximately $486,000 remains to be amortized into compensation expense. See note 19 to our consolidated financial statements.

2000 Stock Plan

The 2000 Stock Plan, which we refer to as our stock option plan, was adopted by our board of directors in January 2000. A total of 3,000,000 shares of common stock have been reserved for issuance under the stock -option plan as of the date of this offering. The stock option plan will terminate in 2010 unless our board of directors terminates it earlier.

As of September 1, 2002, options to purchase 2,967,526 shares of common stock were outstanding at a weighted average exercise price of $5.58 per share, 32,474 shares remain available for future grant under the plan.

The purposes of the stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The stock option plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees and consultants, including non-employee directors, of non-statutory stock options and stock purchase rights.

The stock option plan may be administered by our board of directors, a committee of the board or a combination thereof. Subsequent to this offering, the committee must be comprised solely of outside directors. The committee determines the number of options and stock purchase rights granted under the stock option plan, including the number of shares subject to the award, exercise or purchase price, term and exercisability. An individual employee may not receive awards for more than 850,000 shares under the stock option plan in any calendar year.

The per share exercise price of any incentive stock option granted to (a) an option holder who is a 10% stockholder must equal at least 110% of the per share fair market value of our common stock on the date of the grant; or (b) any other employee must equal at least 100% of the per share fair market value of our common stock on the date of the grant. Non-statutory stock options and stock purchase rights are required to have an exercise price of at least 85% of the fair market value of our common stock on the date of the grant, except that under California law, the exercise price for an option holder who is a 10% stockholder must equal at least 110% of the per share fair market value of our common stock on the date of the grant. Payment of the exercise price may be made in cash or other consideration as determined by the board or board committee.

The board or board committee determines the term of the options, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10% stockholder. The board or board committee may determine at the time of making an award or thereafter whether an award shall become fully vested in the event of a change in control.

Outstanding awards will be adjusted in the event of a stock split, stock dividend or other similar change in our capital structure.

Our board of directors may alter, suspend, discontinue or terminate the stock option plan at any time without stockholder approval (to the extent permissible by law) except no alteration, suspension, discontinuation or termination, which materially and adversely affects the rights of any option holder or holder of stock purchase rights, may be made without the consent of such holder.

Certain Relationships and Related Transactions

The following table summarizes the shares of common stock purchased in private placement transactions since January 1, 1999 by our executive officers, directors and 5% stockholders and persons and entities associated with them. All of such purchases were made at a price of $5.17 per share, except for the purchases by the Barton J. Blinder, Inc. Pension Trust and Barton and Roberta Blinder, which were made at a price of $8.50 per share.

Name	Shares Purchased	Date
Barney Northcote II (1)	1,934	March 27, 2001
Brenda Jane Northcote Smith (1)	3,868	March 27, 2001
Donovan Northcote (1)	1,934	March 27, 2001
Rebecca and Richard Brown (1)	2,707	March 27, 2001
David S. DePillo, IRA	10,000	May 24, 2001
Scott F. Kavanaugh	10,000	May 31, 2001
L. Roy Kavanaugh (2)	38,684	June 21, 2001
Bradley Gordon, IRA (3)	48,355	June 29, 2001
Barney Northcote II (1)	3,066	October 29, 2001
Hagerty Family Trust	5,000	February 15, 2002
James G. Brakke (4)	13,000	January 16, 2002
DePillo Trust (5)	58,027	January 28, 2002
L. Roy Kavanaugh	20,000	February 21, 2002
Barney and Gloria Northcote	15,000	February 21, 2002
Barney Northcote II (1)	5,000	February 25, 2002
Barton J. Blinder, Inc. Pension Trust (6)	4,117	April 17, 2002
Barton J. Blinder, Inc. Pension Trust (6)	4,117	May 22, 2002
Barton and Roberta Blinder (6)	2,352	May 22, 2002

(1)	Barney Northcote II, Donovan Northcote, Brenda Jane Northcote Smith and Rebecca Brown are the son, son, daughter and daughter, respectively, of Barney R. Northcote, a director of the Bank.
(2)	L. Roy Kavanaugh is the brother of Scott F. Kavanaugh, our Executive Vice President, Chief Administrative Officer and Treasurer.
(3)	Bradley Gordon is the father of Stephen H. Gordon, our Chairman and Chief Executive Officer.
(4)	Includes an aggregate of 3,000 shares which are owned by Mr. Brakke’s children.
(5)	Mr. DePillo, our Vice Chairman, President and Chief Operating Officer is the trustee of the DePillo Trust.
(6)	Dr. and Mrs. Blinder are the in-laws of Stephen H. Gordon, our Chairman and Chief Executive Officer.

In May 2001, we purchased 12,251 shares of our common stock from Mr. Gordon for $63,335, which funds were used to retire an outstanding note and accrued interest which was utilized in buying out a principal of FIPMC during 2000.

On December 22, 2000, Commercial Capital Bancorp became the holding company for FIPMC and acquired the Bank via a share exchange. The following table summarizes the shares of our common stock exchanged for shares of Bank common stock in connection with the Bank acquisition, insofar as such exchanges involved our executive officers, directors and 5% stockholders and persons and entities associated with them.

Name	Shares Exchanged
Stephen H. Gordon	40,982
Bradley Gordon, IRA (1)	90,527
Gregory G. Petersen (2)	129,569
DePillo Trust (3)	56,575
Scott F. Kavanaugh	56,575
Petty Family Trust (4)	33,943
Synapse Fund I, LLC (5)	214,991
Synapse Fund II, LLC (5)	214,991
James G. Brakke	68,837
H&S Associates, LLC	905,404
Robert J. Shackleton	20,391
Barney and Gloria Northcote	99,957

(1)	Bradley Gordon is the father of Stephen H. Gordon, our Chairman and Chief Executive Officer.
(2)	Mr. Petersen is the brother-in-law of Stephen H. Gordon, our Chairman and Chief Executive Officer.
(3)	Mr. DePillo, our Vice Chairman, President and Chief Operating Officer is trustee of the DePillo Trust.
(4)	The Petty Family Trust is controlled by the parents of Scott F. Kavanaugh, our Executive Vice President, Chief Administrative Officer and Treasurer.
(5)	Mr. Barnett, one of our directors, is the President of Synapse Fund I, LLC and Synapse Fund II, LLC.

In July 2002, we acquired ComCap from Messrs. Gordon, DePillo and Kavanaugh for $78,545 in cash, all of which was paid to Mr. Kavanaugh. The board of directors, with Messrs. Gordon, DePillo and Kavanaugh abstaining, approved the transaction and determined that the consideration paid was reasonable and fair.

Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. Brakke, earned commission income amounting to $91,924 for the six months ended June 30, 2002, $73,005 for the year ended December 31, 2001 and $7,953 for the year ended December 31, 2000 for providing us with insurance. We believe that the commissions earned by Brakke, Schafnitz Insurance were comparable to commissions that an independent third party would have earned in an arm’s length transaction.

During the six months ended June 30, 2002, we paid $71,837 in legal fees to the Petersen Law Firm, to which we also paid fees of $263,090 for the year ended December 31, 2001 and $3,027 for the year ended December 31, 2000. Gregory G. Petersen, a partner in the firm is the brother-in-law of Stephen H. Gordon, our Chairman and Chief Executive Officer.

As of June 30, 2002, there were no outstanding loans made by us or the Bank to our directors or executive officers. Our policy is not to make loans to directors or executive officers.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the actual beneficial ownership of our common stock as of September 1, 2002, and as adjusted to reflect the sale of common stock offered by this prospectus, for:

•	each person or group that we know beneficially owns more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Information regarding beneficial ownership of our common stock for each of the stockholders listed in the table below reflects such stockholder’s holdings prior to the offering of our common stock contemplated hereby, and as adjusted to reflect the sale of              shares of common stock by us. The information regarding beneficial ownership of our common stock has been presented according to the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of September 1, 2002 are deemed outstanding for the purpose of computing the percentage ownership of that person or group holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages for beneficial ownership after the offering assume that the underwriters do not exercise their over-allotment option. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices. Percentage ownership in the table is based on 8,964,868 shares of common stock outstanding as of September 1, 2002, together with applicable options for each stockholder.

	Beneficial Ownership as of September 1, 2002		Beneficial Ownership After the Offering
Name and Address	Shares	Percentage	Shares	Percentage

Stephen H. Gordon (1)	2,391,293	25.90%	2,391,293%
David S. DePillo (2)	1,577,117	17.14	1,577,117
Scott F. Kavanaugh (3)	1,104,797	12.06	1,104,797
H&S Associates, LLC (4)	905,404	10.10	905,404
Christopher G. Hagerty (5)	94,873	1.05	94,873	*
Jeffrey M. Watson (6)	77,651	*	77,651	*
Kenneth A. Barnett (7)	436,788	4.87	436,788
James G. Brakke (8)	94,077	1.05	94,077	*
Robert J. Shackleton (9)	38,458	*	38,458	*
Barney R. Northcote (10)	130,197	1.45	130,197	*
All directors and executive officers as a group (11 persons)	6,860,513	76.53%

*	Less than one percent.
(1)
Includes 267,444 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002, 96,408 shares owned by the Gordon Family Trust and an aggregate of 201,240 shares granted to Messrs. Hagerty, Watson and Williams that will be delivered to such individuals immediately following the expiration of the 180-day lock-up period related to this offering. See “Management—Restricted Stock Award Agreements.” Does not include 262,156 shares held by the Bradley Gordon, IRA, held by Mr. Gordon’s father.

(2)
Includes 235,064 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002 and an aggregate of 173,160 shares granted to Messrs. Hagerty, Watson and Williams that will be delivered to such individuals immediately following the expiration of the 180-day lock-up period related to this offering. See “Management—Restricted Stock Award Agreements.” Does not include 114,602 shares held by the DePillo Trust.

(3)
Includes 194,709 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002 and an aggregate of 93,600 shares granted to Messrs. Hagerty, Watson and Williams that will be delivered to such individuals immediately following the expiration of the 180-day lock-up period related to this offering. See “Management—Restricted Stock Award Agreements.” Does not include 58,684 shares held by the Lon Roy Kavanaugh III, Mr. Kavanaugh’s brother or 33,943 shares held by the Petty Family Trust.

(4)
On June 6, 2000, the Samueli 1995 Family Living Trust, an affiliate of H&S Associates, LLC, entered into a Rebuttal of Rebuttable Determination of Control, or Rebuttal, with the OTS, in connection with an acquisition of additional shares of the Bank. Pursuant to the Rebuttal, the Samueli 1995 Family Living Trust agreed not to exert control over the Bank including not seeking or accepting more than one board position, not engaging in any inter-company transaction, not proposing a director in opposition to nominees proposed by management and not soliciting proxies for any matter not conducted on behalf of management. Upon the completion of the offering, the Rebuttal will terminate pursuant to its own terms because H&S Associates, LLC’s stock ownership in us will fall below ten percent of our outstanding stock. The address for H&S Associates, LLC is c/o Miramar Venture Partners, 2101 East Coast Highway, Corona Del Mar, California 92625.

(5)
Includes 89,873 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002. Does not include an aggregate of 180,000 shares available to Mr. Hagerty pursuant to a restricted stock award granted from the holdings of Messrs. Gordon, DePillo and Kavanaugh. Pursuant to such award, the 180,000 shares of common stock will be delivered to Mr. Hagerty immediately following the expiration of the lock-up in connection with this offering. See “Management—Restricted Stock Award Agreements.”

(6)
Includes 77,651 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002. Does not include an aggregate of 108,000 shares available to Mr. Watson pursuant to a restricted stock award granted from the holdings of Messrs. Gordon, DePillo and Kavanaugh. Pursuant to such award, the 108,000 shares of common stock will be delivered to Mr. Watson immediately following the expiration of the 180-day lock-up period in connection with this offering. See “Management—Restricted Stock Award Agreements.”

(7)
Includes 6,806 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002 and also includes 214,991 shares held by Synapse Fund I, LLC and 214,991 shares held by Synapse Fund II, LLC. Mr. Barnett is the President of Synapse Fund I, LLC and Synapse Fund II, LLC.

(8)	Includes 15,240 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002.
(9)	Includes 15,240 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002.
(10)	Includes 15,240 shares issuable upon exercise of options exercisable within 60 days of September 1, 2002.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 200,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $.001 per share, and 100,000,000 are shares of preferred stock, par value $.001 per share. At September 1, 2002, 8,964,868 shares of our common stock were outstanding. There are no shares of preferred stock outstanding. See “Capitalization.” Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. The common stock is not subject to any call for redemption.

Our capital stock does not represent nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock

Dividends.    We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Trading History and Dividend Policy” and “Regulation-Regulation of the Bank-Capital Distribution Limitations.” The holders of our common stock are entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock in the future, those holders may have a priority over the holders of our common stock with respect to dividends.

Voting Rights.    The holders of our common stock presently possess exclusive voting rights. They elect our board of directors and act on such other matters as are required to be presented to them under Nevada law or our articles of incorporation or as are otherwise presented to them by our board of directors. As of the consummation of this offering, each holder of our common stock will be entitled to one vote per share and no holder of our common stock has any right to cumulative voting in the election of directors. Although there are no present plans to do so, if we issue preferred stock in the future, holders of the preferred stock may also possess voting rights.

Liquidation.    In the event of our liquidation, dissolution or winding, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, those holders may have a priority over the holders of our common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of the Bank, we, as the sole holder of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution.

Preemptive Rights.    Holders of our common stock are not entitled to preemptive rights with respect to any of our shares which may be issued in the future.

Preferred Stock

Our board of directors is authorized to issue preferred stock and to fix voting powers, designations, preferences and other special rights of such shares and the qualifications, limitations and restrictions that apply to such preferred stock. Any preferred stock we issue may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences or both.

Our authorized but unissued shares of preferred stock, as well as our authorized but unissued and unreserved shares of common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise may be required to approve a transaction in which additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of such shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for listing the common stock on the Nasdaq Stock Market or any exchange on which the common stock may then be listed, if any.

Restrictions On a Third Party’s Ability to Acquire Us

Restrictions in our Articles of Incorporation and Bylaws.    A number of provisions of our articles of incorporation and our bylaws deal with matters of corporate governance and certain rights of our stockholders. The following discussion is a general summary of certain provisions of our articles of incorporation and bylaws which might be deemed to have a potential “anti-takeover” effect. Reference should be made in each case to our articles of incorporation and bylaws. Notwithstanding the foregoing, under certain circumstances, we may be subject to Section 2115 of the California Corporation Code as a foreign corporation, which may have the effect of superseding certain provisions of our articles of incorporation and bylaws as interpreted by Nevada law. However, management expects that following the offering we will be exempt from such provisions of the California Corporation Code because our securities will be listed on the Nasdaq National Market.

Board of Directors.    Our articles of incorporation and bylaws contain provisions relating to the board of directors and provide, among other things, that the board of directors shall be divided into two classes as nearly as equal in number as possible with term of office of one class expiring each year so long as the number of directors is at least six but less than nine. If the number of directors is nine or more, the board of directors shall be divided into three classes as nearly as equal in number as possible with term of office of one class expiring each year. The bylaws currently state that the authorized number of directors of the Company shall be not less than five nor more than 15. We do not permit cumulative voting in the election of directors. Directors may be removed pursuant to Nevada corporate law by a vote of at least two-thirds of our stockholders. Any vacancy occurring in the board of directors for any reason, including an increase in the number of authorized directors, may be filled by the concurring vote of two-thirds of the directors then in office, regardless of whether there is a quorum of the board of directors, and a director appointed to fill a vacancy serves for the remainder of the term to which the director has been elected, and until his or her successor has been elected and qualified.

Our bylaws govern nominations for election to the board of directors and provide that nominations for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered or mailed to our chairman/chief executive officer or vice chairman/ president by the later of the close of business 21 days before any meeting of stockholders called for the election of directors or ten days after the date of mailing of notice of the meeting to stockholders. Nominations not made in accordance with our bylaws are disregarded.

Limitation of Liability.    Our articles of incorporation provide that our stockholders, officers or directors shall not be personally liable for the payment of our debts, except as they may be liable by reason of their own conduct or acts. In addition, our articles of incorporation provide that no director or officer shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty, provided that a director of officer may still be liable for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of specific provisions of the Nevada General Corporation Law.

Indemnification of Directors, Officers, Employees and Agents.    Pursuant to our articles of incorporation and bylaws, we have agreed to indemnify our directors, officers, employees and agents, to the fullest extent permitted by Nevada law, from and against any and all expenses and liabilities permitted by Nevada law. The indemnification provided for in our articles of incorporation is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification we provide continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our bylaws also provide that we will pay, in advance, for expenses incurred in defending any civil or criminal action or proceeding for which we must or could pay for indemnification, provided that any party seeking such indemnification provides to us an undertaking that such person will repay any such amount to us in the event that it is ultimately determined that such party is not entitled to indemnification.

Special Meetings of Stockholders and Stockholder Proposals.    Our bylaws provide that special meetings of our stockholders may be called at any time by the board of directors or by the Chairman of the board of directors or the President. Special meetings of stockholders shall be for the purpose of taking any action permitted by stockholders under Nevada law and our articles of incorporation, and only the business described in the notice of such meeting may be transacted at such special meeting.

At an annual meeting of our stockholders only such business as is properly brought before the meeting shall be conducted. To be properly brought, business must be specified in the notice of meeting given by our board of directors or otherwise properly brought by a stockholder.

Amendment of Articles of Incorporation and Bylaws.    Our articles of incorporation provide that we reserve the right to repeal, alter, amend or rescind any provision contained in our articles of incorporation as prescribed by law, and all rights conferred by our articles of incorporation on our stockholders are granted subject to this reservation. Notwithstanding the foregoing, certain provisions set forth in our articles of incorporation (which govern classes of directors, business combinations, shareholder amendments to our bylaws and amending the articles of incorporation) may not be repealed, altered, amended or rescinded in any respect unless approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

Our articles of incorporation provide that our board of directors is expressly authorized to make, repeal, alter, amend and rescind our bylaws by a majority vote of the board of directors. Notwithstanding any other provision of our articles of incorporation (and notwithstanding the fact that some lesser percentage may be specified by law), our bylaws may not be adopted, repealed, altered, amended or rescinded by our stockholders except by the vote of the holders of not less than two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose, or, as set forth above, by the board of directors.

Other Restrictions on the Ability of Others to Acquire Us.    Several provisions of the Nevada General Corporation Law affect the acquisition of our common stock or control of our company. A provision contained in the Nevada General Corporation Law generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, or authorized by a majority of disinterested stockholders.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record. An “interested stockholder” generally means any person that (i) is the owner of 10% of more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions which may benefit an interested stockholder.

In addition to Nevada General Corporation Law, our articles of incorporation include a requirement that certain business combinations with a related person be approved by an affirmative vote of at least two-thirds of our shareholders, unless a majority vote of directors who are not affiliated with such related person and were incumbent prior to the time such person became a related person, approve the business combination. We define “business combination” in our articles of incorporation, to include the following: (a) a merger or consolidation with a related person; (b) a merger or consolidation of a related person with or into us or any of our subsidiaries; (c) the issuance of our securities or those of any of our subsidiaries, to a related person; (d) acquisition by us or our subsidiaries of any security of a related person; (e) any reclassification or recapitalization of our common stock, or (f) any agreement, contract or other arrangement providing for any of the foregoing transactions. A “related person” is defined in our articles of incorporation as any individual, corporation, partnership or other person or entity which, together with its affiliates, is the beneficial owner of ten percent (10%) of our capital stock.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days’ prior written notice. The HOLA provides that no company may acquire “control” of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. See “Regulation—Regulation of Commercial Capital Bancorp, Inc.—Restrictions on Acquisitions.”

Transfer Agent And Registrar

The transfer agent and registrar for our common stock will be             .

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares. Sandler O’Neill & Partners, L.P. and Friedman Billings, Ramsey & Co., Inc. are the representatives of the underwriters.

Name	Number of Shares
Sandler O’Neill & Partners, L.P.
Friedman, Billings, Ramsey & Co., Inc.

Total

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted the underwriters an option to purchase up to              additional shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to severally purchase shares in approximately the same proportion as set forth in the above table. We will be obligated to sell additional shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus, if any.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without Over-Allotment	With Over-Allotment
Per share	$	$
Total

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             and are payable by us.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share on sales to other brokers or dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

We, and our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Prior to this offering, there has been no public market for our common stock. The public offering price for our common stock was negotiated among us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of other companies in related businesses.

We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol “CCBI.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof.

From time to time, certain of the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their respective businesses.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After this offering,              shares of common stock will be outstanding, or              shares if the underwriters over-allotment option is exercised in full. Of these shares, the              shares sold in this offering, or              shares if the underwriters’ over-allotment is exercised in full, will be freely tradable without restriction under the Securities Act, except that any shares held by our “affiliates” as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. The remaining              shares of common stock are “restricted securities,” within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

In connection with this offering, our existing officers and directors, who will own a total of              shares of common stock after this offering, or              shares if the underwriters’ over-allotment option is exercised in full, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Sandler O’Neill & Partners, L.P., which may, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. The underwriters presently have no intention to allow any shares of common stock to be sold or otherwise offered by us prior to the expiration of the 180 day lock-up period. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144 as described below.

In general, under Rule 144, as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, or

•
the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

Our directors or officers who purchased our shares in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144’s holding period restrictions. In each of these cases, Rule 701 allows the stockholders to sell 90 days after the date of this prospectus.

We intend to register on a registration statement on Form S-8 a total of              shares of common stock issuable upon the exercise of options issued or reserved for future issuance under the 2000 Stock Plan. The Form S-8 will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

EXPERTS

The consolidated financial statements of Commercial Capital Bancorp, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

The validity of our common stock offered by this prospectus will be passed upon for us by Kelley Drye & Warren LLP, Vienna, Virginia. The validity of the common stock offered by this prospectus will be passed upon for the underwriters by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely as to all matters of Nevada law upon the opinion of Kelley Drye & Warren LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission hereinafter referred to as the SEC. This prospectus, which is part of the Registration Statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits, at the SEC’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	F-2
Consolidated Statements of Financial Condition at June 30, 2002 (unaudited) and December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the six months ended June 30, 2002 and 2001 (unaudited) and for each of the years in the three-year period ended December 31, 2001	F-4
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the
six months ended June 30, 2002 (unaudited) and for each of the years in the three-year period ended December 31, 2001
F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and 2001 (unaudited) and for each of the years in the three-year period ended December 31, 2001	F-6
Notes to Consolidated Financial Statements	F-7

Independent Auditors’ Report

The Board of Directors
Commercial Capital Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Commercial Capital Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Capital Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

July 30, 2002, except as to notes 11 and 24 of the notes
to the consolidated financial statements, which are as
of September 4, 2002

/s/ KPMG LLP

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition
(Dollars in thousands)

	June 30, 2002	December 31,
		2001	2000
	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$4,812	$1,312	$706
Restricted cash	246	352	254
Federal funds sold	700	35,850	8,151

	5,758	37,514	9,111

Securities available-for-sale	226,109	119,685	38,628
Securities held-to-maturity	2,053	—	—
Federal Home Loan Bank Stock, at cost	9,515	6,367	2,288
Loans, net of allowance for loan losses of $1,921, $1,107 and $420	333,896	188,797	81,100
Loans held-for-sale	45,028	52,379	32,106
Premises and equipment, net	466	394	549
Accrued interest receivable	2,942	1,622	877
Goodwill	13,014	13,014	13,950
Bank-owned life insurance	5,933	—	—
Other assets	4,402	3,919	2,898

	$649,116	$423,691	$181,507

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$5,568	$5,541	$10,859
Interest-bearing:
Savings accounts	2,040	3,918	3,884
Money market accounts	64,934	5,179	12,349
NOW accounts	734	919	548
Certificate accounts	182,889	102,782	32,788

	256,165	118,339	60,428

Securities sold under agreements to repurchase	106,689	78,752	14,535
Advances from Federal Home Loan Bank	172,974	128,690	47,095
Warehouse line of credit	40,409	52,389	31,967
Trust Preferred Securities	35,000	15,000	—
Note payable	—	—	112
Deposits held in trust	246	352	254
Accrued interest payable and other liabilities	4,222	3,367	1,442

Total liabilities	615,705	396,889	155,833

Minority interest	—	—	921

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized 100,000,000 shares; none issued and outstanding	—	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding 8,964,868, 8,845,764, and 8,546,866 shares	9	9	9
Additional paid-in capital	28,556	27,681	26,654
Deferred compensation	(486)	(555)	(694)
Retained earnings (loss)	4,159	282	(1,274)
Accumulated other comprehensive gain (loss)	1,173	(615)	58

Total stockholders’ equity	33,411	26,802	24,753

	$649,116	$423,691	$181,507

See accompanying notes to consolidated financial statements.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Six months ended June 30,		Years ended December 31,
	2002	2001	2001	2000	1999
	(Unaudited)
Interest income on:
Loans	$10,920	$5,010	$11,878	$3,180	$1,341
Securities	5,485	1,615	3,858	—	—
Federal funds sold and interest-bearing deposits in other banks	37	117	143	54	65

Total interest income	16,442	6,742	15,879	3,234	1,406

Interest expense on:
Deposits	2,396	1,892	3,923	—	—
Advances from Federal Home Loan Bank	2,671	1,349	2,864	—	—
Warehouse lines of credit	652	862	1,707	3,209	1,268
Trust Preferred Securities	779	—	86	—	—
Other borrowings	929	222	668	20	7

Total interest expense	7,427	4,325	9,248	3,229	1,275

Net interest income	9,015	2,417	6,631	5	131

Provision for loan losses	814	228	686	—	—

Net interest income after provision for loan losses	8,201	2,189	5,945	5	131

Noninterest income:
Gain on sale of loans	1,886	913	2,671	1,812	3,168
Gain on sale of securities	56	256	1,424	—	—
Mortgage banking fees	259	454	645	563	332
Banking and servicing fees	136	42	114	—	—
Trust fees	83	36	88	—	—
Other income	73	—	—	—	—

	2,493	1,701	4,942	2,375	3,500

Noninterest expenses:
Compensation and benefits	2,187	1,688	4,067	1,144	2,018
Non-cash stock compensation	69	69	139	871	855
Occupancy and equipment	530	507	1,024	749	673
Marketing	278	39	70	80	208
Data processing	129	117	241	—	—
Professional and consulting	173	94	201	218	314
Insurance premiums	95	37	120	43	41
Amortization of goodwill	—	372	748	—	—
Other	571	434	897	537	623

	4,032	3,357	7,507	3,642	4,732

Income (loss) before income tax expense (benefit)	6,662	533	3,380	(1,262)	(1,101)

Income tax expense (benefit)	2,785	377	1,716	(740)	2

Income (loss) before minority interest and change in accounting principle	3,877	156	1,664	(522)	(1,103)

Income allocated to minority interest	—	29	108	—	—

Income (loss) before change in accounting principle	3,877	127	1,556	(522)	(1,103)

Cumulative effect of change in accounting principle	—	—	—	—	(156)

Net income (loss)	$3,877	$127	$1,556	$(522)	$(1,259)

Basic earnings (loss) per share	$0.43	$0.01	$0.18	$(0.11)	$(0.28)
Diluted earnings (loss) per share	0.41	0.01	0.17	(0.11)	(0.28)

Pro forma earnings (loss) data (unaudited):
Loss before income tax expense (benefit) as reported				$(1,262)	$(1,101)

Tax benefit as reported				(740)	2

Impact of FIPMC as if taxable				233	(447)

Pro forma tax expense (benefit)				(507)	(445)

Pro forma loss before change in accounting principle				(755)	(656)

Cumulative effect of change in accounting principle, net of tax benefit				—	(92)

Pro forma net loss				$(755)	$(748)

Pro forma net loss per share				$(0.16)	$(0.17)

See accompanying notes to consolidated financial statements.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Six months ended June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999
(Dollars and number of shares in thousands)

	Outstanding shares of common stock	Common stock	Additional paid-in capital	Deferred Compensation	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total
Balance, December 31, 1998	4,382	$4	$2,490	—	$507	$—	$3,001
Comprehensive loss:
Net loss	—	—	—	—	(1,259)	—	(1,259)
Other comprehensive gain (loss)	—	—	—	—	—	—	—

Total comprehensive loss							(1,259)
Issuance of common stock	105	1	391	—	—	—	392
Variable phantom unit awards	—	—	1,872	(1,872)	—	—	—
Amortization of deferred compensation—phantom unit awards				855			855
Capital distributions	—	—	(532)	—	—	—	(532)

Balance, December 31, 1999	4,487	5	4,221	(1,017)	(752)	—	2,457
Comprehensive loss:
Net loss	—	—	—	—	(522)	—	(522)
Other comprehensive gain, net of tax:
Net unrealized gains on securities arising during the year, net of reclassification adjustments	—	—	—	—	—	58	58

Total comprehensive loss							(464)
Issuance of common stock, net of costs	13	—	50	—	—	—	50
Capital distributions	—	—	(378)	—	—	—	(378)
Common stock issued to acquire Commercial Capital Bank	4,047	4	22,213	—	—	—	22,217
Variable phantom unit awards	—	—	548	(548)	—	—	—
Amortization of deferred compensation—phantom unit awards	—	—	—	871	—	—	871

Balance, December 31, 2000	8,547	9	26,654	(694)	(1,274)	58	24,753
Comprehensive income:
Net income	—	—	—	—	1,556	—	1,556
Other comprehensive loss, net of tax:
Net unrealized losses on securities arising during the year, net of reclassification adjustments	—	—	—	—	—	(673)	(673)

Total comprehensive income							883
Issuance of common stock, net of costs	311	—	1,596	—	—	—	1,596
Repurchase of common stock	(12)	—	(63)	—	—	—	(63)
Changes due to minority interest and its acquisition by Bancorp	—	—	(506)	—	—	—	(506)
Amortization of deferred compensation—restricted stock awards	—	—	—	139	—	—	139

Balance, December 31, 2001	8,846	9	27,681	(555)	282	(615)	26,802
Comprehensive income:
Net income	—	—	—	—	3,877	—	3,877
Other comprehensive income, net of tax:
Net unrealized gains on securities arising during the year, net of reclassification adjustments	—	—	—	—	—	1,788	1,788

Total comprehensive income							5,665
Issuance of common stock, net of costs	218	—	1,232	—	—	—	1,232
Repurchase of common stock	(99)	—	(357)	—	—	—	(357)
Amortization of deferred compensation—restricted stock awards	—	—	—	69	—	—	69

Ending Balance, June 30, 2002	8,965	$9	$28,556	(486)	$4,159	$1,173	$33,411

See accompanying notes to consolidated financial statements.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six months ended June 30,		Years ended December 31,
	2002	2001	2001	2000	1999
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$3,877	$127	$1,556	$(522)	$(1,259)
Adjustments to reconcile net income to net cash used in operating activities:
Net income attributed to minority interest	—	29	108	—	—
Cumulative effect of change in accounting principle	—	—	—	—	156
Depreciation and amortization	433	596	1,010	135	121
Stock compensation expense	69	69	139	871	855
Stock dividend from FHLB	(166)	(73)	(154)	—	—
Deferred tax benefit	(504)	(48)	(210)	(743)	—
Provision for loan losses	814	228	686	—	—
Gain on sale of securities	(56)	(256)	(1,424)	—	—
Gain on sale of loans	(1,886)	(913)	(2,671)	(1,812)	(3,168)
Origination of loans held-for-sale	(157,344)	(96,820)	(254,280)	(271,340)	(293,967)
Proceeds from sales of loans held-for-sale	166,468	82,987	230,866	267,359	291,699
Decrease (increase) in accrued interest receivable and other assets	(2,507)	390	(1,709)	21	32
Increase (decrease) in accrued interest payable and other liabilities	1,482	886	2,023	(20)	215
Other, net	(911)	(79)	(1,564)	(89)	(46)

Net cash provided by (used in) operating activities	9,769	(12,877)	(25,624)	(6,140)	(5,362)

Cash flows from investing activities:
Purchases of securities available-for-sale	(151,263)	(51,946)	(208,525)	—	—
Proceeds from sales of securities available-for-sale	36,633	37,579	115,358	—	—
Proceeds from maturities and repayments of securities	11,119	7,119	12,392	—	—
Purchases of securities held to maturity	(2,053)	—	—	—	—
Purchases of Federal Home Loan Bank stock	(2,982)	(529)	3,925	—	—
Proceeds from sales of loans	3,304	15,803	18,407	—	—
Origination and purchase of loans, net of principal payments	(149,176)	(42,925)	(126,833)	—	—
Purchases of leasehold improvements and equipment	(189)	(39)	(77)	(52)	(124)
Purchase of bank-owned life insurance	(5,860)	—	—	—	—
Cash from acquisition of Commercial Capital Bank	—	—	—	8,895	—
Acquisition of minority interest of Commercial Capital Bank	—	—	(1,249)	—	—

Net cash provided by (used in) investing activities	(260,467)	(34,938)	(186,602)	8,843	(124)

Cash flows from financing activities:
Net increase in deposits	137,826	28,210	57,911	—	—
Net increase (decrease) in securities sold under agreements to repurchase	27,937	(4,224)	64,217	—	—
Proceeds from Federal Home Loan Bank advances	115,000	17,500	128,690	—	—
Repayment of Federal Home Loan Bank advances	(70,716)	(13,922)	(47,095)	—	—
(Decrease) increase in warehouse lines of credit	(11,980)	14,628	20,422	5,591	5,600
Issuance of Trust Preferred Securities	20,000	—	15,000	—	—
(Decrease) increase in other debt	—	(112)	(112)	(71)	121
Common stock issued	1,232	842	1,596	50	392
Common stock purchased	(357)	—	—	—	—
Capital distributions	—	—	—	(378)	(532)

Net cash provided by financing activities	218,942	42,922	240,629	5,192	5,581

Net increase (decrease) in cash and cash equivalents	(31,756)	(4,893)	28,403	7,895	95
Cash and cash equivalents:
Beginning of period	37,514	9,111	9,111	1,216	1,121

End of period	$5,758	$4,218	$37,514	$9,111	$1,216

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$5,125	$2,699	$9,558	$3,083	$1,195
Income taxes	2,930	2	1,651	3	2

See accompanying notes to consolidated financial statements.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(1)    Nature of Operations and Summary of Significant Accounting Policies

(a)    Nature of Operations

Commercial Capital Bancorp, Inc. (the Company) provides financial services to a core customer base of income-property real estate investors, related real estate service companies, and other middle market commercial businesses.

The Company is a Nevada corporation and became the holding company for Commercial Capital Bank, FSB (the Bank) and a mortgage banking company, Financial Institutional Partners Mortgage Corporation, (FIPMC) at December 22, 2000 through the successful completion of a share exchange. See note 2. On July 1, 2002, the Company acquired ComCap Financial Services, Inc. (ComCap), a registered broker dealer. See note 24.

The Bank, formerly Mission Savings and Loan, FA, has been in existence since 1985 and was acquired through a share exchange led by the management team of FIPMC on January 28, 2000. Subsequent to the acquisition, management has raised additional capital, relocated its headquarters, completed core system conversions, restructured the balance sheet, and implemented its business plan of asset growth through multifamily and commercial real estate loans, personal, and commercial business lines of credit, and U.S. government and agency backed securities. Retail deposit growth, wholesale funding, and Federal Home Loan Bank of San Francisco advances have supported this growth. The Bank’s trust department also offers investment management services provided by one of the largest institutional money managers in the country, which services are not normally accessible to individual investors.

FIPMC was formed in April 1998 and operated principally in California as an originator of multifamily loans since funding its first loan in June 1998. FIPMC has originated and sold approximately $1.6 billion in multifamily and commercial real estate loans and has established a strong retail presence in several major metropolitan areas, with offices located throughout California. Presently, offices are located in San Diego, Irvine (headquarters), Los Angeles, Woodland Hills, Burlingame, Corte Madera (Marin County), and Oakland.

FIPMC originates loans through its proprietary retail sales force, underwrites them in accordance with its guidelines, and funds the loans in FIPMC’s name through a warehouse line provided by a third-party lender. FIPMC currently sells all its originations to banks and thrifts across the country. Following the acquisition of the Bank, $186 million of the loans funded by FIPMC have been sold to the Bank through December 31, 2001 to support its asset growth. An additional $162 million of loans funded by FIPMC have been sold to the Bank during the six months ended June 30, 2002. Intercompany gains on sales of loans are eliminated in consolidation.

The Company has a concentration of operations in California with 99.7%, 99.5% and 98.9% of the Company’s loan portfolio, including loans held-for-sale, located in California as of June 30, 2002, December 31, 2001 and 2000, respectively. The Company’s real estate-related loans, including loans held-for-sale, accounted for 97.4%, 96.7% and 96.5% of the total loans, including loans held-for-sale, at June 30, 2002, December 31, 2001 and 2000, respectively.

All intercompany transactions and balances have been eliminated.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

The consolidated financial statements for the six months ended June 30, 2002 and 2001 are unaudited, and in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature.

(b)    Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and valuation of loans held-for-sale.

(c)    Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, and interest-bearing deposits in other financial institutions, including federal funds sold with an original maturity of three months or less. Cash flows from loans originated by the Company and deposits are reported net. The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash were balances maintained at the Federal Reserve Bank of San Francisco of $141,000 and $166,000 at December 31, 2001 and 2000, respectively. The Bank had no cash requirement at June 30, 2002.

At June 30, 2002, December 31, 2001 and 2000, the Company maintained restricted cash balances totaling $246,000, $352,000 and $254,000, respectively, which represented “good faith” deposits from potential borrowers held in trust. Such deposits received by the Company in the normal course of business are segregated and deposited in a trust account in accordance with California Department of Real Estate regulations.

(d)    Securities Available-for-Sale

Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as accumulated other comprehensive income (loss). Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

(e)    Investment in Federal Home Loan Bank Stock

The Company’s Bank subsidiary is a member of the Federal Home Loan Bank (FHLB) system and is required to maintain an investment in capital stock of the FHLB of San Francisco in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB of San Francisco. The FHLB of San Francisco stock is carried at cost as no ready market exists for this stock.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(f)    Loans

Loans are stated at the amount of unpaid principal, increased by purchase loan premiums or reduced by unearned fees, and an allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC), as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. At June 30, 2002, December 31, 2001 and 2000, the Company had an insignificant amount of impaired loans.

(g)    Loans Held-for-Sale

Loans held-for-sale include originated multifamily and commercial real estate mortgage loans intended for sale in the secondary market. The loans so designated are carried at the lower of cost or fair value on an aggregate basis.

(h)    Interest and Fees on Loans

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination fees, commitment fees, purchase loan premiums, and certain direct loan origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Company is generally amortizing these amounts over the estimated life of the related loan.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(i)    Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The estimated useful lives of furniture and equipment range from three to five years. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements which do not exceed five years. The Company reviews premises and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the estimated undiscounted cash flows for the property is less than its carrying value. If identified, an impairment loss is recognized through a charge to earnings based on the fair value of the property.

(j)    Other Real Estate Owned and Other Foreclosed Assets

Other real estate owned (OREO) and other foreclosed assets represent assets acquired through foreclosure or other proceedings. These assets are held for sale and recorded at the lower of the carrying amounts of the related loans or the estimated fair value of the assets less estimated costs of disposal. Any write-down to estimated fair value less cost to sell at the time of transfer is charged to the allowance for loan losses. These assets are evaluated regularly by management and reductions of the carrying amount to estimated fair value less estimated costs to dispose are recorded as necessary. The Company did not have any other real estate owned or other foreclosed assets at June 30, 2002, December 31, 2001 and 2000.

(k)    Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired by the Company.

The FASB issued SFAS No. 141, Business Combinations (SFAS 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that, effective January 1, 2002, goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment.

As of January 1, 2002, the Company had unamortized goodwill in the amount of $13,014,000, all of which was subject to the transition provisions of SFAS 142. Upon adoption of SFAS 142, management determined that there was no transitional impairment loss on goodwill.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

The impact of the adoption of SFAS 142 on earnings was as follows:

	Six months ended June 30,		Year ended December 31, 2001
	2002	2001
	(Dollars in thousands)
	(Unaudited)
Reported net income	$3,877	$127	$1,556
Add back goodwill amortization	—	372	748

Adjusted net income	$3,877	499	2,304

Net income per share, basic	$0.43	$0.01	$0.18
Adjusted net income per share, basic	0.43	0.06	0.27
Net income per share, diluted	0.41	0.01	0.17
Adjusted net income per share, diluted	$0.41	$0.06	$0.26

(l)	Securities Sold under Agreements to Repurchase

The Company enters into agreements to sell securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Company transfers legal control over the assets but still retains effective control through an agreement that both entitles and obligates the Company to repurchase the assets. As a result, these agreements are accounted for as financing arrangements and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability on the balance sheet while the dollar amount of securities underlying the agreements remains in the respective asset accounts.

(m)	Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return on that basis as well. The Company’s federal tax filings generally include all subsidiaries.

The Bank and FIPMC filed separate tax returns for periods prior to January 1, 2001.

(n)	Other Off-Balance-Sheet Instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

(o)	Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at June 30, 2002, December 31, 2001 and 2000. The estimated fair value amounts have been measured as of their respective period-ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to that date. As such, the estimated fair value of these financial instruments subsequent to the reporting date may be different than the amounts reported at period-end.

The information in note 21 should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities.

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other financial institutions may not be meaningful.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

•
Cash and cash equivalents:     The carrying amounts reported in the balance sheets for cash and due from banks, interest-bearing deposits in other banks, and federal funds sold approximate their fair value.

•	Securities: Fair value for securities is based on quoted market prices, if available. If quoted market prices are not available, fair value is based on quoted market prices of comparable instruments.

•
Loans:    The estimated fair value of the performing loan portfolio was calculated by discounting the contractually scheduled payments of principal and interest, incorporating scheduled rate adjustments, and for mortgage loans, estimating prepayments as applicable. The discount rates used were the Company’s current offer rates for comparable instruments with similar remaining terms of maturity. For loans that were past due or impaired, adjustments to the discount rate were made to reflect the greater than normal risk of default. For certain impaired loans, cash flow projections were adjusted to reflect estimates by management of the timing and extent of recovery of principal and interest. As of June 30, 2002, December 31, 2001 and 2000, 99.5%, 99.3% and 95.0% of the Company’s loan portfolio, including loans held-for-sale, were adjustable rate loans, respectively.

•	Loans held-for-sale: The fair value was derived from internal pricing estimates based on recent sales of loans with similar characteristics.

•
Deposit liabilities:    Fair value disclosed for demand deposits equals their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

•
Securities sold under agreements to purchase:    Fair value for these financial instruments was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

•	Advances from FHLB: Fair value for advances from the FHLB was estimated using a discounted cash flow calculation that applies the interest rate currently being offered on advances.

•
Warehouse line of credit:    Fair value of the warehouse line of credit was determined using the discounted cash-flow method. The discount rate was equal to the rate currently offered on similar borrowings.

•
Trust Preferred Securities:    Fair value of the Trust Preferred Securities was determined using the discounted cash-flow method. The discount rate was equal to the rate currently offered on similar borrowings.

•	Accrued interest receivable and payable: The fair value of both accrued interest receivable and payable approximates their carrying amounts.

•
Off-balance-sheet instruments:    Fair value for off-balance-sheet instruments is based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

(p)	Cumulative Effect of Change in Accounting Principle

Effective January 1, 1999, the Company adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). Prior to the adoption of SOP 98-5, organizational costs were capitalized and amortized over a period of five years. SOP 98-5 requires that the costs of start-up activities be expensed as incurred. Start-up costs totaling $156,000 were expensed in 1999 and are reflected in the Consolidated Statement of Operations as a cumulative effect of change in accounting principle.

(q)	Recently Issued Accounting Standards

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Company’s financial condition.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). SFAS 145 updates, clarifies, and simplifies existing accounting pronouncements including: rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect and amending SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 is effective for fiscal years beginning after May 15, 2002,

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

with early adoption of the provisions related to the rescission of SFAS 4 encouraged. The Company does not expect the adoption of this statement to have a material impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force, or EITF, Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company will adopt the provisions of SFAS 146 for exit or disposal activities that are initiated after December 31, 2002.

(2)	Business Combinations

On December 22, 2000, the Company acquired control of the Bank and FIPMC through a share exchange.

The Company issued 4,499,993 common shares to FIPMC senior common unitholders and preferred unitholders (FIPMC Unitholders), which resulted in FIPMC becoming a wholly owned subsidiary of the Company. Outstanding options to acquire FIPMC common units were exchanged for options to acquire Company shares at the same exchange ratio as the share exchange. The share exchange between the Company and FIPMC Unitholders was not considered a business combination, as defined by Accounting Principles Board Opinion No. 16 (APB 16), since the Company’s directors and related parties owned approximately 98% of FIPMC. The exchange was accounted for as a reorganization of entities under common control. Therefore, the assets and liabilities of FIPMC were transferred to the Company at book value and the financial condition and results of operations of the Company for the periods prior to December 22, 2000 reflect the combined operations of the Company and FIPMC.

On December 22, 2000, the Company also issued 4,046,873 common shares to Bank shareholders holding approximately 89.9% of outstanding Bank common shares. The remaining Bank shareholders did not elect to participate in the share exchange. Outstanding options to acquire Bank shares (Bank Options) were exchanged for options to acquire Company shares at the same exchange ratio as the share exchange. The Bank Options became fully vested upon completion of the share exchange in accordance with the terms of the Bank’s option plan.

These share and option exchanges were treated as a purchase business combination in accordance with APB 16 and resulted in the Company recording goodwill of $14.0 million, increasing FHLB of San Francisco advances by $1.3 million, which represents the mark-to-market for those advances, and recording a related deferred tax asset of $565,000. During 2001, the Company amortized the FHLB mark-to-market and goodwill over the estimated remaining life of 9 years and 20 years, respectively. See note 1 regarding the effect of the Company’s adoption of SFAS 142 on the amortization of goodwill.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

The allocation of the purchase price to arrive at the estimated fair value of assets acquired and liabilities assumed relating to the Bank acquisition is summarized below:

(Dollars in thousands)
Cash and cash equivalents	$8,895
Securities available-for-sale	38,628
Federal Home Loan Bank Stock	2,288
Loans, net of allowance	81,100
Premises and equipment, net	296
Accrued interest receivable	757
Other assets	1,950
Goodwill	13,950
Deposits	(62,288)
Advances from Federal Home Loan Bank	(47,095)
Securities sold under agreements to repurchase	(14,535)
Accrued interest payable and other liabilities	(1,729)

Total purchase price	$22,217

The following table presents unaudited pro forma results of operations of the Company for the years ended December 31, 2000 and 1999 as if the acquisition of the Bank had been effective at the beginning of 1999. The unaudited pro forma results include (1) the historical accounts of the Company and of the acquired business; and (2) pro forma adjustments, as may be required, including the amortization of the excess purchase price over the fair value of the net assets acquired, and the applicable tax effects of these adjustments.

The unaudited combined pro forma summary of operations is intended for informational purposes only and is not necessarily indicative of the future operating results of the Company or operating results that would have occurred had this acquisition been in effect for the years presented.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

	December 31
	2000	1999
	(Dollars in thousands)
Interest income	$8,151	$4,655
Interest expense	6,192	3,258

Net interest income	1,959	1,397
Provision for loan losses	330	(30)

Net interest income after provision for loan losses	1,629	1,427

Non interest income	2,612	3,562
Non interest expense	9,379	6,469

Loss before income tax expense (benefit)	5,138	1,480
Income tax expense (benefit)	(1,979)	180

Loss before minority interest and change in accounting principle	(3,159)	(1,660)
Loss allocated to minority interest	(200)	11

Loss before change in accounting principle	(2,959)	(1,671)
Cumulative effect of change in accounting principle	—	(156)

Net loss	$(2,959)	$(1,827)

Net loss per share:
Basic	$(0.34)	$(0.21)

Diluted	$(0.34)	$(0.21)

Weighted average shares outstanding:
Basic	8,640,307	8,498,087

Diluted	8,640,307	8,498,087

On December 31, 2001, the Company paid $1.2 million for the remaining outstanding Bank shares that were not exchanged on December 22, 2000. This transaction was accounted for as a purchase business combination in accordance with APB 16 and resulted in the Company reducing goodwill by $188,000, increasing the mark-to-market on the FHLB advances by $163,000 and recording an additional deferred tax asset of $69,000. As of December 31, 2001, the Bank is a wholly owned subsidiary of the Company.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(3)    Pro forma Information

Prior to December 22, 2000, FIPMC was a partnership for federal and state income tax purposes. The accompanying statements of operations for the years ended December 31, 2000 and 1999 present unaudited pro forma income tax benefit and net income reflecting the estimated income tax benefit of the Company as if FIPMC had been subject to normal federal and state income taxes for such periods, since FIPMC became a taxable entity concurrent with the December 22, 2000 share exchange.

Unaudited pro forma income tax benefit for the years ended December 31, 2000 and 1999 and the differences between unaudited pro forma income tax benefit at the statutory federal income tax rate of 34% and the unaudited pro forma income tax benefit shown in the accompanying statement of operations for the years ended December 31, 2000 and 1999 are as follows:

	2000	1999
	(Dollars in thousands)
Pro forma income tax benefit at statutory rate	$(429)	$(374)
State tax benefit, net of federal benefit	(88)	(77)
Nondeductible items	10	6

Total	$(507)	$(445)

(4)    Securities

Carrying amounts and fair value of securities available-for-sale as of June 30, 2002, December 31, 2001 and 2000 are summarized as follows:

	June 30, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Dollars in thousands) (Unaudited)
Mortgage-backed securities	$223,986	$2,083	$62	$226,007
U.S. government security	100	2	—	102

	$224,086	$2,085	$62	$226,109

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

	December 31, 2001
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Dollars in thousands)
Mortgage-backed securities	$120,628	$159	$1,204	$119,583
U.S. government securities	100	2	—	102

	$120,728	$161	$1,204	$119,685

	December 31, 2000
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Dollars in thousands)
Mortgage-backed securities	$37,717	$224	$(90)	$37,851
Investment in mutual fund	813	—	(36)	777

	$38,530	$224	$(126)	$38,628

At June 30, 2002, there is one mortgage-backed security classified as held to maturity with a carrying amount of $2,053,000 and fair value of $2,128,000 with an unrealized gain of $75,000. There were no securities held to maturity at December 31, 2001 and 2000.

The amortized cost and fair value of investment securities as of December 31, 2001 and 2000, by contractual maturities, are not shown since maturities may differ from contractual maturities in mortgage-backed securities as the mortgages underlying the securities may be called or prepaid without any penalties. The U.S. government security matures on January 31, 2003.

Securities available-for-sale with a carrying value of approximately $123,814,000, $98,019,000 and $37,716,000 at June 30, 2002, December 31, 2001 and 2000, respectively, were pledged as collateral as follows: $16,132,000, $17,301,000 and $22,717,000, respectively, for advances from the FHLB and $107,682,000, $80,718,000 and $14,999,000, respectively, for various repurchase agreements.

Gross realized gains and losses from the sale of $36,577,000 of securities available-for-sale for the six months ended June 30, 2002 were $173,000 and $117,000, respectively. Gross realized gains and losses from the sale of $37,323,000 of securities available-for-sale for the six months ended June 30, 2001 were $362,000 and $106,000, respectively. Gross realized gains and losses from the sale of $113,122,000 of securities available-for-sale for the year ended December 31, 2001 were $1,530,000 and $106,000, respectively. There were no sales of securities during the years ended December 31, 2000 and 1999.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(5)    Loans and Loans Held-for-Sale

The loan portfolio as of June 30, 2002, December 31, 2001 and 2000 is summarized as follows:

	June 30, 2002	December 31,
		2001	2000
	(Dollars in thousands)
	(Unaudited)
Real estate mortgage loans:
Single-family (one to four units)	$5,242	$7,802	$19,928
Multifamily (five units and over)	283,634	150,338	46,737
Commercial real estate	36,910	23,674	10,631

	325,786	181,814	77,296
Business loans	4,415	2,599	1,842
Business and consumer lines of credit	5,430	5,223	1,995
Consumer loans	68	77	76

Total loans	335,699	189,713	81,209
Premiums for loans purchased	214	262	377
Unearned net loan fees and discounts	(96)	(71)	(66)
Allowance for loan losses	(1,921)	(1,107)	(420)

Loans, net	$333,896	$188,797	$81,100

Loans held-for-sale at June 30, 2002, December 31, 2001 and 2000 consisted of $42,453,000, $51,804,000 and $20,430,000, respectively, in multifamily loans and $2,575,000, $575,000 and $11,676,000, respectively, in commercial real estate loans.

Loans with carrying amounts of approximately $315,853,000, $175,096,000 and $56,970,000 at June 30, 2002, December 31, 2001 and 2000, respectively, were pledged as collateral on advances and a letter of credit from the FHLB. At June 30, 2002, December 31, 2001 and 2000, the Company had $66,520,000, $16,167,000 and $4,953,000, respectively, of excess collateral at the FHLB.

(6)    Allowance for Loan Losses

Changes in the allowance for loan losses for the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001 and 2000 are as follows:

	June 30,		December 31,
	2002	2001	2001	2000
	(Dollars in thousands)
	(Unaudited)
Balance, beginning of period	$1,107	$420	$420	$—
Provision for loan losses	814	228	686	—
Allowance acquired through purchase of Commercial Capital Bank	—	—	—	420
Amounts charged off	—	—	—	—
Recoveries on loans previously charged off	—	—	1	—

Balance, end of period	$1,921	$648	$1,107	$420

The Company did not have an allowance for loan losses prior to December 22, 2000.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(7)    Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation and amortization as of June 30, 2002, December 31, 2001 and 2000 are as follows:

	June 30, 2002	December 31,
		2001	2000
	(Dollars in thousands)
	(Unaudited)
Leasehold improvements	$127	$122	$122
Equipment and furnishings	1,260	1,076	1,027

	$1,387	$1,198	$1,149
Less accumulated depreciation and amortization	921	804	600

	$466	$394	$549

(8)    Deposits

Deposits and the weighted average interest rate at June 30, 2002, December 31, 2001 and 2000 are comprised of the following:

	Weighted average rate at June 30, 2002	Amount	Percent
	(Dollars in thousands)
	(Unaudited)
Savings accounts	1.70%	$2,040	0.8%
Money markets	3.18	64,934	25.3
NOW accounts and non-interest bearing demand	0.03	6,302	2.5

	2.87	73,276	28.6

Certificates of deposit:
90-day	2.18	20,195	7.9
180-day	2.39	27,514	10.7
One-year	2.78	47,467	18.5
Over one year	3.86	11,233	4.4
Jumbo certificates	2.37	53,438	20.9
Brokered certificates	2.66	23,042	9.0

	2.59	182,889	71.4

	2.67	$256,165	100.0%

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

	Weighted average rate at December 31, 2001	Amount	Percent
	(Dollars in thousands)
Savings accounts	1.75%	$3,918	3.3%
Money market	1.95	5,179	4.4
NOW accounts and non-interest bearing demand	0.04	6,460	5.5

	1.11	15,557	13.2

Certificates of deposit:
90-day	2.45	17,700	15.0
180-day	3.06	16,744	14.1
One-year	3.88	29,627	25.0
Over one year	4.34	9,493	8.0
Jumbo certificates	3.27	24,218	20.5
Brokered certificates	2.50	5,000	4.2

	3.33	102,782	86.8

	3.04	$118,339	100.0%

	Weighted average rate at December 31, 2000	Amount	Percent
	(Dollars in thousands)
Savings accounts	4.89%	$3,884	6.4%
Money market	5.88	12,349	20.4
NOW accounts and non-interest bearing demand	0.06	11,407	18.9

	3.41	27,640	45.7

Certificates of deposit:
90-day	5.79	885	1.5
180-day	6.34	891	1.5
One-year	6.58	9,887	16.3
Over one year	6.06	3,304	5.5
Jumbo certificates	6.48	8,821	14.6
Brokered certificates	6.48	9,000	14.9

	6.45	32,788	54.3

	5.01	$60,428	100.0%

The scheduled maturities of the certificates of deposit at June 30, 2002, December 31, 2001 and 2000 are as follows:

	June 30, 2002	December 31,
		2001	2000
	(Dollars in thousands)
	(Unaudited)
Within 12 months	$176,731	$92,111	$31,480
13 to 24 months	5,619	10,013	769
25 months and thereafter	539	658	539

	$182,889	$102,782	$32,788

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

Brokered certificates for $5,000,000, $8,042,000, and $10,000,000 at June 30, 2002 are scheduled to mature on July 15, 2002, January 30, 2003, and June 5, 2003, respectively.

Eligible savings accounts are insured up to $100,000 by the Savings Bank Insurance Fund (SAIF), which is administered by the FDIC. Jumbo certificates are certificates of deposit in excess of $100,000.

At June 30, 2002, the Company had three deposit accounts with the State of California for $30,000,000 that exceeded 5% of total deposits with $6,000,000 maturing on July 1, 2002, $14,000,000 maturing on August 25, 2002 and $10,000,000 maturing on December 16, 2002.

(9)	Repurchase Agreements

The Company enters into sales of securities under agreements to repurchase which generally mature within 60 days. The obligations to repurchase securities sold are reported as a liability on the accompanying balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book-entry securities. During the period, the securities were delivered by appropriate entry into the counterparty’s account.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	Six months ended June 30,		Year ended December 31, 2001
	2002	2001
	(Dollars in thousands)
	(Unaudited)
Average balance during the period	$99,237	$7,223	$20,293
Maximum month-end balance during the period	136,835	14,464	78,752
Securities underlying the agreements at period-end:
Amortized cost	107,682	10,215	80,718
Estimated fair value	108,648	10,234	79,901

The Company did not have any repurchase agreements prior to December 22, 2000. The securities underlying the agreements at December 31, 2000 had an amortized cost of $14,999,100 and an estimated fair value of $15,143,300.

(10) Advances	from Federal Home Loan Bank of San Francisco

Advances from the FHLB of San Francisco are scheduled to mature as follows:

	June 30, 2002		December 31, 2001		December 31, 2000
	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate
	(Unaudited)		(Dollars in thousands)
Due within one year	$62,250	2.8%	$75,931	2.3%	$8,050	6.4%
After one but within two years	81,950	3.7	22,700	3.8	1,300	6.4
After two but within three years	500	5.9	1,200	5.7	7,700	6.0
After four but within five years	—	—	500	5.9	1,200	5.7
After five years	28,274	5.6	28,359	5.6	28,845	5.6

	$172,974	3.7	$128,690	3.4	$47,095	5.9

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

The Company entered into $27 million of advances from the FHLB of San Francisco which have a scheduled ten-year maturity but can be redeemed by the FHLB of San Francisco at its option on a quarterly basis. A total of $9 million cannot be redeemed by the FHLB of San Francisco until the fourth quarter of 2002.

At June 30, 2002, December 31, 2001 and 2000, FHLB of San Francisco advances are collateralized by real estate mortgages totaling approximately $309,253,000, $168,496,000 and $56,970,000, respectively, and mortgage-backed securities totaling approximately $16,132,000, $17,301,000 and $22,717,000, respectively, in addition to the Company’s investment in the capital stock of the FHLB of San Francisco.

During 2001, the Company entered into a $6.6 million letter of credit with the FHLB of San Francisco to use as collateral for one deposit relationship. The Company pays a fee of 0.15% for the letter of credit which matured on January 7, 2002 and subsequently extended to July 1, 2002. The letter of credit is collateralized with $6.6 million of real estate mortgages.

(11)	Warehouse Line of Credit

The Company has one warehouse line of credit agreement (the Agreement) with a financial services company, which provides for borrowings of up to $75 million with interest payable at the one-month London Interbank Offered Rate (LIBOR) plus 1.75%. Such LIBOR rate was 1.84% and 1.87% at June 30, 2002 and December 31, 2001, respectively. The Company is also charged various fees based on the utilization of the line and the profitability of FIPMC. The Agreement expires on September 30, 2002 and management believes it will be renewed. At June 30, 2002 and December 31, 2001, borrowings under the Agreement totaled $40.4 million and $52.4 million, respectively.

Under the Agreement, the Company must comply with certain financial and other covenants including, among other things, the maintenance of a minimum tangible net worth and a maximum leverage ratio. At December 31, 2001, the Company was in compliance with these covenants. The line of credit is collateralized by the related multifamily and commercial real estate mortgage loans included in loans held-for-sale.

At December 31, 2000, the Company had one warehouse line of credit with a financial services company, which provided for borrowings up to $60 million with interest payable at the one-month LIBOR plus 2.0%. Such LIBOR rate was 6.56% at December 31, 2000. At December 31, 2000, borrowings under the Agreement totaled $32.0 million.

(12)	Note Payable

The Company had a note payable in the original amount of $151,000, secured by certain office furniture, bearing annual interest at 8.25%, requiring monthly principal and interest payments of $3,000. As of December 31, 2000, unpaid principal was $112,000. The note was paid in full in January 2001.

(13)	Trust Preferred Securities

On November 28, 2001, CCB Capital Trust I, a Delaware special-purpose business trust and a wholly owned subsidiary of the Company, issued $15 million of Trust Preferred Securities. The interest rate on the securities, which mature in 30 years and are callable beginning in five years, adjusts semiannually at a margin of 3.75% over the six-month LIBOR index. At June 30, 2002, the interest rate on

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

these securities was 5.78%. A rate cap of 11.00% is effective through December 8, 2006. In connection with CCB Capital Trust I’s issuance of these securities, the Company issued to CCB Capital Trust I $15.5 million principal amount of its Junior Subordinated Debentures, due 2031 (the subordinated debentures). The interest rate on the subordinated debentures is a margin of 3.75% over the six-month LIBOR index. The subordinated debentures are and will be the sole assets of CCB Capital Trust I. The Company has a right when certain conditions exist to defer payment of interest on the debentures at any time for a period not to exceed five years, provided that no extension period may extend beyond the stated maturity of the respective debentures. The Company contributed $13.5 million of the $15 million borrowing as a capital contribution to its subsidiary, the Bank, thereby increasing the Bank’s regulatory core capital by that amount. The Company paid debt issuance transaction costs of $495,000.

On March 15, 2002, CCB Capital Trust III, a Delaware special-purpose business trust and wholly owned subsidiary of the Company, issued $5 million of Trust Preferred Securities. The interest rate on the securities, which mature in 30 years and are callable beginning in five years, adjusts quarterly at a margin of 3.75% over the three-month LIBOR index. At June 30, 2002, the interest rate on these securities was 5.75%. A rate cap of 12.00% is effective through July 1, 2007. In connection with CCB Capital Trust III’s issuance of these securities, the Company issued to CCB Capital Trust III $5.2 million principal amount of its Junior Subordinated Debentures, due 2032 (the subordinated debentures). The interest rate on the subordinated debentures is a margin of 3.75% over the three-month LIBOR index. The subordinated debentures are and will be the sole assets of CCB Capital Trust III. The Company has a right when certain conditions exist to defer payment of interest on the debentures at any time for a period not to exceed five years, provided that no extension period may extend beyond the stated maturity of the respective maturities. The Company contributed $4.8 million of the $5 million borrowing as a capital contribution to its subsidiary, the Bank, thereby increasing the Bank’s regulatory capital by that amount. The Company paid debt issuance costs of $180,000.

On March 26, 2002, CCB Statutory Trust II, a Connecticut special-purpose business trust and wholly owned subsidiary of the Company, issued $15 million of Trust Preferred Securities. The interest rate on the securities, which mature in 30 years and are callable beginning in five years, adjusts quarterly at a margin of 3.60% over the three-month LIBOR index. At June 30, 2002, the interest rate on these securities was 5.47%. A rate cap of 11.00% is effective through March 26, 2007. In connection with CCB Statutory Trust II’s issuance of these securities, the Company issued to CCB Statutory Trust II, $15.5 million principal amount of its Junior Subordinated Debentures, due 2032 (the subordinated debentures). The interest rate on the subordinated debentures is a margin of 3.60% over the three-month LIBOR index. The subordinated debentures are and will be the sole assets of CCB Statutory Trust II. The Company has a right when certain conditions exist to defer payment of interest on the debentures at any time for a period not to exceed five years, provided that no extension period may extend beyond the stated maturity of the respective maturities. The Company contributed $11.5 million as a capital contribution to its subsidiary, the Bank, thereby increasing the Bank’s regulatory capital by that amount and $3 million as a capital contribution to its subsidiary, FIPMC, thereby increasing its capital by that amount. The Company paid debt issuance costs of $462,000.

Distributions paid on the above securities are recorded as interest expense in the Consolidated Statement of Operations.

(14)	Income Taxes

Under the Internal Revenue Code, the Company is allowed a deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. The Company is permitted to take deductions for bad debts, but is required to compute such deductions using an experience method.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

The Company will also have to recapture a portion of its tax bad debt reserves which have accumulated over a six-year period which began in 1998. Deferred taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

The cumulative tax effects of the primary temporary differences as of June 30, 2002, December 31, 2001 and 2000 are shown in the following table:

	June 30, 2002	December 31,
		2001	2000
	(Dollars in thousands)
	(Unaudited)
Deferred tax assets:
Purchase accounting adjustments	$566	$566	$565
Stock compensation plans	1,738	1,709	1,652
Unrealized loss on securities available-for-sale	—	428	—
Loan loss allowances	723	286	125
State taxes	245	147	—
Property and equipment	50	28	7
Deferred loan fees	3	6	9
Net operating loss carryforward	—	—	63

Total deferred tax assets	3,325	3,170	2,421

Deferred tax liabilities:
FHLB stock dividends	197	102	39
Unrealized gain on securities available-for-sale	850	—	41
Accrual to cash	29	43	57
Other	1	3	4

Total deferred tax liabilities	1,077	148	141

Net deferred tax assets	$2,248	$3,022	$2,280

At June 30, 2002, December 31, 2001 and 2000, no valuation reserve was considered necessary as management believes it is more likely than not that the deferred tax assets will be realized due to taxes paid in prior years or future operations.

The income tax expense (benefit) recorded in the statement of operations for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 consists of the following:

	June 30, 2002
	Current	Deferred	Total
	(Dollars in thousands)
	(Unaudited)
Federal tax expense	$2,568	$(424)	$2,144
State tax expense	721	(80)	641

Total	$3,289	$(504)	$2,785

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

	June 30, 2001
	Current	Deferred	Total
	(Dollars in thousands) (Unaudited)
Federal tax expense	$340	$(63)	$277
State tax expense	85	15	100

Total	$425	$(48)	$377

	December 31, 2001
	Current	Deferred	Total
	(Dollars in thousands)
Federal tax expense (benefit)	$1,493	$(229)	$1,264
State tax expense	433	19	452

Total	$1,926	$(210)	$1,716

	December 31, 2000
	Current	Deferred	Total
	(Dollars in thousands)
Federal tax expense (benefit)	$—	$(551)	$(551)
State tax expense (benefit)	3	(192)	(189)

Total	$3	$(743)	$(740)

For the year ended December 31, 1999, the Company had a current state tax expense of $2,000.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate (35% for the six months ended June 30, 2002 and 34% for all other periods) to pretax income for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 as follows:

	Six months ended June 30,		Year ended December 31,
	2002	2001	2001	2000	1999
	(Unaudited)		(Dollars in thousands)
Computed “expected” tax expense (benefit)	$2,331	$181	$1,149	$(429)	$(374)
Change in income taxes resulting from:
State income taxes (benefit), net of federal taxes	417	52	299	2	2
Nondeductible goodwill	—	126	254	—	—
FIPMC (taxable) non-taxable	—	—	—	(337)	374
Officer life insurance	(20)	—	7	—	—
Nondeductible items	57	18	7	24	—

	$2,785	$377	$1,716	$(740)	$2

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(15)    Commitments and Contingencies

(a)    Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

The Company’s exposure to loan loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company’s exposure to off-balance-sheet risk for commitments to extend credit or purchase loans is approximately $28.9 million, $31.0 million and $7.9 million as of June 30, 2002, December 31, 2001 and 2000, respectively.

(b)    Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management’s credit evaluation of the counterparty. Collateral held varies but primarily includes real estate and income-producing properties.

(c)    Lease Commitments

The Company leases all of its facilities under operating leases. These agreements currently require aggregate annual payments of $693,000. The leases provide for annual payment adjustments based on changes in the Consumer Price Index. The future minimum rental payments under these leases are as follows:

	June 30, 2002	December 31, 2001
	(Dollars in thousands)
	(Unaudited)
2002	$304	$483
2003	566	468
2004	509	412
2005	158	65
2006	92	—
Thereafter	46	—

	$1,675	$1,428

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

Total rent expense for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000, and 1999 was approximately $284,000, $280,000, $568,000, $433,000, and $395,000, respectively.

(d)    Data Processing Service Commitments

The Bank entered into a maintenance agreement with its data processing and item processing provider, Fiserv, which expires on March 30, 2006. Based on the current volume of activity, the agreement requires monthly maintenance payments of approximately $20,000.

(e)    Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair value of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

(16)    Employee Benefit Plan

The Company has a salary deferral 401(k) plan for all employees who have completed 90 days of service. Employees participating in the 401(k) plan may contribute up to 15% of their salary on a pretax basis, subject to statutory and Internal Revenue Service guidelines. Contributions to the 401(k) plan are invested at the direction of the participant. The Company currently matches 100% of the employee’s contribution up to the first 4% of the employee’s salary. The Company’s contributions to the 401(k) plan were $102,000, $76,000, $132,000, $73,000, and $67,000 in the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000, and 1999, respectively.

(17)    Related Party Transactions

During 2000, the Company provided the Bank with a variety of support services to assist the Bank in its operations. In September 2000, the Company and the Bank entered into a Master Services Agreement, which stipulates the type of services to be provided by the Company to the Bank and the method of payment. For the year 2000, the Bank reimbursed the Company for $514,000 in compensation and benefits, $148,000 in occupany and equipment costs, including depreciation of specific fixed assets and computer equipment acquired by the Company for the Bank, and $28,000 in other miscellaneous costs. Management believes that these reimbursements do not represent the full extent of costs incurred by the Company to support the Bank’s operations during 2000.

Because the Company and the Bank have commonality of ownership and are under common management control, the reported operating results of the Company could significantly differ from what would have been obtained if such entities had been autonomous.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

In 2000, the Company issued a promissory note receivable to the Company’s Chairman and Chief Executive Officer totaling $300,000 and a promissory note receivable to the Company’s Chief Administrative Officer for $200,000. The proceeds from these notes were used in their entirety to buy out a FIPMC principal during 2000. The notes accrued interest at the California Bank and Trust prime rate (9.5% at December 31, 2000) and were due upon demand. The Company received $450,000 in cash during 2000, and the outstanding principal balance and accrued interest at December 31, 2000 was $60,000. On May 25, 2001, the Company purchased 12,251 of the Company’s common shares for $63,000 from the Company’s Chairman and Chief Executive Officer in order to retire the remaining principal and accrued interest.

In the normal course of business, during 2000, FIPMC sold mortgage loans to the Bank. During 2000, FIPMC and the Bank entered into a Master Loan Purchase Agreement, which is on the same terms as similar agreements with other independent third parties. Management believes that the premiums paid by the Bank to FIPMC is equivalent to market price. For the year ended December 31, 2000, FIPMC sold $51.3 million in loans to the Bank for a premium of $364,000, which is recorded as gain on sale of loans in the accompanying Statement of Operations.

During the six months ended June 30, 2002, the Company paid $71,837 in legal fees to the Petersen Law Firm, to which the Company also paid fees of $263,090 for the year ended December 31, 2001 and $3,027 for the year ended December 31, 2000. Gregory G. Petersen, a partner in the firm, is the brother-in-law of Stephen H. Gordon, the Company’s Chairman and Chief Executive Officer.

Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. James G. Brakke, one of the directors of both the Company and the Bank, earned commission income amounting to $91,924 for the six months ended June 30, 2002, $73,005 for the year ended December 31, 2001 and $7,953 for the year ended December 31, 2000 for providing the Company with insurance.

(18)    Earnings Per Share

Information used to calculate earnings per share for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000, and 1999, was as follows:

	Six months ended June 30,		Year ended December 31,
	2002	2001	2001	2000	1999
	(Unaudited)		(Dollars in thousands, except for share amounts)
Net income (loss)	$3,877	$127	$1,556	$(522)	$(1,259)
Weighted average shares:
Basic weighted average number of common shares outstanding	8,934,107	8,564,669	8,680,976	4,593,434	4,451,214
Dilutive effect of stock options	514,932	322,266	322,880	—	—

Diluted weighted average number of common shares outstanding	9,449,039	8,886,935	9,003,856	4,593,434	4,451,214

Net income (loss) per common share:
Basic	$0.43	$0.01	$0.18	$(0.11)	$(0.28)
Diluted	0.41	0.01	0.17	(0.11)	(0.28)

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(19)    Stock Compensation

Employees’ stock option plan:    On January 27, 2000, the Company adopted the Commercial Capital Bancorp 2000 Stock Plan which is both an incentive and nonstatutory stock option plan in which options to purchase shares of the Company’s common stock are granted at the discretion of the board of directors to management, employees, and nonemployee directors. Under the plan, the Company may grant options for up to 3,000,000 shares of common stock. Purchase prices associated with the options are based on the Company’s estimate of the fair market value of the Company’s stock at the time the options are granted. The options, if not exercised, will expire ten years from the date they were granted. Upon certain change of control events, these options will become fully vested.

Other pertinent information relating to the plan follows:

	Six month ended June 30, 2002		Year ended December 31,
			2001		2000		1999
	Shares	Weighted average price	Shares	Weighted average price	Shares	Weighted average price	Shares	Weighted average price
	(Unaudited)
Under option, beginning of period	1,291,224	$2.98	1,293,389	$2.98	180,000	$2.49	—	$—
Issued	890,835	5.47	—	—	1,113,389	3.06	180,000	2.49
Terminated and canceled	(19,952)	—	(2,165)	3.09	—	—	—	—
Exercised	—	—	—	—	—	—	—	—

Under option, end of period	2,162,107	4.00	1,291,224	2.98	1,293,389	2.98	180,000	2.49

Options exercisable, end of period	1,285,555	3.05	1,134,906	2.70	1,045,888	2.51	180,000	2.49
Available for grant, end of period	837,893		1,708,776		1,706,611		—	—

In connection with the December 22, 2000 share exchange between the Company and the Bank discussed in note 2, recipients of options to purchase of Bank common stock exchanged their options for options to purchase Company shares. The exercise price and number of Company’s options were established based upon the relative exchange ratio used to determine the number of shares of Company common stock each participating stockholder received for each share of Bank common stock. There was accelerated vesting of the Bank options upon the share exchange with the Company in accordance with the terms of the Commercial Capital Bank 2000 Stock Plan.

In connection with the December 22, 2000 share exchange between the Company and FIPMC discussed in note 2, recipients of the options to purchase FIPMC common units exchanged their options for options to

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

purchase Company shares. The exercise price and number of options were established based upon the relative exchange ratio used to determine the number of shares of Company common stock each unitholder received for each FIPMC common unit. There was no acceleration of vesting associated with this option exchange.

The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, but elected to continue to apply the accounting provisions of Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, the Company’s net income would have decreased by approximately $133,000, $43,000, $85,000, and $22,000, for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively. Basic and diluted earnings (loss) per share would have been $0.42, $0.40, and $0.01, $0.01 for the six months ended June 30, 2002 and 2001, respectively, and $0.18, $0.17 and $(0.08), $(0.08), respectively, for the years ended December 31, 2001 and 2000, respectively.

In determining the compensation amounts, the value of the options granted in 2002 and 2000 is estimated at the date of grant using the minimum value method prescribed in SFAS No. 123, using a risk-free interest rate of 4.45%, and 5.83%, an estimated life of the option of seven years, and no dividend rate on the stock.

Phantom Unit Awards and Restricted Stock Awards: In the first quarter of 1999, FIPMC established phantom unit award agreements (“Phantom Award Agreements”) whereby three key employees would receive compensation based on the increase in the fair value of FIPMC’s underlying units. Such compensation was to be paid to the employees at a future date in the form of partnership units or common stock of the Company. The Phantom Award Agreements were accounted for as a variable plan based on ratable vesting over a 5 year period. Compensation in the amount of $855,000 and $871,000 was charged to expense during the years ended December 31, 1999 and 2000, respectively.

On December 22, 2000, the Phantom Award Agreements were converted to restricted stock award agreements and the number of shares to be awarded was fixed at 468,000 shares. At the date the plan became a fixed plan, the fair value of the Company’s common stock was $5.17 and the vesting period for the remaining unvested portion was extended to 5 years with cliff vesting to occur at the end of the five year period or upon the occurrence of a change in control or the period subsequent to the lock-up period following an initial public offering (the “Ultimate Vesting Date”). No shares will be delivered to the key employees prior to the Ultimate Vesting Date. The Company is amortizing the remaining deferred compensation to expense related to the restricted stock plan over 5 years. At June 30, 2002 approximately $486,000 remains to be amortized into compensation expense.

(20)    Regulatory Capital Requirements

The Company and FIPMC are not subject to regulatory capital requirements. However, the Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to adjusted assets (as defined) and tangible capital to tangible assets. Management believes, as of June 30, 2002, December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of June 30, 2002 (Unaudited):
Total risk-based capital (to risk-weighted assets)	$45,490	14.9%	$24,486	8.0%	$30,608	10.0%
Tier I (Core) capital (to risk-weighted assets)	43,569	14.2	12,243	4.0	18,366	6.0
Tier I (Core) capital (to adjusted assets)	43,569	8.4	20,884	4.0	26,105	5.0
Tangible capital (to tangible assets)	43,569	8.4	7,831	1.5	N/A	N/A
As of December 31, 2001:
Total risk-based capital (to risk-weighted assets)	$25,697	14.7%	$13,960	8.0%	$17,450	10.0%
Tier I (Core) capital (to risk-weighted assets)	24,590	14.1	6,980	4.0	10,470	6.0
Tier I (Core) capital (to adjusted assets)	24,590	7.9	12,469	4.0	15,586	5.0
Tangible capital (to tangible assets)	24,590	7.9	4,676	1.5	N/A	N/A
As of December 31, 2000:
Total risk-based capital (to risk-weighted assets)	$9,486	12.7%	$5,966	8.0%	$7,457	10.0%
Tier I (Core) capital (to risk-weighted assets)	9,066	12.2	2,983	4.0	4,474	6.0
Tier I (Core) capital (to adjusted assets)	9,066	6.8	5,295	4.0	6,619	5.0
Tangible capital (to tangible assets)	9,066	6.8	1,986	1.5	N/A	N/A

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

(21)    Fair Value of Financial Instruments

The approximate fair value of the Company’s financial instruments is as follows at June 30, 2002, December 31, 2001 and 2000:

			December 31,
	June 30, 2002		2001		2000
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
	(Unaudited)		(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$5,758	$5,758	$37,514	$37,514	$9,111	$9,111
Securities	237,677	237,752	126,052	126,052	40,916	40,916
Loans, net	333,896	339,471	188,797	191,852	81,100	81,043
Loans held-for-sale	45,028	45,537	52,379	52,992	32,106	32,292
Accrued interest receivable	2,942	2,942	1,622	1,622	877	877
Financial liabilities:
Deposits	256,165	258,979	118,339	118,642	60,428	60,436
Securities sold under agreements to repurchase	106,689	106,689	78,752	78,752	14,535	14,535
FHLB advances	172,974	173,733	128,690	131,360	47,095	47,365
Warehouse line of credit	40,409	40,409	52,389	52,389	31,967	31,967
Notes payable	—	—	—	—	112	112
Trust Preferred Securities	35,000	35,000	15,000	15,000	—	—
Accrued interest payable	2,098	2,098	1,542	1,542	736	736

(22)    Parent Only Financial Information

The following Commercial Capital Bancorp (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements:

Statements of Financial Condition

		December 31,
Assets	June 30, 2002	2001	2000
	(Dollars in thousands)
	(Unaudited)
Cash and cash equivalents	$1,015	$328	$—
Securities available-for-sale	4,968	5,001	—
Investment in subsidiaries	67,580	40,885	24,178
Other assets	1,964	1,305	750

Total assets	$75,527	$47,519	$24,928

Liabilities and Stockholders’ Equity
Note payable to subsidiary	$36,080	$15,465	$—
Other borrowings	4,870	4,895	—
Other liabilities	1,166	357	175

Total liabilities	42,116	20,717	175
Stockholders’ equity	33,411	26,802	24,753

Total liabilities and stockholders’ equity	$75,527	$47,519	$24,928

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

Statements of Operations
	Six months ended June 30		Year ended December 31
	2002	2001	2001	2000
	(Dollars in thousands)
	(Unaudited)
Interest income	$172	$—	$11	$—
Interest expense:
Borrowings	833	—	86	—
Amortization of FHLB mark-to-market	—	(75)	(149)	—

Net interest income (expense)	(661)	75	74	—

Noninterest expense:
General and administrative expense	164	84	228	1,038
Goodwill amortization	—	371	748	—

Total noninterest expense	164	455	976	1,038

Loss before income tax benefit, dividends from subsidiaries, and equity in undistributed income of subsidiaries	(825)	(380)	(902)	(1,038)
Income tax benefit	347	4	63	743
Dividends from subsidiaries	—	263	637	—
Equity in undistributed earnings (loss) of subsidiaries	4,355	240	1,758	(227)

Net income (loss)	$3,877	$127	$1,556	$(522)

Statements of Cash Flows
	Six months ended June 30		Year ended December 31
	2002	2001	2001	2000
	(Dollars in thousands)
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$3,877	$127	$1,556	$(522)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed earnings (loss) of subsidiaries	(4,355)	(240)	(1,758)	227
Deferred tax expense (benefit)	(29)	(4)	(62)	(710)
Amortization	19	296	—	—
Stock compensation expense	69	69	139	871
Decrease (increase) in other assets	(630)	(11)	(498)	(40)
Increase (decrease) in other liabilities	809	(436)	182	174
Other	4	(100)	(4)	—

Net cash used in operating activities	(236)	(299)	(445)	—

Cash flows from investing activities:
Investment in subsidiaries	(20,061)	(646)	(14,921)	—
Acquisition of minority interest of subsidiary	—	—	(1,249)	—
Dividends received from subsidiary	—	263	637	—
Acquisition of assets from subsidiary	—	(148)	(148)	—
Purchase of securities available-for-sale	—	—	(5,041)	—
Proceeds from repayments of securities	134	—	4	—

Net cash used in investing activities	(19,927)	(531)	(20,718)	—

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

Statements of Cash Flows

	Six months ended June 30,		Year ended December 31,
	2002	2001	2001	2000
	(Dollars in thousands)
	(Unaudited)
Cash flows from financing activities:
Common stock issued	$1,232	$842	$1,596	$—
Common stock purchased	(357)	—	—	—
Proceeds from trust preferred securities issued by subsidiary	20,000	—	15,000	—
Net increase (decrease) in securities sold under agreements to repurchase	(25)	—	4,895	—

Net cash provided by financing activities	20,850	842	21,491	—

Net increase in cash and cash equivalents	687	12	328	—
Cash and cash equivalents:
Beginning of period	328	—	—	—

End of period	$1,015	$12	$328	$—

(23)    Operating Segments

The Company’s primary operating segments consist of the Bank and FIPMC which are separate operating subsidiaries. See note 1 for descriptions of these two entities and their operations. The Bancorp and other category reflects holding company only operations and the elimination of intercompany transactions upon consolidation. Accounting policies followed by the operating segments are consistent with those followed on a consolidated basis. The Bank reimburses FIPMC for actual expenses incurred by FIPMC on the Bank’s behalf. Financial highlights by line of business were as follows:

	Six months ended June 30, 2002
	(Dollars in thousands)
	(Unaudited)
Condensed income statement	Bank	FIPMC	Bancorp/ other	Total
Net interest income after provision for loan losses	$6,754	$1,885	$(438)	$8,201
Noninterest income	329	4,069	(1,905)	2,493
Noninterest expense	2,523	1,343	166	4,032
Income taxes	1,890	1,949	(1,054)	2,785

Net income	$2,670	$2,662	$(1,455)	$3,877

Total assets	$537,719	$109,300	$2,097	$649,116

COMMERCIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)
June 30, 2002 (Unaudited) and December 31, 2001, 2000, and 1999

	Year ended December 31, 2001
	(Dollars in thousands)
Condensed income statement	Bank	FIPMC	Bancorp/ other	Total
Net interest income after provision for loan losses	$4,411	$1,370	$164	$5,945
Noninterest income	1,677	4,524	(1,259)	4,942
Noninterest expense	3,753	2,778	976	7,507
Income taxes	964	1,290	(538)	1,716

Income before minority interest	1,371	1,826	(1,533)	1,664
Income allocated to minority interest	108	—	—	108

Net income	$1,263	$1,826	$(1,533)	$1,556

Total assets	$325,624	$95,243	$2,824	$423,691

	Year ended December 31, 2000
	(Dollars in thousands)
Condensed income statement	Bank	FIPMC	Bancorp/ other	Total
Net interest income after provision for loan losses	$—	$5	$—	$5
Noninterest income	—	2,375	—	2,375
Noninterest expense	—	2,604	1,038	3,642
Income taxes	—	3	(743)	(740)

Net loss	$—	$(227)	$(295)	$(522)

Total assets	$133,077	$34,791	$13,639	$181,507

Segment information for the year ended December 31, 1999 has not been presented since the Company’s operational results were derived entirely from FIPMC’s operations.

(24)    Subsequent Events

On August 28, 2002, the Company issued options to its directors and employees for the purchase of 825,000 shares at a weighted average exercise price of $9.70 per share. The fair market value of the shares was determined to be $9.00 at the date of issuance, based on recent contemporaneous cash transactions.

On July 1, 2002, the Company acquired from related parties Financial Institutional Partners, LLC (FIP, LLC), a NASD-regulated broker dealer, and its managing member, FIP, Inc. FIP, LLC was merged into FIP, Inc. and the corporate name was changed to ComCap Financial Services, Inc. A total of $79,000 in cash was paid to a related party who is an officer and director of the Company in order to acquire the broker dealer.

On July 23, 2002, the Bank entered into the following agreements with each of Messrs. Gordon, DePillo, Kavanaugh, Hagerty and Watson, and FIPMC entered into the following agreements with Mr. Williams; (1) a split dollar agreement, (2) a salary continuation agreement and (3) an executive bonus agreement.

Pursuant to the split dollar agreements, the Bank or FIPMC, as applicable, purchased life insurance policies for each executive and paid premiums on such policies. Each executive has the right to designate the beneficiary for his policy. Each executive has no right under the life insurance policies upon the executive’s termination for cause or voluntary termination prior to the executive’s sixtieth birthday.

Pursuant to the salary continuation agreements, the Bank or FIPMC, as applicable, agreed to pay certain benefits to each executive upon their retirement, involuntary termination, disability, or upon a change of control. Upon their retirement, defined as any termination of employment after the executive’s sixtieth birthday, the executives will be entitled to an annual benefit, payable in equal monthly installments for twenty years. The Bank and FIPMC have reserved the right to increase such benefit. Upon an involuntary termination or a disability, the executives will be entitled to a lump sum payment that increases over time depending on when the involuntary termination or disability occurs. An involuntary termination is defined as any termination prior to retirement other than an approved leave of absence, termination for cause, disability or any termination within twelve months following a change of control. In the event of a change of control, the executives will be entitled to an annual benefit for twenty years, payable in equal monthly installments, which payments will commence on the month following the executive’s sixtieth birthday. The benefit payable in connection with a change in control will be in lieu of any other benefit under the salary continuation agreements. A change of control is defined as a transfer of more than 50% of the Bank’s or FIPMC’s, as applicable, outstanding common stock to one entity or person followed within twelve months by the executive’s involuntary termination. All payments under the salary continuation agreements will cease upon the executive’s death.

Pursuant to the executive bonus agreements, the Bank or FIPMC, as applicable, agreed to pay each executive a bonus award for each calendar year equal to the executive’s economic benefit under the split dollar agreement divided by one minus the Bank’s or FIPMC’s, as applicable, marginal income tax rate for the calendar year preceding such payment. The Bank or FIPMC, as applicable, will continue to pay the bonus until the earlier of the executive’s voluntary termination, death or termination for cause. The Bank and FIPMC have the right to terminate the executive bonus agreements at any time.

                     SHARES

COMMERCIAL CAPITAL BANCORP, INC.

COMMON STOCK

PROSPECTUS

Sandler O’Neill & Partners, L.P.	Friedman Billings Ramsey

                                         , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$5,500
Nasdaq listing fee	105,000
NASD filing fee	6,500
Legal fees and expenses	350,000*
Accounting fees and expenses	130,000*
Printing	125,000*
Miscellaneous expenses	28,000*

Total	$750,000*

*	Estimated.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15    Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a)    The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Nevada (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b)    The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c)    Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d)    The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e)    The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f)    No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1)    That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2)    That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1.    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)    Is not liable pursuant to NRS 78.138; or

(b)    Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)    Is not liable pursuant to NRS 78.138; or

(b)    Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1.    Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)    By the stockholders;

(b)    By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)    If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)    If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.    The articles or incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.    The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)    Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)    Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1.    A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2.    The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)    The creation of a trust fund.

(b)    The establishment of a program of self-insurance.

(c)    The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)    The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3.    Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4.    In the absence of fraud:

(a)    The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)    The insurance or other financial arrangement:

(1)    Is not void or voidable; and

(2)    Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5.    A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

Since August 1, 1999, we have completed the following sales of unregistered securities:

From March 27, 2001 to June 14, 2002, we sold 529,330 shares of common stock to 32 private investors for aggregate proceeds of approximately $2,850,000. We relied on the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended.

We have granted 2,967,526 options to purchase shares of our common stock with exercise prices ranging from $2.454 to $9.90 to our directors, officers and employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701.

On December 22, 2000, in connection with our reorganization, we issued 8,546,866 shares of common stock to senior common unitholders and preferred unitholders of FIPMC and to shareholders of the Bank. We relied on the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended.

On November 28, 2001, our special purpose business trust, CCB Capital Trust I, issued $15,000,000 of trust preferred securities in a private placement offering for which Sandler O’Neill & Partners L.P. acted as placement agent. In connection with this transaction, we issued certain junior subordinated debentures and guarantees. We and CCB Capital Trust I relied on the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended.

On March 15, 2002, our special purpose business trust, CCB Capital Trust III, issued $5,000,000 of trust preferred securities in a private placement offering to one investor. In connection with this transaction, we issued certain junior subordinated debentures and guarantees. We and CCB Capital Trust III relied on the exemption from the registration requirements set forth in Rule 144A and Section 4(2) of the Securities Act of 1933, as amended.

On March 26, 2002, our wholly-owned financing trust, CCB Statutory Trust II, issued $15,000,000 of trust preferred securities in a private placement offering for which Keefe, Bruyette & Woods, Inc. and FTN Financial, acted as placement agent. In connection with this transaction, we issued certain junior subordinated debentures and guarantees. We and CCB Statutory Trust II relied on the exemption from the registration requirements set forth in Rule 144A of the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)    List of Exhibits:

Exhibit No.	Exhibit

1.0	Form of Underwriting Agreement.

3.1	Articles of Incorporation of Commercial Capital Bancorp, Inc., as amended.

3.2	Bylaws of Commercial Capital Bancorp, Inc., as amended.

4.0	Specimen stock certificate of Commercial Capital Bancorp, Inc.

4.1	Indenture dated November 28, 2001 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company.

4.2	Indenture dated March 15, 2002 between Commercial Capital Bancorp, Inc. and Wells Fargo Bank, National Association.

4.3	Indenture dated March 26, 2002 between Commercial Capital Bancorp, Inc. and State Street Bank & Trust Company of Connecticut, N.A.

Exhibit No.	Exhibit

5.0	Opinion of Kelley Drye & Warren LLP.

10.1	Commercial Capital Bancorp, Inc. 2000 Stock Plan.

10.2	Warehousing Credit and Security Agreement between Financial Institutional Partners Mortgage Corporation and Residential Funding Corporation.*

10.3	Employment Agreement dated September 13, 2001 between Commercial Capital Bancorp, Inc. and Stephen H. Gordon. (1)

10.4	Employment Agreement dated September 13, 2001 between Commercial Capital Bank, FSB and Stephen H. Gordon. (1)

10.5	Employment Agreement dated September 13, 2001 between Commercial Capital Bancorp, Inc. and Scott F. Kavanaugh. (2)

10.6	Employment Agreement dated September 13, 2001 between Commercial Capital Bank, FSB and Scott F. Kavanaugh. (3)

10.7	Amended and Restated Declaration of Trust among Commercial Capital Bancorp, Inc., Wilmington Trust Company and the Administrative Trustees of CCB Capital Trust I dated November 28, 2001.

10.8
Amended and Restated Declaration of Trust among Commercial Capital Bancorp, Inc., Wells Fargo Bank, National Association, First Union Trust Company and the Administrative Trustees of CCB Capital Trust III dated March 15, 2002.

10.9
Amended and Restated Declaration of Trust among Commercial Capital Bancorp, Inc., State Street Bank & Trust Company of Connecticut, N.A. and the Administrative Trustees of CCB Statutory Trust II dated March 26, 2002.

10.10	Guarantee Agreement between Commercial Capital Bancorp, Inc. and Wilmington Trust Company dated November 28, 2001.

10.11	Guarantee Agreement between Commercial Capital Bancorp, Inc. and Wells Fargo Bank, National Association dated March 15, 2002.

10.12	Guarantee Agreement between Commercial Capital Bancorp, Inc. and State Street Bank & Trust Company of Connecticut, N.A. dated March 26, 2002.

10.13
Membership Interest Purchase Agreement dated as of July 1, 2002 among Stephen H. Gordon, David S. DePillo, Scott F. Kavanaugh and Kerry C. Kavanaugh of the Kavanaugh Family Trust, dated November 20, 1995, and Commercial Capital Bancorp, Inc.

10.14	Split Dollar Agreement dated July 26, 2002 between Commercial Capital Bank, FSB and Stephen H. Gordon. (4)(5)

10.15	Salary Continuation Agreement dated July 26, 2002 between Commercial Capital Bank, FSB and Stephen H. Gordon.(4)(5)

10.16	Executive Bonus Agreement dated July 26, 2002 between Commercial Capital Bank, FSB and Stephen H. Gordon. (4)(5)

21.0	Subsidiaries of the Registrant.

23.1	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.0).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page to Registration Statement).

*      To be filed by amendment.
(1)	Each of the Registrant and Commercial Capital Bank, FSB has entered into substantially identical agreements with Mr. DePillo.
(2)	The Registrant has entered into substantially identical agreements with Messrs. Kavanaugh, Hagerty, Watson, Williams and Sanchez, with the only differences being with respect to titles and salary.
(3)	Commercial Capital Bank, FSB has entered into substantially identical agreements with Messrs. Kavanaugh, Hagerty, Watson and Sanchez, with the only differences being with respect to titles and salary.

(4)
Commercial Capital Bank, FSB has entered into substantially identical agreements with Messrs. DePillo, Kavanaugh, Hagerty and Watson, with the only differences being the amounts paid under each agreement.

(5)	Financial Institutional Partners Mortgage Corporation has entered into a substantially similar agreement with Mr. Williams, with the only differences being the amounts paid under each agreement.

(b)    Financial Statement Schedules.

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on the 16th day of September of 2002.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ Stephen H. Gordon
Stephen H. Gordon Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Stephen H. Gordon and Christopher G. Hagerty, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-1, and any Registration Statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title	Date

/s/ Stephen H. Gordon Stephen H. Gordon	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 16, 2002

/s/ David S. DePillo David S. DePillo	President, Chief Operating Officer and Director	September 16, 2002

/s/ Scott F. Kavanaugh Scott F. Kavanaugh	Executive Vice President, Chief Administrative Officer and Director	September 16, 2002

/s/ Christopher G. Hagerty Christopher G. Hagerty	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2002

/s/ Kenneth A. Barnett Kenneth A. Barnett	Director	September 16, 2002

/s/ James G. Brakke James G. Brakke	Director	September 16, 2002

/s/ Robert J. Shackleton Robert J. Shackleton	Director	September 16, 2002

/s/ Barney R. Northcote Barney R. Northcote	Director	September 16, 2002